UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS

AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2021

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________________ to __________________

Commission file number       1-11758

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

Morgan Stanley 401(k) Plan

c/o Morgan Stanley Benefits Department

750 Seventh Ave.

New York, NY 10019

B.	Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

MORGAN STANLEY

1585 Broadway

New York, NY 10036

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Morgan Stanley 401(k) Plan
(Name of Plan)

Date:	June 24, 2022	By:	/s/ Adam Kudelka
(Signature)
		Name:	Adam Kudelka
		Title:	Morgan Stanley Head of Rewards

Morgan Stanley
401(k) Plan

Employer ID Number: 20-8764829

Plan Number: 003

Financial Statements at December 31, 2021 and
2020, and for the Year Ended December 31, 2021,
Supplemental Schedule at December 31, 2021, and Report of Independent Registered Public Accounting Firm

MORGAN STANLEY 401(k) PLAN

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits at December 31, 2021 and 2020	3

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2021	4

Notes to Financial Statements at December 31, 2021 and 2020, and for the Year Ended December 31, 2021	5–18

SUPPLEMENTAL SCHEDULE:

Form 5500, Schedule H, Line 4i — Schedule of Assets (Held at End of Year) at December 31, 2021	19–74

NOTE:	All other schedules required by section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended, have been omitted because they are not applicable

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Participants and Plan Administrator of Morgan Stanley 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statement of net assets available for benefits of Morgan Stanley 401(k) Plan (the "Plan") as of December 31, 2021, the related statement of changes in net assets available for benefits for the year ended December 31, 2021, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2021, and the changes in net assets available for benefits for the year ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplemental Schedule

The supplemental schedule of assets (held at end of year) as of December 31, 2021 has been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental schedule is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in compliance with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ DELOITTE & TOUCHE LLP

New York, New York

June 24, 2022

We have served as the auditor of the Plan since 2022.

Crowe LLP Independent Member Crowe Global

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Participants and Administrator of the

Morgan Stanley 401(k) Plan

New York, New York

Opinion on the Financial Statements

We have audited the accompanying statement of net assets available for benefits of Morgan Stanley 401(k) Plan (the "Plan") as of December 31, 2020, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statement presents fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ Crowe LLP
Crowe LLP

We served as the Plan’s auditor from 2014 to 2021.

New York, New York

June 18, 2021

MORGAN STANLEY 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AT DECEMBER 31, 2021 AND 2020

	2021	2020
ASSETS:
Participant-directed investments at fair value	$18,692,348,026	$15,328,203,825

Receivables:
Plan mergers (Note 1)	735,722,135	-
Employer contributions	325,235,158	286,107,963
Notes receivable from participants	123,439,581	118,114,863
Receivables for securities sold and other	83,188,383	263,108,057
Total Receivables	1,267,585,257	667,330,883

Total Assets	19,959,933,283	15,995,534,708

LIABILITIES:
Participant-directed investments at fair value	25,751,247	30,038,010
Payables for securities purchased and other	238,953,825	432,737,634

Total Liabilities	264,705,072	462,775,644

NET ASSETS AVAILABLE FOR BENEFITS	$19,695,228,211	$15,532,759,064

See notes to the financial statements.

MORGAN STANLEY 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2021

ADDITIONS:
Net investment income:
Net appreciation in fair value of investments	$2,394,113,029
Dividends and interest	135,750,367
Net investment income	2,529,863,396

Employer contributions	325,235,157
Participant contributions	583,113,741
Rollover contributions	107,576,428
Total contributions	1,015,925,326

Interest income on notes receivable from participants	5,633,630

Total additions	3,551,422,352

DEDUCTIONS:
Benefits paid to participants	925,639,574
Administrative fees	17,428,327

Total deductions	943,067,901

Net increase in net assets before plan mergers	2,608,354,451

Plan mergers (Note 1)	1,554,114,696

Net increase in net assets available for benefits	4,162,469,147

NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year	15,532,759,064

End of year	$19,695,228,211

See notes to the financial statements.

NOTES TO FINANCIAL STATEMENTS

AT DECEMBER 31, 2021 AND 2020, AND FOR THE YEAR ENDED DECEMBER 31, 2021

1.	DESCRIPTION OF THE PLAN

The following summary of the Morgan Stanley 401(k) Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information. Terms used in this description have the same meaning as in the Plan document.

General — The Plan is a profit-sharing plan that includes a “qualified cash or deferred arrangement” as described in Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan’s interest in the Morgan Stanley Stock Fund is designated as an employee stock ownership plan within the meaning of Code section 4975(e)(7) to the extent provided in the Plan.

Morgan Stanley Domestic Holdings, Inc. (the “Plan Sponsor”) is a corporation wholly-owned by Morgan Stanley Capital Management, LLC, a limited liability company whose sole member is Morgan Stanley (the “Company”). The Plan Sponsor has delegated certain functions to Morgan Stanley Services Group Inc. (“MSSG”), a corporation wholly-owned by the Plan Sponsor. The Company’s Chief Human Resources Officer or his or her delegate (the “Plan Administrator”) has the authority to control and manage the operation and administration of the Plan, make rules and regulations, and take actions to administer the Plan. The Plan Administrator has delegated certain operational and administrative responsibilities to certain employees in the Company’s Human Resources department.

The Company acquired E*TRADE Financial Corporation, Eaton Vance Corp., and Hyas Group LLC in the third quarter of 2020, first quarter of 2021 and fourth quarter of 2021, respectively. In connection with the acquisitions, the E*TRADE 401(k) Plan (the “E*TRADE Plan”), Eaton Vance Profit Sharing and Savings Plan (the “Eaton Vance Plan”), and Hyas Group 401(k) Profit Sharing Plan (the “Hyas Plan”) were merged into the Plan, and participants of the E*TRADE Plan, the Eaton Vance Plan and the Hyas Plan became members of the Plan effective at the close of business on December 31, 2021.  The final valuations for the Eaton Vance Plan, the E*TRADE Plan and the Hyas Plan were performed at market close on December 31, 2021 and each plan’s assets, including notes receivable from participants, were merged into the Plan’s assets. The Eaton Vance Plan’s investment assets of $807.5 million are reported in Participant-directed investments at fair value in the Statement of Net Assets. The investment assets of the E*TRADE Plan and Hyas Plan were liquidated and the proceeds wired to the Plan before the close of business on December 31, 2021. The transfer amounts of $730.2 million for the E*TRADE Plan and $5.6 million for the Hyas Plan are recorded in Plan mergers receivable in the Statement of Net Assets as the wires settled subsequent to year-end.

All of the Plan’s investments are held in a trust account at The Northern Trust Company, N.A. (the “Trustee”).

Eligibility — U.S. benefits-eligible employees, generally defined as full-time and part-time (regularly scheduled to work at least 50% of the Company’s standard work week) employees of participating companies are eligible to participate in the Plan upon hire.

Part-time employees who are regularly scheduled to work less than 50% of the Company’s standard work week may elect to commence participation in the Plan on the later of (A) the date their employment commences or (B) January 1, 2018, without regard to age.

Individuals who are (a) classified by a participating company as non-U.S. benefits-eligible workers, interns, summer associates, contingent workers, leased workers, independent contractors or consultants, regardless of whether or not such classification is subsequently upheld for any purpose by a court or federal, state or local administrative authority; (b) covered by a collective bargaining agreement with respect to which a participating company is a party, unless such agreement provides for participation in the Plan; (c) first hired or transferred to a participating company while in an hourly status on or after July 1, 2004; or (d) Puerto Rico residents, are not eligible to participate in the Plan.

Effective January 1, 2020, hourly employees are eligible to participate in the Plan. Eligible participants who terminate employment and are later rehired by a participating company may participate in the Plan immediately upon rehire.

Employee Contributions — Eligible participants may elect to contribute before-tax and/or Roth after-tax contributions of 1% to 30% of eligible pay subject to Code limits ($19,500 for 2021). Those participants who have attained at least age 50 by the end of 2021 may elect an additional before-tax or Roth after-tax “Catch-Up Contribution” of 1% to 30% of eligible pay, subject to Code limits ($6,500 for 2021).

Certain eligible participants may also elect to contribute non-Roth after-tax contributions of 1% to 30% of eligible earnings. Participants eligible to make non-Roth after-tax contributions include eligible employees considered to be non-highly compensated employees (for 2021, employees who earned less than $274,984 during 2020). Participants may also contribute amounts representing eligible rollover distributions from other qualified retirement plans, excluding other qualified plans sponsored by the Company and its affiliates. All contributions are subject to certain Code limitations.

Company Contributions — In addition to the eligibility requirements for each type of Company Contribution described below, to be eligible for Company Contributions for any given Plan Year, a participant must be actively at work or on an authorized leave of absence on December 31 or, during the year, have terminated employment because of Retirement, Release, Total and Permanent Disability (each as defined by the Plan) or died. Company Contributions are generally credited to participant accounts during the first quarter of the year following the calendar year for which the contribution amounts are determined.

Company Match: For employees (except Senior Advisors and Advisory Directors (or equivalent titles) each as defined in the Plan) with eligible pay between $100,000 and $275,000, the Plan-provided Company Match for 2021 was one dollar for each dollar of before-tax and/or Roth after-tax contributions that eligible participants contributed to the Plan, up to a maximum of 5% of eligible pay. For these employees, the maximum Company Match for 2021 was $14,500. For employees with eligible pay under $100,000 or over $275,000, the Plan-provided Company Match for 2021 was one dollar for each dollar of before-tax or Roth after-tax contributions that eligible participants contributed to the Plan, up to a maximum of 4% of eligible pay, up to the Code limit of

$290,000. For these employees, the maximum Company Match for 2021 was $11,600. The Company Match is made at the discretion of the Plan Sponsor.

The 2021 Company Match contributions were invested according to each participant’s investment elections on file or in a default fund or funds, as selected by the Plan Administrator. The 2021 Company Match was $290,987,015, of which $8,507,874 was covered by forfeitures held by the Plan. The contribution was recorded as Employer contributions receivable at December 31, 2021 and paid in cash by the Company to the Plan in January 2022. The 2020 Company Match was $250,708,022, of which $5,664,966 was covered by forfeitures held by the Plan. The contribution was recorded as Employer contributions receivable at December 31, 2020 and paid in cash by the Company to the Plan in January 2021.

Fixed Contribution: Eligible employees with annualized base pay and eligible annual pay of $100,000 or less and who are not employed as Financial Advisors, Producing Assistant Branch Managers, Producing Branch Managers, or Producing Sales Managers (or equivalent title), Advisory Directors or Senior Advisors (or equivalent title) at December 31 and who are not Saxon employees of Morgan Stanley’s U.S. Residential Mortgage Business receive a Fixed Contribution of 2% of eligible pay regardless of whether they contribute to the Plan or receive a Company Match. The 2021 Fixed Contribution of $15,271,415 was recorded as Employer contributions receivable at December 31, 2021 and paid in cash by the Company in January 2022. The 2020 Fixed Contribution of $16,730,595 was recorded as Employer contributions receivable at December 31, 2020 and paid in cash by the Company in January 2021.

Citi Pension Transition Contributions: To be eligible for Citi Pension Transition Contributions, employees who transferred from Citigroup to the Company or its affiliates in connection with the formation of the Company’s Wealth Management business segment must have been notified by Citigroup that their prior plan benefit opportunity qualified them for transition contributions under the Citigroup 401(k) Plan and they must have been at least age 45 with five or more years of service, including prior Citigroup service, at December 31, 2010. Citi Pension Transition Contributions were available for up to 10 Plan Years, beginning with the 2011 Plan year and ending with the 2020 Plan Year.

The Citi Pension Transition Contributions are based on the one-time calculation Citigroup performed to determine the percentage of annual eligible pay for the annual transition contributions under the Citigroup 401(k) Plan. The 2020 Citi Pension Transition Contribution of $1,933,140 was recorded as Employer contributions receivable at December 31, 2020 and paid in cash by the Company in January 2021. The Citi Pension Transition Contributions ended with the 2020 Plan Year.

Morgan Stanley Transition Contribution: Eligible employees are those who earned a Morgan Stanley pension benefit or received a 401(k) Plan Retirement Contribution during 2010 and at December 31, 2010 were employed by a participating company and at least age 45 with five or more years of service. Eligible employees receive a Morgan Stanley Transition Contribution regardless of whether or not they contribute to the Plan. Morgan Stanley Transition Contributions may be available under the Plan for up to 10 Plan Years, beginning with the 2011 Plan Year and ending with the 2020 Plan Year.

The 2020 Morgan Stanley Transition Contribution of $22,401,172 was recorded as Employer contributions receivable at December 31, 2020 and paid in cash by the Company in January 2021. The Morgan Stanley Transition Contribution ended with the 2020 Plan Year.

Participant Accounts — Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contributions, allocations of Company Contributions and Plan earnings, and charged with an allocation of Plan losses and administrative expenses not otherwise paid by the Plan Sponsor, and reduced by the amount of any benefit payments to such participant. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Investments — Participants direct the investment of their contributions into various investment options offered by the Plan, which are subject to change from time to time. At December 31, 2021, the Plan offered mutual funds, commingled or collective trust funds, employer stock fund, and separately managed accounts (“Separate Accounts”).

The Plan is intended to meet the requirements of Section 404(c) of ERISA, with the result that participants, and no other fiduciaries, are responsible for the investment of their Plan accounts.

Employer Stock Provisions — The Morgan Stanley Stock Fund is invested primarily in “employer securities” (as defined in the Code), is designated an employee stock ownership plan to the extent provided in the Plan, and is subject to additional plan provisions, including the ability of eligible participants to elect to receive current cash dividend distributions relating to the Morgan Stanley Stock Fund.

Voting and Tender Rights — Each participant may direct a vote on shares of Company common stock in the Morgan Stanley Stock Fund that are allocated to his or her Plan account. Each participant is to be notified prior to the time that voting rights are to be exercised. Unvoted shares, including shares held in the Plan’s forfeiture account, are to be voted in the same proportion as the total actual votes cast by participants with respect to shares held in the Morgan Stanley Stock Fund for or against the matter under consideration. Similar rules apply to tender or other similar rights appurtenant to Company common stock held in the Morgan Stanley Stock Fund, except that shares for which no tender direction is given by the participant will not be tendered. If there is a tender for less than all shares or if there are more tender directions than can be satisfied, participant shares are to be tendered on a pro rata basis.

Vesting — Participants are vested immediately in their Employee Contributions plus earnings thereon. Generally, participants are vested in any Company Contributions upon the earlier of: (i) completion of three years of service, or (ii) termination of employment due to death, retirement, Release or Total and Permanent Disability, each as defined by the Plan. There is no partial vesting. A participant is always fully vested in dividends paid with respect to the Morgan Stanley Stock Fund.

Other — Certain reservists and persons who provide military service are entitled to additional rights under the Plan. Additional rules apply in the event that the Plan becomes top-heavy as described in the Code. In 2020, certain participants were entitled to additional rights relating to distributions under the Plan in accordance with the Coronavirus Aid, Relief and Economic Security (CARES) Act.

Forfeitures — Unvested portion of a participant’s account may be forfeited on termination of such participant’s employment for specified reasons. Forfeitures are used to reduce the year-end Company Contributions and pay certain Plan expenses.

Notes Receivable from Participants — Generally, a participant may borrow up to the lesser of $50,000 or 50% of his/her vested Plan account. Beginning March 7 and ending December 31, 2020,

certain eligible employees were permitted to borrow up to $100,000 from the Plan in accordance with the CARES Act. Loans are secured by the balance in the participant’s account and bear interest at a rate determined by the Plan Administrator. Fixed, Retirement and Transition Contributions, each as defined by the Plan, are not eligible for loans. Each loan processed incurs a $75 administrative fee. Generally, principal and interest are paid ratably through payroll deductions back to the individual participant’s account; participants may fully or partially pre-pay their loans without penalty. Loans become due on termination of employment, except (1) prior to August 1, 2020, in the case of Release, in which case a participant may continue repayments for up to 12 months, or the due date for the loan, whichever is earlier and (2) for loans that are outstanding on or after August 1, 2020, the principal and interest due thereon shall be repaid over the remaining term of the loan with respect to a terminated participant. Loan repayments due between March 27, 2020 and December 31, 2020 were permitted to be suspended for up to one year in accordance with the CARES Act. Effective June 26, 2020, a participant may have two outstanding loans at a time.

Payment of Benefits — Participants may elect to receive all or a portion of their vested account balance following termination of employment.

Participants may withdraw any vested amount allocated to their accounts while in service after attaining age 59-1/2. In the event of a hardship (as defined in the Plan), participants regardless of age may withdraw their vested Employee and Company Contributions to the extent permitted by the Plan. Voluntary Employee Contributions made before 1984 and after-tax Employee Contributions made after 1983 also may be withdrawn in service without regard to the participant’s age, subject to Plan terms. Payments are made in cash and/or in-kind in shares of Morgan Stanley stock at the direction of the participant. Non-hardship withdrawals are limited to eight per year (Note 7). Between May 15, 2020 and December 31, 2020, certain eligible participants were permitted to withdraw up to $100,000 from their Plan account in accordance with the CARES Act.

A participant may elect to receive his or her vested interest in the Morgan Stanley Stock Fund in-kind. Shares are recorded electronically in book entry form on the records of the Company’s transfer agent, Broadridge Financial Solutions, Inc.

Plan Termination — Although it has not expressed any intent to do so, the Plan Sponsor (or its delegate, MSSG) has the right under the Plan to terminate the Plan subject to the provisions of ERISA. In such event, participants become fully vested in any Company Contributions to the extent required by the Code.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The Plan’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates — The preparation of financial statements requires Plan management to make estimates and assumptions regarding the valuation of certain financial instruments that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from the estimates and assumptions used.

Administrative Expenses — Administrative expenses of the Plan are paid by the Plan, unless paid by the Plan Sponsor, as provided in the Plan document. The Plan Sponsor is under no obligation to pay the Plan’s administrative expenses. Participants pay administrative costs for loans, distributions and qualified domestic relation orders.

All investment management and transaction fees directly related to the Plan investments are paid by the Plan. Management fees and operating expenses charged to the Plan for investments are deducted from income earned on a daily basis and are not separately reflected. Consequently, investment management fees and operating expenses are reflected as a reduction of investment return for such investments.

Payment of Benefits — Benefit payments to participants are recorded upon distribution. Amounts allocated to participants who elected to withdraw from the Plan during the year ended December 31, 2021 generally were paid prior to the year end. Amounts requested in the Plan Year but paid subsequent to the Plan Year were not significant.

Risks and Uncertainties — The Plan utilizes various investment options, including derivative instruments. Investments, in general, are exposed to various risks, such as interest rate, market liquidity and credit risks, as well as overall market volatility. Market risks include global events which could impact the value of investment securities, such as pandemic or international conflict. Due to the level of risk associated with certain investments and the sensitivity of certain fair value estimates to changes in valuation assumptions, it is reasonably possible that changes in value of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the financial statements.

Included in investments at December 31, 2021 are shares of the Plan sponsor’s common stock, which represent sixteen percent of participant-directed investments at December 31, 2021. A significant decline in the market value of the sponsor’s stock would significantly affect the net assets available for benefits.

Investment Valuation and Income Recognition — Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on an accrual basis. The cost of Plan investments is based on the average cost method for individual securities. Dividends are recorded on the ex-dividend date. Realized and unrealized gains and losses on investments are reflected in Net investment income —Net appreciation in fair value of investments.

The Plan’s investments and derivative instruments are measured at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date (see Note 6).

In determining fair value, the Plan uses various valuation approaches and establishes a hierarchy for inputs used in measuring fair value that requires the most observable inputs be used when available.

Observable inputs are inputs that market participants would use in pricing the asset or liability that were developed based on market data obtained from sources independent of the Plan. Unobservable inputs are inputs that reflect assumptions the Plan believes other market participants would use in pricing the asset or liability that are developed based on the best information available in the circumstances. The fair value hierarchy is broken down into three levels based on the observability of inputs as follows, with Level 1 being the highest and Level 3 being the lowest level:

Level 1. Valuations based on quoted prices in active markets that the Plan has the ability to access for identical assets or liabilities. Valuation adjustments, block discounts and discounts for entity-specific restrictions that would not transfer to market participants are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2. Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3. Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary from product to product and is affected by a wide variety of factors, including the type of product, whether the product is new and not yet established in the marketplace, the liquidity of markets and other characteristics particular to the product. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Plan in determining fair value is greatest for instruments categorized in Level 3 of the fair value hierarchy.

The Plan considers prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or from Level 2 to Level 3 of the fair value hierarchy.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the total fair value amount is disclosed in the level appropriate for the lowest level input that is significant to the total fair value of the asset or liability.

Notes Receivable from Participants — Notes receivable from participants are measured at their unpaid principal balance plus accrued interest. Interest is repaid monthly and any delinquent interest payments at December 31, 2021 and 2020 were not significant. Based on the terms of the Plan document, delinquent participant loans are recorded as distributions when a distributable event occurs.

3.	DERIVATIVE INSTRUMENTS AND REPURCHASE AGREEMENTS

Derivative instruments are permitted in the Plan’s Separate Account portfolios only to the extent that they comply with all of the Plan’s policy guidelines, and are consistent with the Plan’s risk and return objectives. In addition, derivative instruments may be used only if they are deemed to be more attractive than a similar direct investment in the underlying cash market, or if the investment vehicle is being used to manage the risk of the portfolio. Any use of derivative instruments may not result in exposure of the Plan to investment sectors that are otherwise prohibited under the investment guidelines.

The investment guidelines established with each Separate Account manager for the Plan set forth the guidelines for the commitments that an investment manager may make with respect to derivative instruments. Within the scope of the investment guidelines, the Plan may be invested in futures, options, swaps, and forwards.

Market risk arises from adverse changes in the fair value of these contracts.

Futures and options — The Plan held certain fixed income future and option contracts in Separate Accounts at December 31, 2021 and 2020 within the PIMCO Core Fixed Income Fund, PIMCO Real Return Portfolio Fund, and PIMCO Low Duration Fund. The Plan held certain equity index future contracts in a Separate Account at December 31, 2021 and 2020 within AQR International Equity Fund. Both written and purchased options were held as underlying investments. When the investment manager purchases or writes an option, an amount equal to the premium paid or received by the Plan is recorded as an asset or liability and is subsequently adjusted to the current market value of the option written or purchased. The fair value of these investments at December 31, 2021 and 2020 was not significant and the changes in fair value are accounted for as part of Net appreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Swaps — Under the investment managers’ standard International Swap and Derivatives Association agreements, counterparty risk is limited by provisions which allow for the mutual exchange of collateral should a swap’s market value exceed $250,000. Further, the investment managers are instructed to restrict trading to only those counterparties with the largest capitalization and highest credit ratings in the industry. Investment manager policy is to execute swaps only with counterparties whose credit rating is A-/A3 or better, unless otherwise approved by the Plan. At December 31, 2021 and 2020, the investment assets held by the Plan included positions in interest rate swaps, credit default swaps, equity swaps, and inflation swaps. At December 31, 2021, the investment assets held by the Plan also included positions in overnight index swaps. These assets were held in Separate Accounts at December 31, 2021 and 2020 within the PIMCO Core Fixed Income Fund, PIMCO Real Return Portfolio Fund, PIMCO Low Duration Fund and AQR International Equity Fund. The fair value of these investments at December 31, 2021 and 2020 was not significant and the changes in fair value are accounted for as part of Net appreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Forwards — The Plan may enter into forward foreign currency contracts in order to hedge certain foreign currency denominated investments. Forward foreign currency commitments are generally entered into with counterparties of high credit quality; therefore, the risk of nonperformance by the counterparties is considered negligible. Additionally, the Plan’s investment guidelines require that the forward foreign currency contracts be restricted in their application and used for economic hedging purposes. The Plan held positions in forward foreign currency contracts in Separate Accounts at December 31, 2021 and 2020 in the PIMCO Real Return Portfolio Fund, Artisan International Growth Fund, PIMCO Low Duration Fund, Principal Global Real Estate Securities Fund, and AQR International Equity Fund. The Plan also held positions in forward equity contracts in Separate Accounts at December 31, 2021 and 2020 in the AQR International Equity Fund. The fair value of these investments at December 31, 2021 and 2020 was not significant and the changes in fair value are accounted for as part of Net appreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Securities sold under agreements to repurchase (“repurchase agreements”) — The Plan held positions in repurchase agreements in Separate Accounts in the BlackRock Government Short Term Investment Fund at December 31, 2021, and in the BlackRock Government Short Term Investment Fund, the PIMCO Core Fixed Income Fund, and the PIMCO Low Duration Fund at December 31, 2020. The changes in fair value are accounted for as part of Net appreciation in fair value of investments in the Statement of changes in net assets available for benefits.

4.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Parties-in-interest include Plan fiduciaries, employees, participant employers and service providers, certain owners and certain relatives of such individuals, as defined by ERISA.

There were a range of investment options available in the Plan at December 31, 2021 and 2020, of which one was managed by Morgan Stanley Investment Management (“MSIM”), one was an employer stock fund (Morgan Stanley Stock Fund), and registered investment companies and collective trust fund managed by Eaton Vance or its affiliates, or by Charles Schwab Investment Management, Inc., an affiliate of the Eaton Vance Plan’s trustee, custodian, and recordkeeper . All party-in-interest investments are in the Morgan Stanley Stock Fund, the funds managed by MSIM, an affiliate of the Plan Sponsor, and funds issued by Northern Trust, Principal, PIMCO, Blackrock, AQR Capital Management, T. Rowe Price, Artisan Partners, Fidelity Institutional Asset Management, Shenkman, Thompson, Siegel & Walmsley, Wellington Trust Company, N.A., State Street Global Advisors, Weatherbie Capital LLC, Westwood Management Corp., Eaton Vance, Charles Schwab, Calvert, Parametric, and Westfield Capital Management Company.

Investments in and gain or losses related to common stock and funds issued by Morgan Stanley or its affiliate, MSIM, and notes receivables from participants are as follows:

Investments and receivables held by the Plan

	At December 31, 2021	At December 31, 2020	Year Ended December 31, 2021
Morgan Stanley common stock
Number of shares held	29,021,541	31,072,026	n/a
Fair value of shares held	$2,848,754,465	$2,129,365,942	n/a
Net realized gain	n/a	n/a	$146,558,314
Dividend income	n/a	n/a	$62,582,596

Investments in a Registered Investment Company issued by MSIM
Fair value of shares held	$2,327,695,628	$2,515,284,009	n/a
Net realized gain	n/a	n/a	$605,700,435

Notes receivable from participants
Participant loans	$123,439,581	$118,114,863	n/a
Interest income	n/a	n/a	$5,633,630

Eligible participants of the Morgan Stanley Stock Fund may elect to receive current cash payment of dividends paid on the Morgan Stanley Stock Fund within the Plan, to the extent provided in the Plan.

Certain officers and employees of the Plan Sponsor (who may also be participants in the Plan) perform administrative services related to the operation, record keeping and financial reporting of the Plan. The Plan Sponsor pays these salaries and other administrative expenses on behalf of the Plan. Certain fees, including fees for the investment management services, to the extent not paid by the Plan Sponsor, are paid by the Plan. All direct and indirect fees paid by the Plan are considered party-in-interest transactions.

5.	FEDERAL INCOME TAX STATUS

The Internal Revenue Service determined and informed the Plan Sponsor by a letter dated May 22, 2018, that the Plan and its related trust account continue to be designed in accordance with the applicable provisions of the Code. The Plan has been amended since receiving this letter, however, the Plan Sponsor and the Plan Administrator believe the Plan is currently designed and operated in compliance with the applicable requirements of the Code.

The Plan Sponsor has analyzed the tax positions taken by the Plan, and has concluded that at December 31, 2021 and 2020, there are no uncertain tax positions taken by the Plan that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits of the Plan for any tax periods in progress. The Plan Sponsor believes the Plan is no longer subject to income tax examinations for years prior to 2017.

6.	FAIR VALUE MEASUREMENTS

The following descriptions of the valuation methods and assumptions used by the Plan to determine the fair values of investments apply to investments held directly by the Plan.

Registered Investment Companies – Mutual funds are registered with the Securities and Exchange Commission and are intended to meet the requirements of the Investment Company Act of 1940 with respect to income distribution, fee structure, and diversification of assets. Mutual funds are generally marked to quoted prices or net asset value (“NAV”) and are categorized in Level 1 of the fair value hierarchy if based upon prices which are observable in an active market. The PIMCO International Bond (Unhedged) fund requires the Trustee to calculate the fair value since the fund has a daily interest rate factor that pays a monthly dividend and therefore the fund is categorized as Level 2 of the fair value hierarchy. The Plan generally prohibits the sale of these investment options within 30 days of a purchase into that investment option.

Morgan Stanley Stock Fund (the “Fund”) – The Plan holds investments in the Fund holding Morgan Stanley common stock and containing a short-term investment fund to facilitate participant transactions into and out of the Fund. The Company has specific rules that govern employee transactions in Morgan Stanley stock. Employees may transact in Morgan Stanley stock (including the Fund) only during a window period. Shorter window periods and prior approval requirements apply to those employees deemed Access Persons (as defined in the Company’s employee trading policy) by the Company. Access Persons who are members of the Company’s Management or Operating Committees are prohibited from selling the Fund within six months of a purchase.

Separate Accounts - The Separate Accounts are professionally managed portfolios held by the Plan. The participants share in the appreciation and depreciation in proportion to their contribution to the Separate Account. Separate Accounts are administered and supervised by investment managers who decide how to invest funds contributed by investors, subject to written investment guidelines. At December 31, 2021 and 2020, the Plan’s Separate Accounts consisted of the T. Rowe Price U.S. Large-Cap Value Fund, the PIMCO Core Fixed Income Fund, the PIMCO Real Return Portfolio Fund, the PIMCO Low Duration Fund, the Shenkman Capital High Yield Bond Fund, the Fidelity Institutional Asset Management Select International Small Cap Fund, the Artisan International Growth Fund, the BlackRock Government Short Term Investment Fund, the Thompson, Siegel & Walmsley Mid Cap Value Fund, the AQR International Equity Fund, the AQR Emerging Markets

Equity Fund, the Principal Global Real Estate Securities Fund and the Westfield Mid Cap Growth Equity Fund. At December 31, 2021, the Plan’s Separate Accounts also consisted of the Weatherbie Specialized Growth Fund and the Westwood Small CAP Fund. At December 31, 2020, the Plan’s Separate Accounts also consisted of the William Blair Small Cap Value Fund and the Rice Hall James Small Cap Opportunities Fund. The Plan generally prohibits the sale of these investment options within 30 days of a purchase into that investment option.

A description of the valuation methods and assumptions applied to the major categories of the Fund and the Separate Accounts are as follows:

Corporate equities

Corporate equities, including Morgan Stanley common stock, are exchange-traded equity securities that are generally valued based on quoted prices from the exchange. To the extent these securities are actively traded, valuation adjustments are not applied. Corporate equities are categorized in Level 1 of the fair value hierarchy. Stapled securities, consisting of two or more corporate equity securities that are contractually bound to form a single salable unit that cannot be bought or sold separately, are categorized in Level 2 of the fair value hierarchy.

Cash and cash equivalents

Cash and cash equivalents are valued at cost, which approximates fair value and are categorized in Level 1 of the fair value hierarchy.

Government and agency securities

Government and agency securities are valued using factors which include but are not limited to market quotations, yields, maturities, and the bond’s terms and conditions. U.S. Treasury securities, valued using quoted market prices, are categorized in Level 1 of the fair value hierarchy. Callable agency-issued debt securities are valued by benchmarking model-derived prices to quoted market prices and trade data for comparable instruments. The fair value of agency mortgage pass-through pool securities is model-driven based on spreads of a comparable to be announced security. For index-linked securities, the market price is adjusted daily by the appropriate index factor. The fair value of state and municipal securities is determined using recently executed transactions, market price quotations or pricing models that factor in, where applicable, interest rates, bond or CDS spreads and volatility. Callable agency-issued debt securities, agency mortgage pass-through pool securities, index-linked securities, and state and municipal government securities are generally categorized in Level 2 of the fair value hierarchy.

Corporate debt instruments

Corporate debt instruments are composed of corporate bonds, corporate loans and asset-backed securities. Corporate bonds and corporate loans are valued using factors which include but are not limited to recently executed transactions, market price quotations and spreads. Asset-backed securities may be valued based on price or spread data obtained from observed transactions or independent external parties such as vendors or brokers. When position-specific external price data are not observable, the fair value determination may require benchmarking to similar securities. For index linked securities, the market price is adjusted daily by the appropriate index factor. Corporate debt instruments are categorized in Level 2 of the fair value hierarchy.

Derivative instruments

Depending on the product and terms of the transaction, the fair value of over-the-counter (“OTC”) derivative products can be either observed or modeled using a series of techniques and model inputs from comparable benchmarks, including closed-form analytic formulas, such as the Black-Scholes option-pricing model, and simulation models or a combination thereof. Many pricing models do not entail material subjectivity as the methodologies employed do not necessitate significant judgment, since model inputs may be observed from actively quoted markets, as is the case for generic interest rate swaps and certain option contracts. Interest rate swaps are valued using observable inputs. Listed derivatives that are not actively traded are valued using the same approaches as those applied to OTC derivatives. Derivative instruments are categorized in Level 2 of the fair value hierarchy, except for cash collaterals related to the derivative instruments, which are valued at carrying value and categorized in Level 1.

Repurchase agreements

The fair value of repurchase agreements is computed using a standard cash flow discounting methodology. The inputs to the valuation include contractual cash flows and collateral funding spreads which are estimated using various benchmarks, interest rate yield curves and option volatilities. Repurchase agreements are categorized in Level 2 of the fair value hierarchy.

Collective Trust Funds – Each investment is administered and supervised by its respective investment manager who decides how to invest the contributed funds. The Collective Trust Funds do not have a readily determinable fair value. The fair values of participating units held in the Collective Trust Funds are valued at NAVs as a practical expedient. If there is a fee accrual, the Trustee is responsible for determining the fair value. At December 31, 2021 and 2020, the Plan held investments in funds managed by State Street Global Advisors, BlackRock, Inc., Wellington Trust Company, N.A., PIMCO, Northern Trust, Eaton Vance, and AQR Capital Management. Terms of the applicable Collective Trust Fund Agreements and/or Investment Management Agreements permit the termination of the agreement and the receipt of the fund securities at fair value within 30 days. There were no unfunded commitments and no restricted redemption notice periods. Other than certain funds managed by State Street Global Advisors and BlackRock, Inc., from which the Plan does not restrict the frequency of redemptions, the Plan generally prohibits the sale of the Collective Trust Fund investment options within 30 days of a purchase into that investment option.

	Plan's Investment Assets and Liabilities at Fair Value at December 31, 2021
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs

	Level 1	Level 2	Level 3	Total
Investment Assets:

Registered Investment Companies	3,128,630,741	35,454,626	-	3,164,085,367

Separately Managed Accounts
Corporate equities	5,847,621,688	2,527,557	-	5,850,149,245
Cash and cash equivalents	91,963,199	-	-	91,963,199
Government and agency securities
U.S. Treasury and agency securities	477,537,542	720,577,905	-	1,198,115,447
Other sovereign government obligations	-	30,040,082	-	30,040,082
State and municipal securities	-	5,043,099	-	5,043,099
Total Government and agency securities	477,537,542	755,661,086	-	1,233,198,628
Corporate debt instruments	-	323,890,010	-	323,890,010
Derivative instruments	19,938,348	15,809,030	-	35,747,378
Repurchase agreements	-	486,000,000	-	486,000,000
	6,437,060,777	1,583,887,683	-	8,020,948,460

Collective Trust Funds *				7,507,314,199

Participant-directed investments				18,692,348,026

Investment Liabilities:
Separately Managed Accounts
Derivative instruments	13,881,956	11,869,291	-	25,751,247
Participant-directed investments	13,881,956	11,869,291	-	25,751,247

*	Amounts represent certain investments that are measured at fair value using the NAV per share, which are not classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the participant-directed investments presented in the Statement of net assets available for benefits.

	Plan's Investment Assets and Liabilities at Fair Value at December 31, 2020
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs

	Level 1	Level 2	Level 3	Total
Investment Assets:

Registered Investment Companies	2,598,852,377	42,121,664	-	2,640,974,041

Separately Managed Accounts
Corporate equities	4,514,668,096	2,344,120	-	4,517,012,216
Cash and cash equivalents	58,028,151	-	-	58,028,151
Government and agency securities
U.S. Treasury and agency securities	643,841,333	725,554,181	-	1,369,395,514
Other sovereign government obligations	-	32,617,026	-	32,617,026
State and municipal securities	-	6,917,968	-	6,917,968
Total Government and agency securities	643,841,333	765,089,175	-	1,408,930,508
Corporate debt instruments	-	278,582,027	-	278,582,027
Derivative instruments	-	26,161,533	-	26,161,533
Repurchase agreements	-	253,200,000	-	253,200,000
	5,216,537,580	1,325,376,855	-	6,541,914,435

Collective Trust Funds *				6,145,315,349

Participant-directed investments				15,328,203,825

Investment Liabilities:
Separately Managed Accounts
Derivative instruments	808,014	29,229,996	-	30,038,010
Participant-directed investments	808,014	29,229,996	-	30,038,010

*	Amounts represent certain investments that are measured at fair value using the NAV per share, which are not classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the participant-directed investments presented in the Statement of net assets available for benefits.

7.	SuBSEQUENT EVENTS

On March 10, 2022, the Company acquired Cook Street Consulting, Inc. In connection with the acquisition, the Company assumed sponsorship of the Cook Street Consulting, Inc. 401(k) Plan (the “CSCI Plan”). Employees of Cook Street Consulting, Inc. and any participating affiliates of the CSCI Plan (the “Cook Street Employees”) are eligible to participate in the CSCI Plan and are not eligible to participate in the Plan. It is anticipated that the assets of the CSCI Plan will merge into the Plan at the end of December 31, 2022 and Cook Street Employees are expected to become eligible to participate in the Plan then. Total assets in the CSCI Plan were approximately $10 million as of December 31, 2021.

Effective January 1, 2022, there is no limit on non-hardship withdrawals.

SUPPLEMENTAL SCHEDULE

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Registered Investment Companies
*	Calvert	Calvert Emerging Markets Equity Fund (R6)		16,905,020
*	Calvert	Calvert US Large-Cap Core Responsible Index Fund (R6)		7,287,628
*	Calvert	Calvert Equity (R6)		4,928,796
*	Calvert	Calvert Bond Fund (R6)		4,434,165
*	Calvert	Calvert Green Bond (R6)		1,209,137
*	Calvert	Calvert Core Bond Fund (I)		1,127,674
*	Eaton Vance	Eaton Vance Atlanta Capital SMID-Cap Fund (R6)		61,508,845
*	Eaton Vance	Eaton Vance Focused Growth Opportunities (I)		60,533,525
*	Eaton Vance	Eaton Vance Balanced Fund (R6)		55,611,130
*	Eaton Vance	Eaton Vance Focused Value Opportunities (I)		32,961,098
*	Eaton Vance	Eaton Vance Atlanta Capital Select Equity Fund (R6)		21,993,687
*	Eaton Vance	Eaton Vance Small-Cap (I)		8,351,292
*	Eaton Vance	Eaton Vance Income Fund of Boston (R6)		7,943,284
*	Eaton Vance	Eaton Vance Stock (I)		7,898,460
*	Eaton Vance	Eaton Vance Richard Bernstein Equity Strategy (I)		7,588,822
*	Eaton Vance	Eaton Vance Floating-Rate Advantage Fund (R6)		7,330,850
*	Eaton Vance	Eaton Vance High Income Opportunities (I)		6,662,832
*	Eaton Vance	Eaton Vance Short Duration Government Income (I)		6,431,192
*	Eaton Vance	Eaton Vance Emerging Markets Local Income (I)		5,844,931
*	Eaton Vance	Eaton Vance Short Duration Inflation-Protected Income Fund (I)		4,759,378
*	Eaton Vance	Eaton Vance Short Duration Strategy Income (I)		4,621,720
*	Eaton Vance	Eaton Vance Floating-Rate Fund (R6)		4,357,475
*	Eaton Vance	Eaton Vance Global Macro Absolute Return Advantage Fund (R6)		4,019,561
*	Eaton Vance	Eaton Vance Multi-Asset Credit Fund (R6)		2,295,209
*	Eaton Vance	Eaton Vance Global Macro Absolute Return Fund (R6)		2,246,892
*	Eaton Vance	Eaton Vance Richard Bernstein All Asset Strategy Fund (I)		2,239,303
*	Eaton Vance	Eaton Vance Global Bond Fund (I)		792,380
	Fidelity	Fidelity Extended Market Index Fund		25,178,678
	Fidelity	Fidelity Long-Term Treasury Bond Index Fund		1,009,247
*	MSIM	MSIF Growth Portfolio Fund		2,327,695,628
*	Northern Trust	Northern Trust Global Sustainability Index Fund		72,468,652
*	Parametric	Parametric International Equity Fund (R6)		12,273,027
*	Parametric	Parametric Commodity Strategy Fund (I)		7,215,338
	Pax	Pax Global Environmental Markets Fund		70,767,714
*	PIMCO	PIMCO International Bond Fund (Unhedged)		35,454,626
*	Schwab	Schwab Retirement Government Money Fund		31,595,802
	Vanguard	Vanguard 500 Index Fund Admiral		115,483,315
	Vanguard	Vanguard Total International Stock Index Fund Institutional		29,244,780
	Vanguard	Vanguard Growth Index Fund Admiral		17,309,477
	Vanguard	Vanguard Small-Cap Index Fund Institutional		16,812,451
	Vanguard	Vanguard Total International Stock Index Fund Institutional		13,921,085
	Vanguard	Vanguard Total Bond Market Index Fund Institutional		13,309,663
	Vanguard	Vanguard Emerging Markets Stock Index Fund Institutional		11,742,810
	Vanguard	Vanguard Real Estate Index Fund Admiral		10,718,788
		Registered Investment Companies total		3,164,085,367

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities
	1St Indl Rlty Tr Inc	41,784 Shares of Common Stock		2,766,101
	3I Group Ord	10,943 Shares of Common Stock		214,767
	5Th 3Rd Bancorp	486,808 Shares of Common Stock		21,200,488
	A.P. Moller-Maersk	604 Shares of Common Stock		2,165,636
	Aalberts Nv	16,200 Shares of Common Stock		1,073,303
	Abbvie Inc	133,098 Shares of Common Stock		18,021,469
	Abcam	41,500 Shares of Common Stock		974,114
	About You Holding Se	15,600 Shares of Common Stock		362,967
	Abrdn Plc Ord	235,257 Shares of Common Stock		767,613
	Academy Sports & Outdoors Inc	53,471 Shares of Common Stock		2,347,377
	Acadia Pharmaceuticals Inc	101,486 Shares of Common Stock		2,368,683
	Accenture Plc	6,398 Shares of Common Stock		2,652,291
	Adecco Group Ag	33,442 Shares of Common Stock		1,710,363
	Adr Argenx Se Sponsored Ads	14,413 Shares of Common Stock		5,047,288
	Adr Ascendis Pharma	79,124 Shares of Common Stock		10,644,551
	Adr Myt Neth Parent B V Ads	189,732 Shares of Common Stock		4,024,216
	Adr Nice Ltd Sponsored Adr	54,470 Shares of Common Stock		16,537,092
	Adr Siemens Ag	135,919 Shares of Common Stock		11,770,585
	Adr Taiwan Semiconductor Manufacturing	26,590 Shares of Common Stock		3,199,043
	Adr Totalenergies Se Sponsored Adr	583,724 Shares of Common Stock		28,870,989
	Adr Vnet Group Inc	23,919 Shares of Common Stock		215,989
	Adtran Inc	106,737 Shares of Common Stock		2,436,806
	Adyen Nv	74 Shares of Common Stock		194,519
	Aeon Delight Co.Ltd.	15,300 Shares of Common Stock		447,753
	Aercap Holdings	15,476 Shares of Common Stock		1,012,440
	Aerie Pharmaceuticals Inc	28,582 Shares of Common Stock		200,646
	Afterpay Limited	3,539 Shares of Common Stock		213,587
	Agc Inc	2,700 Shares of Common Stock		128,722
	Ageas	37,802 Shares of Common Stock		1,958,123
	Agree Rlty Corp	19,502 Shares of Common Stock		1,391,663
	Air Liquide(L')	36,514 Shares of Common Stock		6,366,418
	Airbus Se	26,057 Shares of Common Stock		3,329,454
	Aisin Corporation	59,000 Shares of Common Stock		2,259,476
	Alamo Group Inc	16,319 Shares of Common Stock		2,401,830
	Alcon Inc	23,644 Shares of Common Stock		2,095,173
	Alexandria Real Estate Equities Inc	16,922 Shares of Common Stock		3,772,929
	Alleghany Corp Del	6,400 Shares of Common Stock		4,272,576
	Allianz Se	19,981 Shares of Common Stock		4,718,305
	Allied Props Real Trust Units	65,103 Shares of Common Stock		2,265,192
	Allstate Corp	24,900 Shares of Common Stock		2,929,485
	Ally Finl Inc	58,600 Shares of Common Stock		2,789,946
	Alphabet Inc	6,168 Shares of Common Stock		17,853,790
	Alps Alpine Co Ltd	61,800 Shares of Common Stock		582,285
	Altarea Reit	4,524 Shares of Common Stock		862,251
	Alten	8,400 Shares of Common Stock		1,514,068

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Altice Usa Inc	207,700 Shares of Common Stock		3,360,586
	Altra Industrial Motion Corp	84,117 Shares of Common Stock		4,337,914
	Amazon Com Inc	2,095 Shares of Common Stock		6,985,442
	Ameren Corp	128,020 Shares of Common Stock		11,395,060
	Ameresco Inc	75,636 Shares of Common Stock		6,159,796
	American Homes 4 Rent	82,432 Shares of Common Stock		3,594,860
	American International Group Inc	622,714 Shares of Common Stock		35,407,518
	American Tower Corp	9,745 Shares of Common Stock		2,850,413
	Amerisourcebergen Corp	29,625 Shares of Common Stock		3,936,866
	Ametek Inc New	46,980 Shares of Common Stock		6,907,939
	Amkor Technology Inc	182,160 Shares of Common Stock		4,515,746
	Amplifon	15,200 Shares of Common Stock		820,194
	Ampol Ltd	34,142 Shares of Common Stock		736,248
	Anglo American	36,437 Shares of Common Stock		1,488,459
	Annaly Cap Mgmt Inc	357,700 Shares of Common Stock		2,797,214
	Anritsu Corp	40,400 Shares of Common Stock		623,428
	Anthem Inc	49,770 Shares of Common Stock		23,070,386
	Antofagasta Ord	50,398 Shares of Common Stock		913,681
	Aon Plc	15,848 Shares of Common Stock		4,763,275
	Apartment Income Reit Corp	36,485 Shares of Common Stock		1,994,635
	Applied Materials Inc	105,472 Shares of Common Stock		16,597,074
	Applus Services Sa	81,000 Shares of Common Stock		744,735
	Apria Inc Com	189,954 Shares of Common Stock		6,192,500
	Arc Land Sakamoto	33,800 Shares of Common Stock		481,075
	Arcadis Nv	28,574 Shares of Common Stock		1,375,811
	Arch Capital Group	97,700 Shares of Common Stock		4,342,765
	Argan	7,468 Shares of Common Stock		988,540
	Argen X Se	168 Shares of Common Stock		60,238
	Argo Group International Holdings	78,388 Shares of Common Stock		4,555,127
	Aristocrat Leisure	2,473 Shares of Common Stock		78,339
	Arjo Ab	97,800 Shares of Common Stock		1,196,865
	Aroundtown Sa	175,406 Shares of Common Stock		1,061,190
	Ashtead Group Ord	12,928 Shares of Common Stock		1,040,464
	Asm Intl Nv	2,670 Shares of Common Stock		1,180,219
	Asm Pacific Tech	64,400 Shares of Common Stock		695,933
	Asml Holding Nv	9,500 Shares of Common Stock		7,634,764
	Astec Inds Inc	31,506 Shares of Common Stock		2,182,421
	Aston Martin Ord	30,000 Shares of Common Stock		549,771
	Atea Asa	41,700 Shares of Common Stock		775,524
	Atlantia S.P.A	39,171 Shares of Common Stock		777,538
	Atlas Copco Ab	6,808 Shares of Common Stock		400,185
	Atos Se	11,433 Shares of Common Stock		486,130
	Aurizon Holdings	630,173 Shares of Common Stock		1,599,004
	Aust & Nz Bank Grp	62,532 Shares of Common Stock		1,250,712
	Austria Tech Systemtechnik	26,400 Shares of Common Stock		1,299,956

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Auto1 Grp	8,778 Shares of Common Stock		194,057
	Avalonbay Cmntys Reit	20,988 Shares of Common Stock		5,301,359
	Avanos Med Inc	71,506 Shares of Common Stock		2,479,113
	Avantor Inc	145,210 Shares of Common Stock		6,119,149
	Aveanna Healthcare Hldgs Inc	214,768 Shares of Common Stock		1,589,283
	Aveva Group Ord	53,931 Shares of Common Stock		2,486,515
	Avista Corp	104,651 Shares of Common Stock		4,446,621
	Aviva Ord	541,990 Shares of Common Stock		3,012,740
	Axalta Coating Systems Ltd	98,800 Shares of Common Stock		3,272,256
	Axos Finl Inc	66,365 Shares of Common Stock		3,710,467
	Azz Inc	41,897 Shares of Common Stock		2,316,485
	B & M European Value Retail Sa	108,268 Shares of Common Stock		929,720
	Bae Systems Ord	13,713 Shares of Common Stock		102,118
	Baker Hughes Co	52,600 Shares of Common Stock		1,265,556
	Baloise Holding Ag	7,016 Shares of Common Stock		1,148,094
	Banco Actinver Sa Cbfi (Prologis)	207,774 Shares of Common Stock		576,975
	Banco Santander	267,887 Shares of Common Stock		895,797
	Bank Of America Corp	518,745 Shares of Common Stock		23,078,965
	Bankinter Sa	154,800 Shares of Common Stock		793,758
	Bapcor Ltd	125,219 Shares of Common Stock		638,194
	Barclays Plc Ord	2,661,720 Shares of Common Stock		6,741,662
	Barratt Developments Ord	74,711 Shares of Common Stock		756,919
	Barry Callebaut Ag	934 Shares of Common Stock		2,271,573
	Bayerische Motoren Werke A G	54,154 Shares of Common Stock		5,449,563
	Bbva(Bilb-Viz-Arg)	102,263 Shares of Common Stock		610,541
	Beazley Plc (United Kingdom) Ord	140,600 Shares of Common Stock		888,002
	Becton Dickinson & Co	82,224 Shares of Common Stock		20,677,692
	Becton Dickinson & Co Dep Shs Repstg	38,013 Shares of Common Stock		2,005,186
	Befimmo Sa	13,735 Shares of Common Stock		527,156
	Berry Global Group Inc	17,200 Shares of Common Stock		1,269,016
	Bhg Group Ab	32,500 Shares of Common Stock		342,630
	Bhp Group Limited	45,124 Shares of Common Stock		1,361,507
	Bhp Group Plc Ord	143,640 Shares of Common Stock		4,279,198
	Big Yellow Group (Placing) Ord	38,415 Shares of Common Stock		888,173
	Bilfinger Se	12,933 Shares of Common Stock		439,752
	Binggrae	11,334 Shares of Common Stock		507,229
	Biomerieux	6,681 Shares of Common Stock		948,944
	Bloomin Brands Inc	128,208 Shares of Common Stock		2,689,804
	Bluescope Steel	191,634 Shares of Common Stock		2,911,945
	Bnp Paribas	125,613 Shares of Common Stock		8,680,820
	Boc Hong Kong Hldg	119,000 Shares of Common Stock		389,986
	Boeing Co	34,356 Shares of Common Stock		6,916,550
	Bouygues	14,330 Shares of Common Stock		513,163
	Bp Ord	470,931 Shares of Common Stock		2,108,103
	Bqe Cant Vaudoise	6,440 Shares of Common Stock		500,414

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Brambles Ltd	26,780 Shares of Common Stock		206,970
	Brandywine Rlty	22,264 Shares of Common Stock		298,783
	Brembo Spa	71,000 Shares of Common Stock		1,011,687
	Brenntag Se	57,151 Shares of Common Stock		5,172,074
	Brewin Dolphin Ord	196,000 Shares of Common Stock		982,247
	Brigham Minerals Inc	112,983 Shares of Common Stock		2,382,811
	Britvic Ord	66,924 Shares of Common Stock		833,936
	Broadstone Net Lease Inc	56,097 Shares of Common Stock		1,392,328
	Brother Industries	127,600 Shares of Common Stock		2,449,947
	Brunello Cucinelli	13,300 Shares of Common Stock		918,073
	Btrs Hldgs Inc	89,548 Shares of Common Stock		700,265
	Bucher Industries	2,200 Shares of Common Stock		1,088,954
	Bunge Ltd	79,264 Shares of Common Stock		7,400,087
	Bunzl Plc Ord	2,658 Shares of Common Stock		103,864
	Buzzi Unicem Spa	15,300 Shares of Common Stock		330,149
	C&C Group Ord	256,968 Shares of Common Stock		808,173
	Cafe De Coral Hldg	242,000 Shares of Common Stock		431,461
	Cairn Homes Plc Ord	519,235 Shares of Common Stock		669,521
	Canada Goose Hldgs Inc	59,045 Shares of Common Stock		2,188,208
	Canadian Pacific R	84,885 Shares of Common Stock		6,113,951
	Canon Inc	17,400 Shares of Common Stock		423,233
	Capgemini	35,523 Shares of Common Stock		8,705,502
	Capitaland Integrated Commercial Trust	1,085,137 Shares of Common Stock		1,642,013
	Capitaland Investment Ltd	466,200 Shares of Common Stock		1,179,203
	Carrefour Sa	195,848 Shares of Common Stock		3,586,879
	Casella Waste Sys Inc	150,504 Shares of Common Stock		12,856,052
	Castellum Ab	36,358 Shares of Common Stock		979,040
	Cboe Global Markets Inc	14,700 Shares of Common Stock		1,916,880
	Cdk Global Inc	82,300 Shares of Common Stock		3,435,202
	Cdn Apartment Prop Trust Units	35,573 Shares of Common Stock		1,688,602
	Celanese Corp Del	34,790 Shares of Common Stock		5,846,807
	Cellnex Telecom Sa	6,637 Shares of Common Stock		386,286
	Cent Garden & Pet Co	95,797 Shares of Common Stock		4,583,886
	Centene Corp Del	140,700 Shares of Common Stock		11,593,680
	Centerpoint Energy Inc	120,000 Shares of Common Stock		3,349,200
	Century Cmntys Inc	54,669 Shares of Common Stock		4,471,378
	Cerence Inc	66,441 Shares of Common Stock		5,092,038
	Cf Inds Hldgs Inc	191,234 Shares of Common Stock		13,535,543
	Challenger Ltd	83,894 Shares of Common Stock		398,298
	Charter Hall Group	53,804 Shares of Common Stock		805,053
	Chegg Inc	234,313 Shares of Common Stock		7,193,409
	Chesapeake Energy Corp	22,800 Shares of Common Stock		1,471,056
	Choice Hotels Intl Inc	2,893 Shares of Common Stock		451,279
	Chubb Ltd Ord	142,435 Shares of Common Stock		27,534,110
	Chubu Electric Power Co Inc	56,400 Shares of Common Stock		593,607

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Chuys Holdings Inc	73,979 Shares of Common Stock		2,228,247
	Ci&T Inc	84,994 Shares of Common Stock		1,010,579
	Cie De St-Gobain	54,334 Shares of Common Stock		3,822,863
	Cigna Corp	65,746 Shares of Common Stock		15,097,254
	Cisco Systems Inc	190,246 Shares of Common Stock		12,055,889
	Cit Group Inc Stock Merger First Citizens	53,800 Shares of Common Stock		2,762,092
	Citigroup Inc	39,292 Shares of Common Stock		2,372,844
	Citrix Sys Inc	99,349 Shares of Common Stock		9,397,422
	Ck Asset Holdings Ltd	42,403 Shares of Common Stock		267,320
	Ck Hutchison Hldgs	511,500 Shares of Common Stock		3,300,085
	Cloetta Ab	233,900 Shares of Common Stock		676,859
	Close Bros Group Ord	36,700 Shares of Common Stock		697,905
	Clp Holdings Ltd	62,000 Shares of Common Stock		626,259
	Cnp Assurances	8,771 Shares of Common Stock		216,943
	Coca Cola Co	179,591 Shares of Common Stock		10,633,583
	Cognizant Tech Solutions Corp	77,950 Shares of Common Stock		6,915,724
	Coloplast	9,671 Shares of Common Stock		1,701,972
	Columbia Bkg Sys Inc	135,504 Shares of Common Stock		4,433,691
	Columbus Mckinnon Corp	50,635 Shares of Common Stock		2,342,375
	Comcast Corp	310,041 Shares of Common Stock		15,604,364
	Comfort Sys Usa Inc	45,546 Shares of Common Stock		4,506,321
	Community Healthcare Tr Inc	71,322 Shares of Common Stock		3,371,391
	Conagra Brands Inc	267,001 Shares of Common Stock		9,118,084
	Conmed Corp	32,461 Shares of Common Stock		4,601,671
	Conocophillips	218,037 Shares of Common Stock		15,737,911
	Contact Energy	108,200 Shares of Common Stock		600,041
	Cooper Cos Inc	14,890 Shares of Common Stock		6,238,017
	Copart Inc	57,790 Shares of Common Stock		8,762,120
	Core Laboratories Nv	244,119 Shares of Common Stock		5,446,295
	Country Garden Svc	94,000 Shares of Common Stock		563,062
	Cousins Pptys Inc	39,191 Shares of Common Stock		1,578,613
	Covestro Ag	2,307 Shares of Common Stock		142,195
	Credit Agricole Sa	22,163 Shares of Common Stock		316,307
	Csx Corp	259,800 Shares of Common Stock		9,768,480
	Ctp N.V	27,300 Shares of Common Stock		580,552
	Cubesmart	49,010 Shares of Common Stock		2,789,159
	Cummins Inc	44,978 Shares of Common Stock		9,811,501
	Cvs Health Corp	106,781 Shares of Common Stock		11,015,528
	D R Horton Inc	10,613 Shares of Common Stock		1,150,980
	Dah Sing Financial	155,600 Shares of Common Stock		471,013
	Dai-Ichi Life Hold	41,700 Shares of Common Stock		842,112
	Daiichikosho Co	21,400 Shares of Common Stock		646,711
	Daikyonishikawa Corporation	74,400 Shares of Common Stock		377,960
	Daimler Truck Hldg	6,121 Shares of Common Stock		224,764
	Daiwa House Inds	11,600 Shares of Common Stock		333,227

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Daiwa House Reit Investment Co	392 Shares of Common Stock		1,186,331
	Daiwa Office Investment Corp Reit	311 Shares of Common Stock		1,890,495
	Daiwa Securities Living Investment Corp	550 Shares of Common Stock		565,976
	Danske Bank A/S	14,344 Shares of Common Stock		247,721
	Dcc Ord	1,907 Shares of Common Stock		156,268
	Dechra Pharma Ord	21,800 Shares of Common Stock		1,572,313
	Descente Ltd	20,900 Shares of Common Stock		768,629
	Deutsche Bank Ag	221,606 Shares of Common Stock		2,776,650
	Deutsche Boerse Ag	45,047 Shares of Common Stock		7,535,558
	Deutsche Post Ag	176,065 Shares of Common Stock		11,320,503
	Deutsche Telekom	333,272 Shares of Common Stock		6,177,650
	Devon Energy Corp	214,050 Shares of Common Stock		9,428,903
	Dexcom Inc	12,100 Shares of Common Stock		6,497,095
	Dexus Property Group	418,519 Shares of Common Stock		3,383,641
	Diageo Ord Plc	53,888 Shares of Common Stock		2,945,820
	Diasorin Spa	3,363 Shares of Common Stock		640,396
	Dic Asset Ag	48,200 Shares of Common Stock		842,477
	Dieteren Group	9,000 Shares of Common Stock		1,756,292
	Dip Corporation	31,300 Shares of Common Stock		1,064,127
	Discovery Inc	61,600 Shares of Common Stock		1,410,640
	Dish Network Corp	84,200 Shares of Common Stock		2,731,448
	Dollar Tree Inc	22,330 Shares of Common Stock		3,137,812
	Dometic Group Ab	82,600 Shares of Common Stock		1,085,204
	Domino'S Pizza Group Plc Ord	160,800 Shares of Common Stock		999,246
	Douglas Emmett Inc	118,690 Shares of Common Stock		3,976,115
	Duckhorn Portfolio Inc	94,284 Shares of Common Stock		2,200,589
	Dufry Ag	5,091 Shares of Common Stock		252,273
	E.On Se	9,748 Shares of Common Stock		135,154
	Ebay Inc	17,400 Shares of Common Stock		1,157,100
	Ebix Inc	20,175 Shares of Common Stock		613,320
	Ecovyst Inc	214,555 Shares of Common Stock		2,197,043
	Electricite de France SA	156,909 Shares of Common Stock		1,843,254
	Elanco Animal Health Inc	368,700 Shares of Common Stock		10,463,706
	Elanco Animal Health Inc Unit(1Com&1Sr)	5,568 Shares of Common Stock		248,667
	Elecom Co	22,200 Shares of Common Stock		291,682
	Electrolux Ab	142,148 Shares of Common Stock		3,446,212
	Elementis Ord	354,600 Shares of Common Stock		632,059
	Elior Group	85,626 Shares of Common Stock		619,785
	Emmi Ag	690 Shares of Common Stock		814,838
	Enagas Sa	106,399 Shares of Common Stock		2,468,338
	Encore Wire Corp	16,940 Shares of Common Stock		2,424,114
	Endesa Sa	74,155 Shares of Common Stock		1,703,447
	Eneos Holdings Inc	338,200 Shares of Common Stock		1,263,753
	Entain Plc	17,626 Shares of Common Stock		401,792
	Entergy Corp	77,865 Shares of Common Stock		8,771,492

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Eqt Corp	64,300 Shares of Common Stock		1,402,383
	Eqty Lifestyle Pptys Inc Reit	19,820 Shares of Common Stock		1,737,421
	Equinix Inc	4,657 Shares of Common Stock		3,939,077
	Equitable Hldgs Inc	427,073 Shares of Common Stock		14,003,724
	Ericsson	251,031 Shares of Common Stock		2,766,821
	Essex Ppty Tr Reit	34,491 Shares of Common Stock		12,148,765
	Eurocommercial	30,197 Shares of Common Stock		655,414
	Eurofins Scientifi	9,109 Shares of Common Stock		1,127,033
	Euronav	49,800 Shares of Common Stock		441,734
	Euronet Worldwide Inc	17,800 Shares of Common Stock		2,121,226
	Euronext	9,160 Shares of Common Stock		950,529
	Everbridge Inc	27,602 Shares of Common Stock		1,858,443
	Evergy Inc	54,400 Shares of Common Stock		3,732,384
	Evn Ag	32,500 Shares of Common Stock		983,110
	Evraz Plc Ord	407,894 Shares of Common Stock		3,323,672
	Exclusive Networks	13,900 Shares of Common Stock		298,090
	Expedia Group Inc	29,400 Shares of Common Stock		5,313,168
	Experian Ord	52,664 Shares of Common Stock		2,590,733
	Extra Space Storage Inc	20,694 Shares of Common Stock		4,691,951
	Exxon Mobil Corp	213,558 Shares of Common Stock		13,067,614
	Fabege Ab	111,659 Shares of Common Stock		1,869,031
	Fagron	35,700 Shares of Common Stock		600,851
	Federal Rlty Invt	3,201 Shares of Common Stock		436,360
	Federal Signal Corp	99,028 Shares of Common Stock		4,291,874
	Ferrovial Sa	76,770 Shares of Common Stock		2,406,067
	Fidelity Natl Finl Inc	83,131 Shares of Common Stock		4,337,776
	Finecobank Spa	66,928 Shares of Common Stock		1,174,766
	Firstservice Corp	70,900 Shares of Common Stock		13,929,723
	Fiserv Inc	148,100 Shares of Common Stock		15,371,299
	Fjordkraft Hldg	80,100 Shares of Common Stock		432,914
	Fleetcor Technologies Inc	17,500 Shares of Common Stock		3,917,200
	Flex Ltd	129,300 Shares of Common Stock		2,370,069
	Flight Centre Travel Group Ltd	59,870 Shares of Common Stock		766,972
	Fluidra Sa	14,510 Shares of Common Stock		580,827
	Forbo Hldgs Ag	470 Shares of Common Stock		964,605
	Fortinet Inc	39,690 Shares of Common Stock		14,264,586
	Fortune R/Est Inv	500,000 Shares of Common Stock		513,705
	Fox Corp Cl A Cl A	64,207 Shares of Common Stock		2,369,238
	Fox Corp Cl B Cl B	123,939 Shares of Common Stock		4,247,390
	Fp Corp	19,300 Shares of Common Stock		656,993
	Fresenius Se&Kgaa	8,703 Shares of Common Stock		350,356
	Gallagher Arthur J & Co	63,950 Shares of Common Stock		10,850,397
	Gaming & Leisure Pptys Inc	40,443 Shares of Common Stock		1,967,956
	Gea Group Ag	22,204 Shares of Common Stock		1,214,291
	Gecina Sa	9,320 Shares of Common Stock		1,302,581

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Gen Mtrs Co	143,298 Shares of Common Stock		8,401,562
	General Electric Co	403,611 Shares of Common Stock		38,129,131
	Genmab As	2,920 Shares of Common Stock		1,174,206
	Glaukos Corp	57,482 Shares of Common Stock		2,554,500
	Global Pmts Inc	61,110 Shares of Common Stock		8,260,850
	Globant Sa	29,638 Shares of Common Stock		9,308,999
	Gmo Internet Inc	22,800 Shares of Common Stock		537,554
	Gn Store Nord	12,897 Shares of Common Stock		811,060
	Goldman Sachs Group Inc	36,267 Shares of Common Stock		13,873,941
	Goodman Group	183,617 Shares of Common Stock		3,537,717
	Goosehead Ins Inc	18,477 Shares of Common Stock		2,403,488
	Gpt Group	51,414 Shares of Common Stock		202,603
	Grainger Plc Ord	304,533 Shares of Common Stock		1,299,295
	Graphic Packaging Hldg Co	176,500 Shares of Common Stock		3,441,750
	Great Portland Est Ord	87,378 Shares of Common Stock		861,582
	Grid Dynamics Holdings Inc	24,832 Shares of Common Stock		942,871
	Griffon Corp	81,640 Shares of Common Stock		2,325,107
	Gvs Spa	35,200 Shares of Common Stock		422,311
	Hamilton Lane Inc	104,269 Shares of Common Stock		10,804,354
	Hansol Chemical Co	3,760 Shares of Common Stock		966,292
	Hartford Finl Svcs Group Inc	101,200 Shares of Common Stock		6,986,848
	Healthcare Rlty Tr	58,973 Shares of Common Stock		1,865,906
	Healthcare Tr Amer Inc	61,573 Shares of Common Stock		2,055,922
	Helios Towers Plc Ord	304,200 Shares of Common Stock		708,681
	Hellofresh Se	41,121 Shares of Common Stock		3,158,360
	Henkel Ag & Co Kgaa	1,152 Shares of Common Stock		93,197
	Hexpol	83,000 Shares of Common Stock		1,112,002
	Hill & Smith Ord	32,290 Shares of Common Stock		785,484
	Hilltop Hldgs Inc	63,840 Shares of Common Stock		2,243,338
	Hirose Electric	1,200 Shares of Common Stock		201,537
	Hiscox Ord	57,500 Shares of Common Stock		670,399
	Hitachi Metals	43,300 Shares of Common Stock		801,288
	Holcim Ltd	40,996 Shares of Common Stock		2,092,656
	Hollyfrontier Corp	74,500 Shares of Common Stock		2,442,110
	Hologic Inc	132,092 Shares of Common Stock		10,112,964
	Home Depot Inc	17,800 Shares of Common Stock		7,387,178
	Honda Motor Co	44,600 Shares of Common Stock		1,250,992
	Hong Kong Exchanges & Clear	19,000 Shares of Common Stock		1,109,834
	Hongkong Land Hld Ord	157,100 Shares of Common Stock		816,920
	Horizon Therapeutics Plc	70,670 Shares of Common Stock		7,615,399
	Hostess Brands Inc	228,687 Shares of Common Stock		4,669,789
	Hoya Corp	21,592 Shares of Common Stock		3,208,190
	Hsbc Hldgs Ord	48,235 Shares of Common Stock		293,112
	Hubspot Inc	12,310 Shares of Common Stock		8,114,137
	Huntington Bancshares Inc	717,011 Shares of Common Stock		11,056,310

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Huntington Ingalls Inds Inc	12,600 Shares of Common Stock		2,352,924
	Husqvarna Ab	121,288 Shares of Common Stock		1,940,453
	Hysan Development	193,000 Shares of Common Stock		596,604
	Iac/Interactivecorp	18,600 Shares of Common Stock		2,431,206
	Iberdrola Sa	58,096 Shares of Common Stock		687,755
	Ibiden Co Ltd	21,900 Shares of Common Stock		1,300,821
	Ibstock Plc Ord	258,500 Shares of Common Stock		713,555
	Ica Gruppen Ab	8,599 Shares of Common Stock		507,553
	Icon Plc	58,663 Shares of Common Stock		18,167,931
	Idex Corp	26,120 Shares of Common Stock		6,172,678
	Idexx Labs Inc	14,510 Shares of Common Stock		9,554,255
	Igo Ltd	146,054 Shares of Common Stock		1,217,983
	Iida Group Ltd	11,700 Shares of Common Stock		271,887
	Ill Tool Wks Inc	49,834 Shares of Common Stock		12,299,031
	Iluka Resources	156,388 Shares of Common Stock		1,148,389
	Impinj Inc	34,464 Shares of Common Stock		3,056,957
	Incitec Pivot	348,076 Shares of Common Stock		819,942
	Industrial & Infra Reit	799 Shares of Common Stock		1,541,035
	Indutrade Ab	49,700 Shares of Common Stock		1,521,655
	Infineon Technolog Ord	24,564 Shares of Common Stock		1,138,597
	Informa Plc (Gb) Ord	89,731 Shares of Common Stock		627,856
	Ing Groep N.V.	391,624 Shares of Common Stock		5,452,035
	Inm Colonial Socim	134,135 Shares of Common Stock		1,258,441
	Innospec Inc	22,678 Shares of Common Stock		2,048,731
	Inogen Inc	8,801 Shares of Common Stock		299,234
	Inspire Med Sys Inc	10,422 Shares of Common Stock		2,397,685
	Insulet Corp	20,420 Shares of Common Stock		5,433,149
	Intermed Cap Grp Ord	27,937 Shares of Common Stock		830,194
	International Consolidated Airline Ord	1,388,988 Shares of Common Stock		2,680,498
	Interrent Real Est Trust Units	50,009 Shares of Common Stock		685,315
	Intesa Sanpaolo	1,264,346 Shares of Common Stock		3,269,590
	Intl Flavors & Fragrances Inc	105,533 Shares of Common Stock		15,898,546
	Intl Paper Co	471,313 Shares of Common Stock		22,142,285
	Investor Ab	27,821 Shares of Common Stock		699,838
	Invitation Homes Inc	128,926 Shares of Common Stock		5,845,505
	Ipsen Sa	17,906 Shares of Common Stock		1,639,198
	Ipsos	27,900 Shares of Common Stock		1,308,775
	Iress Limited	75,805 Shares of Common Stock		688,925
	Iriso Electronics	16,500 Shares of Common Stock		621,141
	J & J Snack Foods Corp	30,210 Shares of Common Stock		4,771,972
	Jack In The Box Inc	53,390 Shares of Common Stock		4,670,557
	Japan Lifeline Co	44,600 Shares of Common Stock		424,485
	Japan Metropolitan Fund Invest	1,115 Shares of Common Stock		959,546
	Japan Post Hold Co	106,600 Shares of Common Stock		830,176
	Japan Post Insuran	66,600 Shares of Common Stock		1,069,949

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Jbg Smith Properties	116,020 Shares of Common Stock		3,330,934
	Jeol Ltd	17,000 Shares of Common Stock		1,356,693
	Jins Holdings Inc	11,200 Shares of Common Stock		681,794
	Johnson & Johnson	111,844 Shares of Common Stock		19,133,153
	Jtower Inc	12,400 Shares of Common Stock		1,039,121
	Jungheinrich Non-Vtg Prf	18,800 Shares of Common Stock		959,506
	Juniper Networks Inc	138,840 Shares of Common Stock		4,957,976
	Jyske Bank A/S	15,100 Shares of Common Stock		778,059
	Kajima Corp	200,300 Shares of Common Stock		2,297,740
	Kbc Groep Nv	4,852 Shares of Common Stock		416,365
	Kddi Corp	7,900 Shares of Common Stock		230,644
	Kesko Oyj	8,042 Shares of Common Stock		268,325
	Kilroy Rlty Corp	28,250 Shares of Common Stock		1,877,495
	Kimberly-Clark Corp	97,785 Shares of Common Stock		13,975,432
	Kinaxis Inc	18,800 Shares of Common Stock		2,639,278
	Kingfisher Ord	570,843 Shares of Common Stock		2,615,662
	Kinross Gold Corp	276,200 Shares of Common Stock		1,604,722
	Kintetsu World Exp	30,400 Shares of Common Stock		789,336
	Kinx Inc	13,400 Shares of Common Stock		563,054
	Klepierre	49,878 Shares of Common Stock		1,182,638
	Kobe Steel Ltd	62,200 Shares of Common Stock		311,662
	Kohls Corp	111,971 Shares of Common Stock		5,530,248
	Kon Ahold Delhaize	114,481 Shares of Common Stock		3,923,210
	Kone Corporation	37,578 Shares of Common Stock		2,693,933
	Koninklijke Dsm Nv	37,978 Shares of Common Stock		8,551,340
	Koninklijke Kpn	112,637 Shares of Common Stock		349,688
	Koninklijke Philip	51,555 Shares of Common Stock		1,920,958
	Kraft Heinz Co	83,200 Shares of Common Stock		2,986,880
	Kratos Defense & Security Solutions Inc	38,285 Shares of Common Stock		742,729
	Krones Ag Ord	9,600 Shares of Common Stock		1,046,952
	Kuehne&Nagel Intl	746 Shares of Common Stock		241,039
	Kyocera Corp	2,400 Shares of Common Stock		149,788
	Kyung Dong Navien	17,206 Shares of Common Stock		794,624
	La Francaise Des	16,537 Shares of Common Stock		732,301
	Lab Corp Amer Hldgs	11,300 Shares of Common Stock		3,550,573
	Las Vegas Sands Corp	186,843 Shares of Common Stock		7,032,771
	Latham Group Inc	217,890 Shares of Common Stock		5,453,787
	Lendingtree Inc	16,260 Shares of Common Stock		1,993,476
	Lendlease Corp Ltd	107,864 Shares of Common Stock		838,337
	Lennar Corp	57,219 Shares of Common Stock		6,646,559
	Lg Innotek Co	6,580 Shares of Common Stock		2,014,822
	Liberty Broadband Corp	23,324 Shares of Common Stock		3,757,496
	Liberty Global Plc	68,100 Shares of Common Stock		1,889,094
	Liberty Media Corp Del	75,660 Shares of Common Stock		3,847,311
	Lightspeed Commerce Inc	92,220 Shares of Common Stock		3,728,455

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Linde Plc	27,492 Shares of Common Stock		9,566,755
	Linea Directa Aseguradora Sa	379,900 Shares of Common Stock		694,908
	Link Real Estate Investment	157,500 Shares of Common Stock		1,386,860
	Lion Corp	21,300 Shares of Common Stock		284,296
	Live Nation Entertainment Inc	77,000 Shares of Common Stock		9,216,130
	Livent Corp	85,172 Shares of Common Stock		2,076,493
	Liveperson Inc	26,336 Shares of Common Stock		940,722
	Lkq Corp	48,300 Shares of Common Stock		2,899,449
	Loews Corp	67,694 Shares of Common Stock		3,910,005
	Logitech Intl	7,633 Shares of Common Stock		644,049
	London Stock Exchange Group Ord	6,592 Shares of Common Stock		618,747
	Lonza Group Ag	3,225 Shares of Common Stock		2,695,670
	Loomis Ak	24,600 Shares of Common Stock		654,000
	Lpl Finl Hldgs Inc	51,880 Shares of Common Stock		8,305,469
	Lululemon Athletica Inc	9,170 Shares of Common Stock		3,589,597
	Lvmh Moet Hennessy Louis Vuitton Se	847 Shares of Common Stock		700,253
	M&G Plc Ord Gbp0.05	669,293 Shares of Common Stock		1,808,515
	Magna International Inc	120,254 Shares of Common Stock		9,733,359
	Maisons Du Monde	42,900 Shares of Common Stock		993,281
	Mapletree Commercial Trust	54,100 Shares of Common Stock		80,258
	Mapletree Ind Tst	392,379 Shares of Common Stock		788,745
	Markel Corp Holding Co	2,600 Shares of Common Stock		3,208,400
	Marr Spa	33,200 Shares of Common Stock		713,570
	Marriott Vacations Worldwide Corp	7,088 Shares of Common Stock		1,197,730
	Marsh & Mclennan Co'S Inc	72,950 Shares of Common Stock		12,680,169
	Marubeni Corp	230,500 Shares of Common Stock		2,240,847
	Maruwa Co Ltd	6,600 Shares of Common Stock		934,219
	Masonite Intl Corp	40,080 Shares of Common Stock		4,727,436
	Mayr-Melnhof Karto	3,400 Shares of Common Stock		682,820
	Mazda Motor Corp	79,300 Shares of Common Stock		609,444
	Mcdonald'S Holding Co Japan	6,500 Shares of Common Stock		287,308
	Medacta Group Sa	10,998 Shares of Common Stock		1,714,005
	Medical Pptys Tr Inc	81,010 Shares of Common Stock		1,914,266
	Medipal Holdings Corp	26,000 Shares of Common Stock		486,562
	Medtronic Plc	161,747 Shares of Common Stock		16,732,727
	Megaport Ltd	78,346 Shares of Common Stock		1,057,205
	Meitec Corporation	13,000 Shares of Common Stock		764,274
	Melco Intl Dev	430,000 Shares of Common Stock		524,518
	Melia Hotels Intl	87,400 Shares of Common Stock		596,547
	Mercedes-Benz Group Ag	12,243 Shares of Common Stock		941,038
	Merck & Co Inc	163,066 Shares of Common Stock		12,497,378
	Merck Kgaa	4,248 Shares of Common Stock		1,096,598
	Merit Med Sys Inc	66,874 Shares of Common Stock		4,166,250
	Merlin Properties	112,141 Shares of Common Stock		1,220,431
	Methode Electrs Inc	45,805 Shares of Common Stock		2,252,232

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Metlife Inc	346,990 Shares of Common Stock		21,683,405
	Mgm Growth Pptys Llc	17,551 Shares of Common Stock		716,958
	Michelin (Cgde)	10,774 Shares of Common Stock		1,766,154
	Microchip Technology Inc	100,040 Shares of Common Stock		8,709,482
	Microsoft Corp	96,521 Shares of Common Stock		32,461,943
	Mips Mips	9,500 Shares of Common Stock		1,245,492
	Misumi Group Inc	21,800 Shares of Common Stock		893,543
	Mithra Pharmaceuti	18,800 Shares of Common Stock		427,160
	Mitie Group Ord	808,000 Shares of Common Stock		705,885
	Mitsubishi Corp	7,900 Shares of Common Stock		250,539
	Mitsubishi Elec Cp	9,500 Shares of Common Stock		120,323
	Mitsubishi Estate Co Ltd	214,500 Shares of Common Stock		2,970,086
	Mitsubishi Hc Cap.	21,500 Shares of Common Stock		106,235
	Mitsubishi Hvy Ind	6,900 Shares of Common Stock		159,325
	Mitsui Fudosan Co Ltd	153,353 Shares of Common Stock		3,034,300
	Mizuho Financial Group	301,800 Shares of Common Stock		3,834,253
	Mmc Norilsk Nickel Adr	111,296 Shares of Common Stock		3,442,385
	Moelis & Co	64,700 Shares of Common Stock		4,044,397
	Molson Coors Beverage Company	63,785 Shares of Common Stock		2,956,435
	Moneysupermarket.C Ord	176,339 Shares of Common Stock		515,900
	Mongodb Inc	8,220 Shares of Common Stock		4,351,257
	Monro Inc	74,970 Shares of Common Stock		4,368,502
	Montrose Environmental Group Inc	169,551 Shares of Common Stock		11,955,041
	Moog Inc	51,592 Shares of Common Stock		4,177,404
*	Morgan Stanley	29,021,541 Shares of Common Stock		2,848,754,465
	Mori Hills Reit	432 Shares of Common Stock		585,604
	Ms&Ad Ins Gp Hldgs	21,300 Shares of Common Stock		656,452
	Msci Inc	12,310 Shares of Common Stock		7,542,214
	Mtu Aero Engines A	9,257 Shares of Common Stock		1,888,555
	Munters Group Ab	82,000 Shares of Common Stock		633,532
	Musti Group Oyj	12,000 Shares of Common Stock		422,493
	N V R Inc	400 Shares of Common Stock		2,363,548
	Nagaileben Co	29,600 Shares of Common Stock		581,950
	Nagarro Se	4,100 Shares of Common Stock		941,829
	Namen-Akt Belimo Holding Ag	2,180 Shares of Common Stock		1,387,697
	Namen-Akt Vz Holding Ag	12,230 Shares of Common Stock		1,312,730
	Natera Inc	122,567 Shares of Common Stock		11,446,532
	National Storage R Reit Stapled Unit	720,649 Shares of Common Stock		1,393,701
	Ncr Corp	23,673 Shares of Common Stock		951,655
	Neogenomics Inc	30,821 Shares of Common Stock		1,051,613
	Nestle Sa	56,395 Shares of Common Stock		7,887,811
	Netapp Inc	66,240 Shares of Common Stock		6,093,418
	Nevro Corp	50,985 Shares of Common Stock		4,133,354
	New World Devel Co	459,750 Shares of Common Stock		1,819,233
	Newcrest Mining Ltd	17,997 Shares of Common Stock		320,314

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	News Corp	466,506 Shares of Common Stock		10,407,749
	Nexans Sa	11,400 Shares of Common Stock		1,112,966
	Nextdc Ltd	93,691 Shares of Common Stock		871,230
	Nextera Energy Inc	147,473 Shares of Common Stock		13,768,079
	Ngk Insulators Ltd	8,000 Shares of Common Stock		135,053
	Nice Information S	44,200 Shares of Common Stock		669,274
	Nielsen Holdings Plc	225,548 Shares of Common Stock		4,625,989
	Nihon Parkerizing	47,500 Shares of Common Stock		464,048
	Nippon Accommodati Reit	33 Shares of Common Stock		189,996
	Nippon Steel Corp	13,200 Shares of Common Stock		215,329
	Nippon Telegraph & Telephone Corp	46,900 Shares of Common Stock		1,282,923
	Nisource Inc	154,900 Shares of Common Stock		4,276,789
	Nitto Denko Corp	16,500 Shares of Common Stock		1,273,805
	Nitto Kohki Co Ltd	31,200 Shares of Common Stock		496,090
	Nn Group N.V.	2,568 Shares of Common Stock		139,037
	Nomura Holdings	137,700 Shares of Common Stock		599,923
	Nomura Real Estate Master Fu	536 Shares of Common Stock		753,114
	Northwestern Corp	77,337 Shares of Common Stock		4,420,583
	Novanta Inc Novanta Inc	35,738 Shares of Common Stock		6,301,682
	Novartis Ag	72,321 Shares of Common Stock		6,372,090
	Novo-Nordisk As	27,361 Shares of Common Stock		3,074,857
	Nutanix Inc	188,810 Shares of Common Stock		6,015,487
	Nxp Semiconductors N V	34,265 Shares of Common Stock		7,804,882
	O Reilly Automotive Inc	2,600 Shares of Common Stock		1,836,198
	Obayashi Corp	357,000 Shares of Common Stock		2,759,151
	Oc Oerlikon Corp	74,600 Shares of Common Stock		766,755
	Odfjell Drilling Limited	204,900 Shares of Common Stock		469,363
	Oge Energy Corp	110,357 Shares of Common Stock		4,235,502
	Okinawa Cellular	17,200 Shares of Common Stock		763,250
	Old Rep Intl Corp	96,800 Shares of Common Stock		2,379,344
	Ollies Bargain Outlet Hldgs Inc	74,126 Shares of Common Stock		3,794,510
	Olympus Corp	8,000 Shares of Common Stock		184,065
	On Semiconductor Corp	80,080 Shares of Common Stock		5,439,034
	Ono Pharmaceutical	7,300 Shares of Common Stock		181,050
	Orange SA	325,326 Shares of Common Stock		3,482,441
	Organon & Co	96,500 Shares of Common Stock		2,938,425
	Palo Alto Networks Inc	22,320 Shares of Common Stock		12,426,883
	Panasonic Corp	19,100 Shares of Common Stock		209,817
	Papa Johns Intl Inc	17,139 Shares of Common Stock		2,287,542
	Park 24 Co Ltd	40,100 Shares of Common Stock		548,805
	Park Hotels & Resorts Inc	30,032 Shares of Common Stock		567,004
	Patrizia Ag	44,900 Shares of Common Stock		1,046,736
	Patterson Cos Inc	78,231 Shares of Common Stock		2,296,080
	Pdc Energy Inc	91,415 Shares of Common Stock		4,459,224
	Penta Ocean Const	123,000 Shares of Common Stock		694,282

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Perella Weinberg Partners	166,554 Shares of Common Stock		2,141,884
	Perrigo Company Limited	100,002 Shares of Common Stock		3,890,078
	Persimmon Ord	10,286 Shares of Common Stock		397,894
	Petiq Inc	46,106 Shares of Common Stock		1,047,067
	Pfizer Inc	249,563 Shares of Common Stock		14,736,695
	Philip Morris Intl	142,580 Shares of Common Stock		13,545,100
	Piper Sandler Companies	25,000 Shares of Common Stock		4,462,750
	Planet Fitness Inc	45,362 Shares of Common Stock		4,108,890
	Plymouth Indl Reit Inc	157,467 Shares of Common Stock		5,038,944
	Porsche Auto Hl Se Non Vtg Prf Npv	8,274 Shares of Common Stock		785,103
	Post Hldgs Inc	51,200 Shares of Common Stock		5,771,776
	Potlatchdeltic Corporation	37,870 Shares of Common Stock		2,280,531
	Power Assets Hldgs	13,000 Shares of Common Stock		81,038
	Prima Meat Packers	23,500 Shares of Common Stock		506,917
	Progyny Inc	228,319 Shares of Common Stock		11,495,862
	Prologis Inc	42,841 Shares of Common Stock		7,212,711
	Prosegur Seguridad	198,249 Shares of Common Stock		520,787
	Provident Finl Svcs Inc	91,831 Shares of Common Stock		2,224,147
	Proximus	67,293 Shares of Common Stock		1,311,649
	Prysmian Spa	16,209 Shares of Common Stock		610,313
	Psp Swiss Property	8,338 Shares of Common Stock		1,040,477
	Publicis Groupe Sa	39,009 Shares of Common Stock		2,626,174
	Pva Tepla Ag Ord	19,782 Shares of Common Stock		942,586
	Qiagen Nv	19,725 Shares of Common Stock		1,098,908
	Qualcomm Inc	148,255 Shares of Common Stock		27,111,392
	Quest Diagnostics Inc	44,690 Shares of Common Stock		7,731,817
	Radius Global Infrastructure Inc	266,116 Shares of Common Stock		4,284,468
	Raffles Medical	751,061 Shares of Common Stock		763,234
	Rambus Inc Del	157,239 Shares of Common Stock		4,621,254
	Ranpak Hldgs Corp	130,068 Shares of Common Stock		4,887,955
	Rapid7 Inc	17,373 Shares of Common Stock		2,044,628
	Recordati	13,869 Shares of Common Stock		891,109
	Red Electrica Corp	4,197 Shares of Common Stock		90,803
	Regency Ctrs Corp	26,221 Shares of Common Stock		1,975,752
	Reliance Inds Spon Gdr	42,990 Shares of Common Stock		2,749,211
	Relo Group Inc	36,800 Shares of Common Stock		664,385
	Renasant Corp	115,471 Shares of Common Stock		4,382,124
	Renesas Electronics Corporation	139,400 Shares of Common Stock		1,722,602
	Renewi Plc Ord	143,738 Shares of Common Stock		1,473,768
	Repay Hldgs Corp	229,892 Shares of Common Stock		4,200,127
	Repsol Sa	11,196 Shares of Common Stock		132,872
	Resona Holdings	893,300 Shares of Common Stock		3,470,648
	Rexel	71,182 Shares of Common Stock		1,443,306
	Rexford Indl Rlty Inc	54,730 Shares of Common Stock		4,439,150
	Rhi Magnesita N.V.	9,200 Shares of Common Stock		411,959

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Ricoh Co Ltd	38,900 Shares of Common Stock		361,790
	Rio Tinto Limited	5,541 Shares of Common Stock		403,302
	Rio Tinto Ord	68,410 Shares of Common Stock		4,532,826
	Roche Hldgs Ag Genusscheine	25,782 Shares of Common Stock		10,727,055
	Rocket Pharmaceuticals Inc	73,992 Shares of Common Stock		1,615,245
	Rockwell Automation	48,885 Shares of Common Stock		17,053,533
	Rohm Co Ltd	10,200 Shares of Common Stock		927,394
	Roland Corporation	17,200 Shares of Common Stock		587,000
	Ross Stores Inc	49,740 Shares of Common Stock		5,684,287
	Rwe Ag	7,641 Shares of Common Stock		310,383
	Ryohin Keikaku Co	16,000 Shares of Common Stock		243,706
	S.W. Airl Co	165,842 Shares of Common Stock		7,104,671
	Sabra Health Care Reit Inc	62,054 Shares of Common Stock		840,211
	Safestore Hldgs Ord	92,898 Shares of Common Stock		1,772,884
	Sage Group	218,497 Shares of Common Stock		2,523,212
	Sam Yung Trading	45,641 Shares of Common Stock		554,795
	Samhallsbyggnadsbolaget I Norden Ab	178,306 Shares of Common Stock		1,308,072
	San-Ai Oil Co	77,200 Shares of Common Stock		894,985
	Sandy Spring Bancorp Inc	88,792 Shares of Common Stock		4,269,119
	Sanwa Holdings	44,500 Shares of Common Stock		474,157
	Saul Ctrs Inc	12,396 Shares of Common Stock		657,236
	Sberbank Of Russia Spon Adr	168,409 Shares of Common Stock		2,702,964
	Scentre Group	177,340 Shares of Common Stock		407,435
	Schindler-Hldg Ag	1,775 Shares of Common Stock		478,256
	Schwab Charles Corp	301,075 Shares of Common Stock		25,320,408
	Scout24 Se	7,800 Shares of Common Stock		544,805
	Scsk Corp	23,700 Shares of Common Stock		471,098
	Seacoast Bkg Corp	61,310 Shares of Common Stock		2,169,761
	Seagen Inc	57,419 Shares of Common Stock		8,876,977
	Sealed Air Corp	38,900 Shares of Common Stock		2,624,583
	Seb Sa	21,630 Shares of Common Stock		3,367,417
	Secom Co	1,500 Shares of Common Stock		104,025
	Segro Plc Ord	276,557 Shares of Common Stock		5,380,880
	Sekisui House	41,400 Shares of Common Stock		887,644
	Sekisui House Reit	1,063 Shares of Common Stock		791,100
	Sekisui Jushi Corp	37,100 Shares of Common Stock		673,667
	Sempra	141,962 Shares of Common Stock		18,778,733
	Semrush Hldgs Inc	45,027 Shares of Common Stock		938,813
	Senior	477,700 Shares of Common Stock		951,121
	Service Stream Ltd	1,036,004 Shares of Common Stock		606,348
	Seven & I Holdings	51,300 Shares of Common Stock		2,252,380
	Sgs Sa	469 Shares of Common Stock		1,568,395
	Shangri-La Asia	548,000 Shares of Common Stock		457,586
	Shell Plc	224,963 Shares of Common Stock		4,942,099
	Shift Inc	5,900 Shares of Common Stock		1,222,474

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Shimizu Corp	249,100 Shares of Common Stock		1,542,341
	Shinko Elec Inds	15,300 Shares of Common Stock		729,426
	Ship Healthcare Holdings Inc	38,100 Shares of Common Stock		886,701
	Showa Denko Kk	24,900 Shares of Common Stock		522,196
	Siemens Ag	27,125 Shares of Common Stock		4,709,652
	Signature Bk	16,171 Shares of Common Stock		5,230,833
	Sim Corp	6,100 Shares of Common Stock		666,684
	Simmons 1St Natl Corp	141,939 Shares of Common Stock		4,198,556
	Simon Property Group Inc	5,182 Shares of Common Stock		827,928
	Singapore Technologies Engineering	29,700 Shares of Common Stock		82,834
	Sitc International	159,000 Shares of Common Stock		575,119
	Siteone Landscape Supply Inc	55,892 Shares of Common Stock		13,541,514
	Sl Corporation	36,630 Shares of Common Stock		961,393
	Societe Generale	15,044 Shares of Common Stock		516,748
	Sompo Holdings Inc	10,100 Shares of Common Stock		426,173
	Sonic Automotive Inc	92,999 Shares of Common Stock		4,598,801
	Sonic Healthcare	19,173 Shares of Common Stock		650,010
	Sony Group Corpora	38,600 Shares of Common Stock		4,852,026
	Sosila Logistics R Reit	557 Shares of Common Stock		851,305
	Soulbrain Co Ltd	3,400 Shares of Common Stock		796,551
	South Jersey Inds Inc	85,589 Shares of Common Stock		2,235,585
	South32 Ltd	610,296 Shares of Common Stock		1,779,300
	Southern Co	435,577 Shares of Common Stock		29,871,871
	Southern Co Corporate	65,119 Shares of Common Stock		3,500,146
	Spar Nord Bank As	76,800 Shares of Common Stock		981,687
	Splunk Inc	46,540 Shares of Common Stock		5,385,609
	Sps Comm Inc	71,218 Shares of Common Stock		10,137,882
	Square Enix Holdings Co Ltd	18,200 Shares of Common Stock		932,482
	Ss&C Technologies Hldgs Inc	30,500 Shares of Common Stock		2,500,390
	Sse Plc Ord	35,879 Shares of Common Stock		801,353
	St James'S Place Ord	46,100 Shares of Common Stock		1,051,180
	Stabilus S.A.	13,700 Shares of Common Stock		1,005,666
	Stanley Electric	3,800 Shares of Common Stock		95,004
	Steadfast Group	254,091 Shares of Common Stock		969,869
	Stellantis N.V	123,051 Shares of Common Stock		2,334,932
	Stepan Co	36,012 Shares of Common Stock		4,475,931
	Stepstone Group Inc	241,088 Shares of Common Stock		10,022,028
	Stericycle Inc	128,600 Shares of Common Stock		7,669,704
	Sthree Plc Ord	145,598 Shares of Common Stock		915,032
	Stmicroelectronics	77,608 Shares of Common Stock		3,827,655
	Stockland	162,742 Shares of Common Stock		501,683
	Stora Enso Oyj	5,874 Shares of Common Stock		107,814
	Store Capital Corporation	57,649 Shares of Common Stock		1,983,126
	Subaru Corporation	103,500 Shares of Common Stock		1,848,808
	Sugi Holdings	9,700 Shares of Common Stock		587,113

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Sumco Corporation	52,700 Shares of Common Stock		1,075,006
	Sumitomo Corp	90,500 Shares of Common Stock		1,336,418
	Sumitomo Mitsui Financial Group	32,200 Shares of Common Stock		1,102,554
	Sumitomo Mitsui Trust Holdings Inc	8,500 Shares of Common Stock		283,665
	Sumitomo Realty & Development	18,800 Shares of Common Stock		552,303
	Summit Indl Income Trust Units	114,017 Shares of Common Stock		2,121,205
	Sun Communities Inc	19,449 Shares of Common Stock		4,083,707
	Sun Hung Kai Prop	183,091 Shares of Common Stock		2,221,619
	Sunac Services Hld	491,927 Shares of Common Stock		501,625
	Suncorp Group Ltd	184,446 Shares of Common Stock		1,484,503
	Sunstone Hotel Invs Inc	257,312 Shares of Common Stock		3,018,270
	Suruga Bank	154,200 Shares of Common Stock		680,245
	Svenska Handelsbanken	306,314 Shares of Common Stock		3,310,844
	Swire Pacific 'A'	142,500 Shares of Common Stock		810,625
	Swiss Life Holdings Ag	952 Shares of Common Stock		584,062
	Swiss Re Ag	3,785 Shares of Common Stock		374,948
	Swisscom Ag	1,093 Shares of Common Stock		617,305
	Tabcorp Holdings Ltd	88,229 Shares of Common Stock		322,017
	Tabula Rasa Healthcare Inc	69,260 Shares of Common Stock		1,038,900
	Taisei Corp	77,500 Shares of Common Stock		2,352,156
	Tapestry Inc	195,740 Shares of Common Stock		7,947,044
	Tate & Lyle Ord	67,400 Shares of Common Stock		603,792
	Tc Energy Corporation	176,441 Shares of Common Stock		8,211,564
	Te Connectivity Ltd	58,662 Shares of Common Stock		9,464,527
	Tecan Group Ag	3,520 Shares of Common Stock		2,146,035
	Techtarget Inc	4,560 Shares of Common Stock		436,210
	Tele2 Ab	9,920 Shares of Common Stock		141,451
	Telecom Italia Spa	652,772 Shares of Common Stock		322,321
	Teledyne Technologies Inc	13,990 Shares of Common Stock		6,112,091
	Telefonica Deutsch	181,571 Shares of Common Stock		504,024
	Telefonica Sa	461,825 Shares of Common Stock		2,023,022
	Teradyne Inc	40,490 Shares of Common Stock		6,621,330
	Terreno Rlty Corp	11,807 Shares of Common Stock		1,007,019
	Terumo Corp	18,600 Shares of Common Stock		784,994
	Tesco Ord	176,899 Shares of Common Stock		694,603
	Texas Instruments Inc	83,229 Shares of Common Stock		15,686,170
	Thales Sa	2,011 Shares of Common Stock		171,061
	Thermo Fisher Corp	16,031 Shares of Common Stock		10,696,524
	Tjx Cos Inc	251,293 Shares of Common Stock		19,078,165
	Tokyo Elec Power H	401,600 Shares of Common Stock		1,035,780
	Tokyo Electron	500 Shares of Common Stock		287,786
	Tokyo Ohka Kogyo	11,700 Shares of Common Stock		690,895
	Tokyo Tatemono Co	48,700 Shares of Common Stock		710,486
	Toshiba Corp	26,400 Shares of Common Stock		1,084,382
	Tosoh Corp	5,600 Shares of Common Stock		82,963

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Towngas China Company Limited	1,084,000 Shares of Common Stock		942,693
	Toyo Suisan Kaisha	2,400 Shares of Common Stock		101,602
	Toyota Industries	17,400 Shares of Common Stock		1,388,615
	Toyota Tsusho Corp	1,900 Shares of Common Stock		87,447
	Tradeweb Mkts Inc	55,588 Shares of Common Stock		5,566,582
	Trane Technologies Plc	32,930 Shares of Common Stock		6,652,848
	Transcat Inc	19,128 Shares of Common Stock		1,768,001
	Transdigm Group Inc	12,714 Shares of Common Stock		8,089,664
	Transunion	73,950 Shares of Common Stock		8,768,991
	Travel + Leisure Co	13,859 Shares of Common Stock		765,987
	Treasury Wine Esta	80,911 Shares of Common Stock		728,270
	Triumph Bancorp Inc	38,256 Shares of Common Stock		4,555,524
	Trustmark Corp	67,675 Shares of Common Stock		2,196,731
	Tsubaki Nakashima	68,900 Shares of Common Stock		878,938
	Tsuruha Holdings	7,600 Shares of Common Stock		728,618
	Twilio Inc	23,370 Shares of Common Stock		6,154,256
	Tyson Foods Inc	183,797 Shares of Common Stock		16,019,747
	Ubisoft Entertain	8,900 Shares of Common Stock		435,915
	Ubs Group Ag	96,877 Shares of Common Stock		1,745,838
	Ucb	45,005 Shares of Common Stock		5,135,882
	Ufp Industries Inc	25,939 Shares of Common Stock		2,386,647
	Ugi Corp	71,400 Shares of Common Stock		3,277,974
	Ulta Beauty Inc	21,030 Shares of Common Stock		8,671,510
	Ultra Electronic Holdings Ord	19,500 Shares of Common Stock		839,895
	Ultragenyx Pharmaceutical Inc	17,349 Shares of Common Stock		1,458,877
	Unibail-Rodamco-Westfield	2,567 Shares of Common Stock		179,881
	Unicredit Spa	75,637 Shares of Common Stock		1,164,979
	Uniper Se	52,573 Shares of Common Stock		2,499,056
	Unite Group Ord	154,442 Shares of Common Stock		2,322,988
	United Internet Ag	2,260 Shares of Common Stock		89,798
	United Parcel Svc Inc	158,749 Shares of Common Stock		34,026,261
	United Sts Stl Corp	61,200 Shares of Common Stock		1,457,172
	United Therapeutics Corp Del	4,500 Shares of Common Stock		972,360
	Unvl Music Group	11,302 Shares of Common Stock		318,488
	Urban Edge Pptys	171,547 Shares of Common Stock		3,259,393
	Utd O/S Bank	13,600 Shares of Common Stock		271,364
	Vail Resorts Inc	18,430 Shares of Common Stock		6,043,197
	Value Partners	804,000 Shares of Common Stock		401,160
	Ventas Inc	72,860 Shares of Common Stock		3,724,603
	Veritex Hldgs Inc	106,982 Shares of Common Stock		4,255,744
	Vertex Inc	220,638 Shares of Common Stock		3,501,525
	Viatris Inc	186,900 Shares of Common Stock		2,528,757
	Viavi Solutions Inc	302,021 Shares of Common Stock		5,321,610
	Vicat Sa	18,700 Shares of Common Stock		765,563
	Vici Pptys Inc	84,166 Shares of Common Stock		2,534,238

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Vifor Pharma Ag	763 Shares of Common Stock		135,869
	Vistra Corp	188,300 Shares of Common Stock		4,287,591
	Vistry Group Plc	62,100 Shares of Common Stock		995,878
	Vodafone Group Ord	268,114 Shares of Common Stock		407,669
	Volkswagen Ag Non Vtg Prf	25,627 Shares of Common Stock		5,172,305
	Vonovia Se	99,059 Shares of Common Stock		5,463,520
	Vontier Corp	139,600 Shares of Common Stock		4,289,908
	Wacker Chemie Ag	6,700 Shares of Common Stock		1,002,692
	Walmart Inc	103,387 Shares of Common Stock		14,959,065
	Walt Disney Co	99,581 Shares of Common Stock		15,424,101
	Wartsila	67,071 Shares of Common Stock		942,736
	Waste Connections Inc	44,510 Shares of Common Stock		6,065,378
	Wells Fargo & Co	891,563 Shares of Common Stock		42,777,193
	Welltower Inc	17,629 Shares of Common Stock		1,512,039
	Wesco Intl Inc	55,110 Shares of Common Stock		7,251,925
	Wesfarmers Ltd	11,893 Shares of Common Stock		512,756
	West Fraser Timber Ltd	13,600 Shares of Common Stock		1,296,896
	Westn Digital Corp	27,000 Shares of Common Stock		1,760,670
	Westpac Bkg Corp	16,780 Shares of Common Stock		260,468
	Wetherspoon (J.D) Ord	55,200 Shares of Common Stock		718,498
	Weyerhaeuser Co	18,296 Shares of Common Stock		753,429
	Wh Group Limited	898,500 Shares of Common Stock		563,558
	Whiting Pete Corp	69,492 Shares of Common Stock		4,494,743
	Wienerberger Ag	37,193 Shares of Common Stock		1,367,849
	Wihlborgs Fast. Ab	32,281 Shares of Common Stock		732,342
	Williams Co Inc	131,000 Shares of Common Stock		3,411,240
	Williams Sonoma Inc	35,880 Shares of Common Stock		6,068,384
	Wilmar International Ltd	67,100 Shares of Common Stock		206,056
	Wing Tai Holdings	447,015 Shares of Common Stock		593,522
	Wingstop Inc	8,893 Shares of Common Stock		1,536,710
	Wolters Kluwer	9,600 Shares of Common Stock		1,131,014
	Wood Group (John) Ord	149,800 Shares of Common Stock		387,735
	Xilinx Inc	37,010 Shares of Common Stock		7,847,230
	Xinyi Glass Hldgs	165,000 Shares of Common Stock		412,696
	Yamada Holdings Co	455,300 Shares of Common Stock		1,553,844
	Yamato Holdings	27,600 Shares of Common Stock		647,847
	Yamazen Corp	54,200 Shares of Common Stock		506,441
	Zendesk Inc	86,510 Shares of Common Stock		9,022,128
	Zimmer Biomet Hldgs Inc	111,329 Shares of Common Stock		14,143,236
	Zon Optimus Sgps Sa	106,600 Shares of Common Stock		413,379
	Zoominfo Technologies Inc	97,160 Shares of Common Stock		6,237,672
	Zuken Inc	38,100 Shares of Common Stock		1,224,176
	Zumtobel Group Ag	50,800 Shares of Common Stock		444,827
		Corporate equities total		5,850,149,245
	Cash and cash equivalents

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Cash and cash equivalents (continued)
	Cash and cash equivalents	Foreign currency		91,963,199
		Cash and cash equivalents total		91,963,199
	Government securities
	Federal Home Loan Banks	Disc Nt 02-15-2022 0% Disc Nts 15/02/2022 Usd		25,764,384
	Federal Home Loan Banks	Disc Nt 02-14-2022		24,409,431
	Federal Home Loan Banks	Disc Nt 03-18-2022 0% Disc Nts 18/03/2022 Usd		22,897,647
	Federal Home Loan Banks	Disc Nt 02-16-2022 0% Disc Nts 16/02/2022 Usd		22,079,460
	Federal Home Loan Banks	Disc Nt 03-02-2022 0% Disc Nts 02/03/2022 Usd		17,873,561
	Federal Home Loan Banks	.04% Due 01-28-2022 Reg		17,302,009
	Federal Home Loan Banks	Disc Nt 02-11-2022 0% Disc Nts 11/02/2022 Usd		12,599,727
	Federal Home Loan Banks	Fltg Rt Due 12-16-2022 Reg		12,497,595
	Federal Home Loan Banks	.04% 01-12-2022		12,219,240
	Federal Home Loan Banks	.055% Due 03-22-2022		12,062,535
	Federal Home Loan Banks	.035 02-01-2022		11,322,701
	Federal Home Loan Banks	Float 09/06/22 09-06-2022		6,525,027
	Federal Home Loan Banks	Fltg Rt Due 02-28-2022		6,216,160
	Federal Home Loan Banks	Cons Bd Dtd 02/03/2021 Fltg .105% 02-03-2023		6,001,246
	Federal Home Loan Banks	.055% Due 05-23-2022Reg		5,686,583
	Federal Home Loan Banks	Disc Nt 04-01-2022 0% Disc Nts 01/04/2022 Usd		4,524,005
	Federal Home Loan Banks	Disc Nt 01-14-2022 0% Disc Nts 14/01/2022 Usd		3,899,988
	Federal Home Loan Banks	Disc Nt 02-08-2022 0% Disc Nts 08/02/2022 Usd		3,179,936
	Federal Home Loan Banks	.05% 02-07-2022		2,849,341
	Federal Home Loan Banks	1.05% 08-13-2026		2,173,592
	Federal Home Loan Banks	Fltg Rt 04-28-2022 Reg		1,995,203
	Federal Home Loan Banks	Disc Nt 02-02-2022 0% Disc Nts 02/02/2022 Usd		1,899,968
	Federal Home Loan Banks	Cons Bd Dtd 03/12/2021 Fltg .065% 04-12-2022		1,684,887
	Federal Home Loan Banks	Cons Bd Dtd 04/30/2021 Fltg .06% 03-30-2022		1,294,915
	Federal Home Loan Banks	Disc Nt 03-11-2022 0% Disc Nts 11/03/2022 Usd		999,907
	Federal Home Loan Banks	Fltg 03-28-2022		799,949
	FFCB	Cons Systemwide Bds Dtd .26% 07-20-2022		25,025,796
	FFCB	Cons Systemwide Bds Dtd .075% 01-12-2023		9,851,054
	FFCB	Cons Systemwide Bds Fltg Rt Due 07-20-2023		9,690,104
	FFCB	Fltg 10-21-2022		8,902,722
	FFCB	Disc Nt 04-19-2022 0% Disc Nts 19/04/2022 Usd		8,672,702
	FFCB	Fltg Rt Due 11-22-2023 Reg		8,560,051
	FFCB	Cons Systemwide Bds 08-22-2023		6,940,000
	FFCB	Cons Systemwide Bds Dtd .095% 09-08-2022		6,445,941
	FFCB	Fltg Rt Due 07-11-2022 Reg		6,255,954
	FFCB	Fltg Rt 11-03-2022		6,073,371
	FFCB	Cons Systemwide Fltg 09-02-2022		5,418,142
	FFCB	Fltg Rt 10-14-2022		5,312,988
	FFCB	Disc Nt 06-21-2022 0% Disc Nts 21/06/2022 Usd		5,130,426
	FFCB	Cons Systemwide Bds Dtd .1% 09-28-2023		4,630,013
	FFCB	Cons Systemwide Bds Dtd .07% 08-10-2022		4,594,078
	FFCB	Cons Fltg 01-14-2022		4,465,231

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	FFCB	Cons Systemwide Bds Tr 10-07-2022		4,236,803
	FFCB	Disc Nt 01-19-2022 0% Disc Nts 19/01/2022 Usd		3,564,984
	FFCB	Disc Nt 01-28-2022 0% Disc Nts 28/01/2022 Usd		3,119,978
	FHLMC	Fltg Due 06-02-2022 Reg		10,512,097
	FHLMC	Dtd 11/10/2020 .115% 11-10-2022		3,739,989
	FHLMC	.68% Due 08-06-2025/08-06-2021 Reg		2,746,706
	FHLMC	Dtd 10/23/2020 .65% 10-22-2025		2,152,129
	FHLMC	Dtd 10/27/2020 .65% 10-27-2025		1,371,294
	FHLMC	Dtd 10/28/2020 .8% 10-28-2026		1,365,734
	FHLMC	Ser 005115 Cl Cd 1% 08-15-2044		508,838
	FHLMC	1% 01-15-2041		482,411
	FHLMC	Pool #Zm2479 4%01-01-2047 Beo		358,869
	FHLMC	Ser 4678 Cl Af Fltg Rt 12-15-2042		83,353
	FHLMC	Multiclass Ser 3218 Cl As 09-15-2036		63,408
	FHLMC	Multiclass Ser 3147 Cl Ls 04-15-2036		62,227
	FHLMC	Multiclass Ser 4620 Cl Af 11-15-2042		56,465
	FHLMC	Multiclass Ser 3951 Cl Us Fltg 02-15-2040		49,216
	FHLMC	Fltg Ser 2007-34 Cl S 04-25-2037 Beo		27,392
	FHLMC	Multiclass Ser 3218 Cl Sa Flg Rt Due 09-15-2036		4,621
	FHLMC	Multiclass Ser 3828 Cl Sy 02-15-2041 Fltg		3,900
	FNMA	Single Family Mortgage 2.5% 30 Years Settles March		12,204,243
	FNMA	Single Family Mortgage 0% 30 Years Settles February		9,869,723
	FNMA	Single Family Mortgage 4% 30 Years Settles February		7,215,692
	FNMA	Single Family Mortgage 0% 15 Years Settles February		6,135,938
	FNMA	Fltg Due 04-15-2022 Reg		5,766,242
	FNMA	Fltg Due 04-07-2022 Reg		5,079,673
	FNMA	Single Family Mortgage 2% 30 Years Settles January		3,790,203
	FNMA	Single Family Mortgage 3.5% 30 Years Settles March		2,216,766
	FNMA	Tranche 852 .7% Due 07-30-2025		1,378,152
	FNMA	Sr 06-114 Cl Af Fltg 12-25-2036		577,527
	FNMA	Ser 19-28 Cl Fj Fltg Due 06-25-2059 Reg		539,061
	FNMA	Single Family Mortgage 3.5% 30 Years Settles March		525,300
	FNMA	Pool #Ap1215 3.5% 06-01-2043 Beo		306,215
	FNMA	Gtd Mtg Pool #Aj1509 4% 09-01-2041 Beo		287,887
	FNMA	Pool #Fm1549 4% 09-01-2048 Beo		213,095
	FNMA	Pool #Ab0183 5% 02-01-2025 Beo		172,128
	FNMA	Pool #Ab9280 4% 05-01-2043 Beo		146,984
	FNMA	Gtd Mtg Pool #Ak2411 4% Due 02-01-2042 Beo		146,078
	FNMA	Pool #Ab1609 4% 10-01-2025 Beo		132,339
	FNMA	Gtd Mtg Pool #Ai2095 4% 05-01-2026 Beo		120,522
	FNMA	Pool #Ao1771 4% 05-01-2042 Beo		95,842
	FNMA	Pool #Bn0874 4% Due 11-01-2048 Reg		90,651
	FNMA	Fnr 2007-56 Gs Flt Rt 06-25-2037		70,332
	FNMA	Ser 2007-89 Cl Sd Fltg Rt 09-25-2037		37,945
	FNMA	Gtd Mtg Pool #Al5548 2.033% Due 05-01-2038 Beo		31,005

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	FNMA	Gtd Mtg Ah6737 4 2-1-2026		30,353
	FNMA	Remic Tr 2011-60 Cl-Oa Prin Only 08-25-2039 Reg		24,388
	FNMA	00.000Fnra361225Be#Mbs Remic Adjustable 12-25-2036		22,035
	FNMA	Ser 2007-32 Cl Sa Fltg Rt 04-25-2037		17,260
	FNMA	Gtd Mtg Pool #Ah9391 4% 03-01-2026 Beo		16,151
	FNMA	2007-15 Cl Ai Var 03-25-2037		9,589
	FNMA	Fr Cmo 25/03/37 Usd 03-25-2037		4,345
	FNMA	Remic Tr 2010-2 Cl-Gf Fltg 12-25-2049		4,341
	FNMA	Remic Tr 2009-87 Cl-Hs Var Rate 11-25-2039		3,701
	FNMA	2007-4 Cl Sl Fltg Rt 02-25-2037		3,136
	FNMA	Ser 2011-40 Cl Sx Var Rt Due 11-25-2040 Beo		1,100
	FNMA	Gtd Mtg Pool #Al1378 6Due 02-01-2027 Beo		603
	France	Idx/Lkd Snr 01/03/2026 Eur1		1,555,538
	France	Idx/Lkd Snr 25/07/2024 Eur1		811,720
	France	Idx/Lkd Snr 25/07/2027 Eur1		163,634
	GNMA	Ii Jumbos 0% 30 Years Settles February		15,949,781
	GNMA	2% 01-15-2051		2,019,063
	GNMA	Pool #Ma5764 4.5% 02-20-2049 Beo		603,870
	GNMA	Remic Passthru Ctf Sr 20-H14 Cl Fh 0.0% 08-20-2070		560,514
	GNMA	2017-H05 Remic Passthru Ctf Cl Fc Fltg 02-20-2067		421,337
	GNMA	2017-H14 Remic Passthru Ctf Cl Fg 06-20-2067		409,225
	GNMA	Ser 15-H08 Cls Fb Fltg Due 03-20-2065		336,211
	GNMA	2016-H17 Mtg Pass Thru Ctf Cl Mx Fc08-20-2066		314,704
	GNMA	Pool #Ma5265 4.5% 06-20-2048 Beo		290,704
	GNMA	Pool #Ak8998 3% 07-15-2045 Beo		193,076
	GNMA	Ser 2015-H20 Cl Fb Flt Rt 08-20-2065		175,795
	GNMA	Fltg Rt Ser 18-H15 Cl Fg 08-20-2068 Reg		116,117
	GNMA	Pool #Al1871 3% 01-15-2045 Beo		87,863
	GNMA	Pool #Ab9437 3.5 Due 11-15-2042 Reg		87,124
	GNMA	Pool #Am4137 3.5% 04-15-2045 Beo		86,617
	GNMA	Remic 2015-H30 Cl Fd Flt Rt 10-20-2065		78,172
	GNMA	2016-H20 Remic Passthru Ctf Cl Fg 08-20-2066		72,503
	GNMA	Pool #Al5414 3.5% 02-15-2045 Beo		71,788
	GNMA	2016-H13 Remic Pass Thru Secs Cl Ft05-20-2066		71,060
	GNMA	Remic Sr 16-H09 Cl Fb Fltg Rt 04-20-2066		60,793
	GNMA	Remic Ser 2013-H16 Cl Fa Fltg 07-20-2063		57,607
	Illinois St	Taxable-Ser 1-Build Amer 6.63% Due 02-01-2035 Beo Taxable		867,446
	Israel	0.75% Gtd 31/07/22 Ils1000		420,838
	Israel	5.5% Snr 31/01/2022 Ils1000		406,760
	Italy	Idx/Lkd Snr 26/05/2025 Eur		5,834,772
	Italy	Idx/Lkd Snr 15/05/2030 Eur		4,167,800
	Kuwait	3.5% Snr Mtn 20/03/2027 Usd		654,573
	Los Angeles Cnty	Calif Pub Wks Fing Authlease Rev 6.091% 08-01-2022 Beo Taxable		412,896
	Mexico	4.5% Index Linked Bds22/11/35 Mxn100		391,436
	New York	N Y City Hsg Dev Corp Mltifam Mtg Rev 3.709 02-15-2048 Beotaxable		733,414

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	New York	St Dorm Auth St Pers Income Taxrev 5.289% 03-15-2033 Beo Taxable		601,090
	New Zealand	2% Idx/Lkd 20/09/25		1,022,916
	Peru	Bnds 8.2% 12/08/2026		656,654
	Peru	6.15% Gtd 12/08/2032 Pen		226,638
	Port Auth N Y & N J	3.287% Due 08-01-2069 Reg Taxable		314,962
	Riverside Cnty Calif Pension Oblig	3.818% 02-15-2038 Beo Taxable		560,497
	Saudi Arabia	2.875% Snr Mtn 04/03/23 Usd		615,052
	Saudi Arabia	3.625% Snr Mtn 04/03/28 Usd		218,176
	Secretaria Tesouro	0% T-Bill 01/04/22 Brl1000		6,017,172
	Small Business Admin	Gtd Dev Partn Ctf 5.12 Due 11-01-2027 Reg		114,179
	Texas Transn Commn St Hwy Fd	Rev 5.028% 04-01-2026 Beo Taxable		551,099
	Tobacco Settlement Fin Auth West Va	Asset Backed 2.02 06-01-2027 Beo Taxable		297,800
	United Kingdom	0.125% I/L Snr 22/03/24 Gbp		1,527,678
	United Kingdom	1.875% I/L Stk 22/11/22 Gbp		875,964
	United States	Treas Bills Due 03-03-2022Reg		76,569,039
	United States	Treas Bills 0.0% Due 03-10-2022 Reg		73,653,360
	United States	Treas Bills 0% 03-31-2022		27,266,529
	United States	Treas Bills 05-03-2022 Treas Bills		27,103,976
	United States	Treas Bills 06-16-2022		24,435,381
	United States	Treas Bills 06-23-2022		21,992,488
	United States	Treas Nts 0.125% 07-15-2031		19,130,867
	United States	Treas Bills 0% 03-31-2022		16,897,849
	United States	Treas Bills 04-26-2022		14,271,639
	United States	Treas Bills 0% Due 04-21-2022		12,597,212
	United States	Treasury Infl Indx 0.125% 01-15-2030		12,310,221
	United States	Treas Bills 03-01-2022		11,980,436
	United States	Treas Bills 06-30-2022		11,569,408
	United States	Treas Bills 0.0% Due 03-10-2022 Reg		11,499,104
	United States	Treas Bills 0% 03-31-2022		11,098,587
	United States	Treas Nts 0.5% 04-15-2024		10,642,103
	United States	Treas Nts 1.375% Due 01-31-2022 Reg		10,365,318
	United States	Treas Nts Infl Idx Dtd 04-15-2017 0.125% Due 04-15-2022		10,011,163
	United States	Treas Notes Fltg Rt Due 01-31-2023 Reg		10,003,860
	United States	Treas Nts Fltg Tr Due 07-31-2023 Reg		10,001,449
	United States	Tsy Infl Ix N/B 15/10/2026 10-15-2026		9,911,010
	United States	Treas Bills 0% 03-24-2022 Reg		9,873,771
	United States	Treas Bills Due 03-03-2022Reg		8,799,315
	United States	Treas Bills Due 02-17-2022Reg		8,599,678
	United States	Treas Bills 0% 04-12-2022		8,519,160
	United States	Treas Infl Index Nts 0.500005% 01-15-2028		8,384,777
	United States	Treas Nts Infl Idx 0.625% 04-15-2023		8,104,125
	United States	Treas Infl Idx 0.25% 07-15-2029		8,028,290
	United States	Tsy Infl Ix N/B Us Gvt National 0.375%01-15-2027		7,762,060
	United States	Tsy Infl Ix N/B .125% Due 10-15-2024 Reg		7,717,854
	United States	Treas Infl Indexed Nts .125% 01-15-2023		7,687,343

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	United States	Treas Bills Due 02-24-2022Reg		7,499,702
	United States	Tsy Infl Ix N/B 0.375% 07-15-2027		7,304,881
	United States	Treas Bds 1.375 02-15-2044 Reg		7,017,030
	United States	Treas Nts .125% Due 04-15-2025 Reg		6,302,623
	United States	Treas Bds 2.125 2-15-2041		6,162,818
	United States	Wi Treasury Sec .125% Due 05-31-2022 Reg		6,039,056
	United States	Treas Nts Dtd 11/15/2016 2.0% 11-15-2026 Reg		5,899,945
	United States	Infl Indxd Treas Notes 0.25% Tb 01-15-25 Usd1000 A-2025		5,882,568
	United States	Treas Notes Nts 0.125% Infl Index 07-15-2026		5,640,341
	United States	Treas Bds Dtd 00271 1.125%Due 08-15-2040		5,606,000
	United States	Bds Indx Lnkd 0.875% 02-15-2047		5,385,280
	United States	Tsy Infl Ix N/B Treas Bonds 0.75% 02-15-2045		5,084,024
	United States	Treas Infl Indexed Bonds 2.375 Due 01-15-2025 Beo		5,081,962
	United States	Treas Notes Infl Idx T-Bond .875% 01-15-2029		5,070,023
	United States	Treas Bills 09-08-2022		4,895,763
	United States	Treas Bonds 04-15-2028		4,889,653
	United States	Treas Notes 0.125% 01-15-2031		4,809,603
	United States	Treas Infl Indexed Nts 0.75% 07-15-2028		4,797,968
	United States	Treas Nts Infl Idx Dtd 0.625% 01-15-2026		4,732,417
	United States	Treas Nts .125% Due 07-15-2030		4,468,910
	United States	Treas Infl Indexed Nts .125% 07-15-2022		4,425,820
	United States	Tsy Infl Ix Treas Bd 0.625 01-15-2024		4,242,726
	United States	Treas Bills 0% 03-24-2022 Reg		4,199,477
	United States	Treas Notes Inflation Index 0.125 Nts 07-15-2024		4,099,296
	United States	Treas Bonds 0.75 Deb Tips 02-15-2042		4,086,774
	United States	Treas Bds Tsy Infl Ix N/B 02-15-2046		4,055,102
	United States	Treas Bills Due 02-17-2022Reg		3,799,858
	United States	Treas Bds Index Linked 1.75 Due 01-15-2028 Reg		3,633,778
	United States	Treas Notes 2.0% 11-30-2022		3,253,476
	United States	Treas Bds 0.125% 02-15-2051		3,211,425
	United States	Treas Notes 0.125%04-15-2026		3,188,446
	United States	Treas Bds Index Linked 2.5 Due 01-15-2029 Reg		3,178,725
	United States	Tsy Infl Ix N/B 1% Tips 02-15-2048		2,885,451
	United States	Treas Bds 2.875% 05-15-2049 Reg		2,782,012
	United States	Treas Bills 12-29-2022		2,465,677
	United States	Treasury Dtd 02/15/2010 02-15-2040		2,391,166
	United States	Treas Bills Due 03-03-2022Reg		2,199,829
	United States	Treasury N/B 2% Due 02-15-2050 Reg		2,142,574
	United States	Treas Bills 04-07-2022 Treas Bills		2,099,600
	United States	Treas Bills 04-05-2022		2,029,621
	United States	Treas Nts Dtd 05-15-2019 2.125% Due 05-15-2022 Reg		2,014,453
	United States	Treas Bills 02-03-2022		1,999,948
	United States	Treas Bds 1.375% 11-15-2040		1,645,664
	United States	Treas Bds Tbond Fixed 3% 02-15-2049		1,604,738
	United States	Treas Bds Index Linked 2.00 Due 01-15-2026 Reg		1,413,188

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	United States	Treas Bonds 0.625% Tips Infl Idx 02-15-2043 Usd1000		1,376,915
	United States	Treas Bills 03-17-2022 Treas Bills		1,199,866
	United States	Treas Infl Nts 0.375% Dtd 07/15/2015 07-15-2025		1,098,793
	United States	Treas Bds 1.25% Due 05-15-2050		1,023,938
	United States	Treas Notes 0.125% Tbill 10-15-2025		919,742
	United States	Treas Bonds 0% T-Bond 02-15-2050		899,161
	United States	Treas Nts Tips .375 07-15-2023		891,304
	United States	Treas Nts .125% Due 06-30-2022 Reg		889,652
	United States	Treas Bds 1.875% Due 02-15-2041 Reg		794,344
	United States	Treas Bonds 1.0% 02-15-2049		687,106
	United States	Treas Bds Inflation Index Linked 3.875% 04-15-2029		520,521
	United States	Treas Bds 2% 11-15-2041		507,344
	United States	Treas Bds 1.875% 11-15-2051		498,359
	United States	Treas Bds Treasury Bond 2.375% Due 11-15-2049 Reg		441,297
	United States	Treas Bds 2.25% 05-15-2041 Reg		421,438
	United States	Treas Nts .5% Due 02-28-2026 Reg		388,828
	United States	Treas Bds 3% Due 05-15-2047 Reg		365,531
	United States	Treas Bds 2.25% 08-15-2049		322,465
	United States	Treas 1.75% Due 02-28-2022		280,734
	United States	Treas .375% Due 03-31-2022		280,190
	United States	Treas Infl Indexed Bonds 3.375 Due 04-15-2032 Ar12 Due 04-15-32 Reg		250,481
	United States	Treas Nts Dtd 06-15-2019 1.75% 06-15-2022		236,698
	United States	Treas Nts Dtd 604 2.375% Due 08-15-2024 Reg		207,711
	United States	Treas 2.125% 11-30-2024		206,727
	United States	Treas Bds Dtd 11/15/2020 1.625% 11-15-2050		187,211
	United States	Treas Bds Index Linked Notes 2.375 Due 01-15-2027 Reg		99,439
	United States	Treas Nts 1.875% 08-31-2024		10,257
	Argentina	Frn Snr 04/2022 Ars1		2,065
	Australia	(Cmnwlth) Idx/Lkd Snr 20/09/2025 Aud		542,936
	Australia	Index Linked Bnds 1.25% 21/02/2022		445,108
	Bank Of Israel	0% T-Bill 06/04/22 Ils1000		1,158,977
	Bank Of Israel	0% T-Bill 07/09/22 Ils1000		1,029,996
	Bank Of Israel	0% T-Bill 07/10/22 Ils1000		579,720
	Bank Of Israel	0% T-Bill 02/03/22 Ils1000		386,326
	California Earthquake Auth	Rev 1.327% 07-01-2022 Beo Taxable		401,230
	California Earthquake Auth	Rev 1.477% 07-01-2023 Beo Taxable		302,665
	Canada	4.25% Idx/Lkd 01/12/26 Cad		327,633
		Government securities total		1,233,198,628
	Corporate debt instruments
	1211 Ave Of The	3.9005% Due 08-10-2035		212,476
	144A Labl Inc	New Issue 5.875% 11-01-2028		41,225
	2021-2 Incremental	Term Loan (First Lien) Due 05-04-2026 Beo		92,448
	522 Fdg Clo 2018-3 A Ltd	1.294% 10-20-2031		299,808
	Aadvantage Loyality Ip Ltd.	Term Loan Due 03-10-2028		268,960
	Abbvie Inc	3.2% 11-06-2022		305,075

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Acadia Healthcare	5.5% Due 07-01-2028		44,145
	Acrisure Llc	7% Due 11-15-2025		103,000
	Acrisure Llc	10.125% Due 08-01-2026		333,679
	Aecom	5.125% Due 03-15-2027		236,388
	Alarm.Com	342Qa9Z 01-20-2022		99,000
	Alcoa Inc	5.125% Due 10-01-2024		59,263
	Alcoa Inc	5.9% Due 02-01-2027		89,115
	Alexandria Real	2.75% Due 12-15-2029		412,602
	Almonde Inc Almonde, Inc.	Term Loan (Second Lien) Sr Secd Due 06-13-2025 Beo		204,061
	Almonde Inc.	Term Loan B Due 06-13-2024 Beo		356,395
	Alta Equip Group	5.625% Due 04-15-2026		249,928
	Altice France S A	5.5% Due 10-15-2029		241,325
	Amc Networks Inc	4.25% Due 02-15-2029 Reg		188,813
	Amc Networks Inc	4.75% Due 08-01-2025		188,931
	Amerigas Partners	5.625% Due 05-20-2024		141,633
	Amerigas Partners	5.75% Due 05-20-2027		82,969
	Amerigas Partners	5.875% Due 08-20-2026		22,370
	Amern Axle & Mfg	5% Due 10-01-2029		182,447
	Antero Midstream	5.75% Due 01-15-2028		115,349
	Apidos Clo Xxvii	Sr Secd Nt Cl A-1R 144A 1.17129% 07-17-2030		1,197,012
	Archrock Partners	6.875% Due 04-01-2027		108,150
	Arconic Inc	5.95% Due 02-01-2037		91,053
	Ares European Clo	15/10/2031 .78% 15/10/2031		341,245
	Ares European Cvii Frn Clo	10/2030 Eur 'A-1'		568,074
	Ares Lii Clo Ltd	1.30886% 04-22-2031		299,461
	Asbury Automotive	5% Due 02-15-2032		98,582
	Asbury Automotive Group Inc	4.625% 11-15-2029		160,963
	Asset Backed Fdg Corp	2004-Opt3 Asset Bkd Ctf Cl A-4 11-25-2033 Reg		298,965
	Asurion Llc Usd	Second Lien Term Loan B3 Due 01-31-2028 Beo		68,170
	Asurion, Llc (Fka Asurion Corporation)	Term Loan B4 (Second Lien) Due 01-15-2029		192,410
	At&T Inc	2.55% Due 12-01-2033		1,876,559
	Athenahealth, Inc	Fltg Rt Tbl 02-11-2026		243,512
	Atmos Energy Corp	Sr Nt Fltg .57825% 03-09-2023		599,980
	Avalonbay Cmntys Inc	Fixed 3.3% 06-01-2029 Reg		108,037
	Azalea Topco, Inc.	Initial Term Loan (First Lien) Due 07-24-2026		76,218
	B & G Foods Inc	5.25% Due 04-01-2025		56,176
	B A T Cap Corp	Fixed 3.557% Due 08-15-2027		209,895
	Bacardi Ltd	4.45% Due 05-15-2025		1,084,094
	Baidu Inc	1.72% Due 04-09-2026		197,464
	Baidu Inc	4.875% 11-14-2028		1,145,370
	Bamll Coml Mtg	Fltg Rt 1.156% Due 09-15-2038		399,873
	Banc Of America Merrill Lynch	Large Lo Series 2015-200P Class A 3.218% 4-14-33		730,568
	Banco Santander Sa Frns	4/12/2023		202,024
	Bank Amer Corp	3.419% 12-20-2028		310,912
	Bank Amer Corp	5.875% Due 12-31-2049		89,000

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,      Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Bank Amer Corp	Fltg Rt 1.486% Due 05-19-2024		302,198
	Bank Amer Corp	Medium Term Sr Nt Ser M 03-05-2024		201,005
	Bank Of America Corporation	Mtn 1.53% Due 12-06-2025/06-06-2022 Reg		400,956
	Banque Federative	Fltg Rt 3.5515% Due 07-20-2023		202,362
	Barclays Bk Plc	7.625 Due 11-21-2022		309,120
	Barclays Plc	2.852% Due 05-07-2026		412,716
	Barclays Plc	3.684% Due 01-10-2023		200,093
	Barclays Plc	4.375% Due 01-12-2026		984,359
	Barclays Plc	Fixed 6.125% Due 12-31-2049		216,420
	Barclays Plc	Fltg Rt 5.088% Due 06-20-2030		227,063
	Barry Callebaut	Nv 5.5% Due 15/06/2023 Usd		318,592
	Bausch Health Companies	Tlb 06-02-2025		89,528
	Bayer Us Fin Ii	4.375% Due 12-15-2028		670,705
	Bayer Us Fin Ii Llc	Gtd Nt Fltg Rate 144A Due 12-15-2023/06-25-2018 Beo		302,465
	Bds 2020-Fl6 Ltd	1.46448% 09-15-2035		668,038
	Bear Stearns Asset Backed Secs I Tr	2006-He8 Cl Ii-1A-3 10-25-2036 Reg		351,808
	Benchmark 2019-B15 Mtg Tr Coml Mtg	19-B15 Aab 2.85% 12-15-2072		525,627
	Biomarin Pharmaceutical Inc	Sr Sub Nt Conv 1.25% Due 05-15-2027 Reg		57,371
	Birch Grove Clo Ltd	1.33275% 06-15-2031		598,978
	Bk Nova Scotia B C	Fixed 4.9% Due 12-31-2049		321,469
	Bk Of America Corp	Fr Snr Emtn 09/26 Eur100000		347,192
	Black Diamond Clo	.98% 15/05/2032		455,125
	Blackrock Euro.Vii Frn Clo	10/2031 Eur 'A'		454,151
	Blackstone Mtg Tr Inc	Sr Secd Nt 144A 3.75% 01-15-2027		109,604
	Bnp Paribas	Sr Non Var Rt 2.819% Due 11-19-2025		205,875
	Boeing Co	5.04% Due 05-01-2027		225,335
	Boeing Co	Fixed 5.15% Due 05-01-2030		699,709
	Boyd Gaming Corp	8.625% Due 06-01-2025		85,722
	Brixmor Oper	4.125% Due 05-15-2029		665,267
	Broadcom Inc	4.3% Due 11-15-2032 Beo		450,046
	Broadcom Inc	Sr Nt 144A 3.187% 11-15-2036		199,980
	Brookfield Fin Inc	4.85% 03-29-2029		807,727
	Bstn Scientific	2.65% Due 06-01-2030		612,262
	Bstn Scientific	3.75% Due 03-01-2026		214,957
	Buckeye Partners L	3.95% Due 12-01-2026		95,806
	Buckeye Partners L	4.5% Due 03-01-2028		289,153
	Buckeye Partners L	5.85% Due 11-15-2043		18,644
	Bway 2021-1450 Mtg	Var Rt 1.35629% Due 09-15-2036		500,000
	Bway Hldg Co	7.25% Due 04-15-2025		134,340
	Bway Holding Company Bway Holding Co	Tlbsr Secd 1St Lien Due 04-03-2024 Beo		450,136
	C&W Sr Fing	Fing 6.875% Due 09-15-2027		484,640
	Cairn Clo Iii B.V.	Fltg 144A 15/10/2031		455,027
	Campbell Soup Co	2.375% Due 04-24-2030/04-24-2020 Reg		298,136
	Care Cap Pptys Lp	5.125% Due 08-15-2026		121,092
	Carlyle G	14-2 Dac 0% Bds 15/11/2031 Eur		453,817

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Carlyle Global Market Strategi	14/08/2030 0% 08-14-2030		698,605
	Carlyle Us Clo 2017-1 Ltd	Sr Secd Nt Cl A-1-R Fltg 1.254% 04-20-2031		698,604
	Cco Hldgs Llc	Sr Nt144A 4.25% 01-15-2034		385,660
	Cco Hldgs Llc	4.5% 05-01-2032		204,721
	Cco Holdings Llc	4.5% 06-01-2033		102,023
	Cd Commercial Mort Tr	Ser 2018-Cd7 Cl Asb 4.213% 08-15-2051		766,050
	Cdk Global Inc	Fixed 4.5% Due 10-15-2024		56,706
	Cdw Llc / Cdw Fin	4.125% Due 05-01-2025		198,308
	Cec Entmt Inc	6.75% 05-01-2026		287,140
	Celestial-Saturn Parent Inc	Term Loan Due 06-02-2028 Beo		104,604
	Centene Corp	Del 2.5% 03-01-2031		100,272
	Centene Corp	Del 2.625% 08-01-2031		42,140
	Centene Corp	Del 3% Due 10-15-2030		486,908
	Centene Corp	Del Fixed 4.625% 12-15-2029		102,454
	Centene Corp	Del Sr Nt 2.45% 07-15-2028		196,015
	Centerpoint Energy Res Corp	Del Sr Nt Fltg Rate .67325% 03-02-2023		399,068
	Centurylink Inc	4.5% Due 01-15-2029		44,505
	Centurylink Inc	5.125% Due 12-15-2026		28,097
	Centurylink Inc	5.625% Due 04-01-2025		6,346
	Centurylink Inc	6.75% Due 12-01-2023		301,320
	Centurylink Inc	First Lien Term Loan Due 03-15-2027		113,306
	Centy Tel	6.875% Due 01-15-2028		139,063
	Change Healthcare	5.75% Due 03-01-2025		749,375
	Cheesecake Factory	.375% Due 06-15-2026		94,936
	Chegg Inc	Sr Nt Conv 0.0% Due 09-01-2026Reg		148,123
	Cheniere Corpus	7% Due 06-30-2024		221,279
	Citigroup Coml Mtg	3.608% Due 11-10-2048		513,559
	Citigroup Inc	1.281% 11-03-2025		399,014
	Citigroup Inc	Fixed .776% Due 10-30-2024		397,465
	Citigroup Inc	Global Sr Nt Fltg Due 10-27-2022/09-27-2022 Reg		301,227
	Clev Elec Illum Co	4.55% Due 11-15-2030		114,889
	Cmo Bear Stearns	Alt-A Tr 2006-8 Mtg Passthru Ctf Cl Iii-A-1 01-25-2037 Reg		196,583
	Cmo Bear Stearns	Ser 2004-10 Cl I2A5 2.75907% Due 01-25-2035 Beo		43,621
	Cmo Benchmark	Ser 19-B14 Cl A5 3.0486% Due 12-15-2061		424,615
	Cmo Benchmark 2019-B14 Mtg Tr	Ser 19-B14Cls Asb 2.9571% Due 12-15-2061 Reg		950,773
	Cmo Citigroup Coml Mtg Tr	2019-Gc43 Ser 19-Gc43 Cls Aab 2.8841% 11-10-2052		937,124
	Cmo Comm 2018-Cor3 Mtg	Fltg Rt 4.228% Due 05-10-2051		560,540
	Cmo Cwmbs Inc	Ser 2004-Hyb2 Cl 6-A Flt Rt Due 07-20-2034 Beo		11,755
	Cmo Gs Mtg Secs Corp	2004-Cw1 Cl Iia-1 6% Due 04-01-2034 Reg		101,962
	Cmo Gs Mtg Secs Corp	2005-Ar7 Mtg Passthru Ctf Cl 2A1 Due 11-25-2035 Reg		8,249
	Cmo Gs Mtg Secs Corp	Ser 2005-Ar6 Cl 1A1Due 09-25-2035 Reg		12,446
	Cmo Harborview Mtg Ln	Ser 05-9 Cl B1 Fltg 06-20-2035		309,367
	Cmo Harborview Mtg Ln Tr	2004-1 Passthructf Cl 2-A 4.6186 04-19-2034 Reg		10,775
	Cmo Harborview Mtg Ln Tr	2005-11 Mtg Passthru Ctf 2-A1A Due 08-19-2045 Reg		152,106
	Cmo Jpmbb Coml Mtg Secs Tr	2015-C31 Cl Asb 3.5395% Due 08-15-2048 Beo		448,180

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Cmo Jpmbb Coml Mtg Secs Tr	Ser 2015-C32 Cl Asb 3.3582% 11-15-2048		428,918
	Cmo Jpmdb Coml Mtg Secs Tr	2016-C2 Mtg Pass Thru Ctf Cl A-Sb 2.9542 06-15-2049		543,374
	Cmo Jpmdb Coml Mtg Secs Tr	Sr 2019-Cor6 Cl Asb 2.9815% 04-13-2029		950,052
	Cmo Merrill Lynch Mtg Invs	2004-D Cl A1 09-25-2029 Reg		12,826
	Cmo Merrill Lynch Mtg Invs	Ser 2003-C Cl A1 6-25-28		1,791
	Cmo Merrill Lynch Mtg Invs Inc	Iii-A Due 05-25-2033		4,499
	Cmo Structured Asset Mtg Invts Ii Inc	Ser 04-Ar2 Cl Ia Var 05-19-2034 Reg		25,163
	Cmo Structured Asset Secs Corp	2003-40A Cl 3-A1 Due 01-25-2034 Beo		37,696
	Cmo Structured Ast Mtg Invts Ii Inc	Due 07-19-2035 Reg		7,298
	Cmo Ubs Coml Mtg Tr	2018-C12 Mtg Ser 2018-C12 Cls Asb 4.1945% 07-15-2051		764,316
	Cmo Ubs Coml Mtg Tr	Ser-2018-C11 Cl-Asb 4.1186% 07-15-2051 Reg		433,861
	Cmo Wa Mut Mtg	Secs Corp 2005-Ar1 Cl A-1A Var Due 12-25-2044 Reg		24,129
	Cmo Wamu Mtg	Pass-Thru Ctfs 2005-Ar8 Ctfcl 2-A-1A Due 07-25-2045 Reg		71,229
	Cmo Wamu Mtg	Pass-Thru Ctfs Ser 2005-Ar13 Cl A-1A1 Flt 10-25-45		171,955
	Cmo Wells Fargo Coml Mtg Tr	2019-C54 2.832% Due 12-15-2052 Reg		531,526
	Cmo Wells Fargo Coml Mtg Tr	2Ser 20-C56 Cl A5 2.606% Due 06-15-2053 Reg		1,223,191
	Cmo Wells Fargo Coml Mtg Tr	Ser 2015-Nxs4 Mtg Ctf Cl Asb 3.522% 12/15/2048		488,651
	Cmo Wells Fargo Coml Mtg Tr	Ser 2019-C53 Cl Asb 2.964% 10-15-2052		948,780
	Cmo Wells Fargo Coml Mtg Tr	Ser-2018-C45 Cl-Asb 4.147% 06-15-2051 Reg		654,157
	Cnx Res Corp	7.25% Due 03-14-2027		253,514
	Colgate Energy Partners Iii Llc	Sr Nt 144A 5.875% 07-01-2029		305,910
	Colt 2020-1R Mtg	1.255% Due 09-25-2065		211,781
	Columbia / Hca	7.69% Due 06-15-2025		14,179
	Columbia/Hca Healthcare Corp	Medium Term Book Entry # Tr 15 7.58 09-15-2025		115,150
	Columbia/Hca Healthcare Corp	8.36 Deb Due 4-15-2024 Reg Opt Put Pay On 4-**Put		207,480
	Comm 2021-2400 Mtg	Var Rt 1.407% Due 12-15-2038		400,014
	Commscope Inc	7.125% Due 07-01-2028		111,023
	Connect Finco Sarl	Connect US F+B1907inco L 6.75% Due 10-01-2026		431,013
	Consensus Cloud	6.5% Due 10-15-2028		155,705
	Continental Airls	Pass Thru Tr 2007-1A 5.983% Due 04-19-2023		30,384
	Contl Res Inc	4.9% Due 06-01-2044		105,284
	Cornerstone Bldg	6.125% Due 01-15-2029		37,410
	Cr Agricole S A	3.25% Due 10-04-2024		470,850
	Cr Suisse	Cr Suisse 6.5 Due 08-08-2023		215,731
	Cr Suisse Group	3.75% Due 03-26-2025		265,383
	Cr Suisse Group Ag	Fltg Rt 2.593% Due 09-11-2025		510,684
	Credit Agricole S A London Brh	Sr Non-Pftranche # Tr 6 Var Rt Due 04-24-2023		252,598
	Csc Hldgs Llc	4.125% Due 12-01-2030		209,894
	Csc Hldgs Llc	6.5% Due 02-01-2029		214,000
	Cswf 2021-Sop2	Fltg Rt 1.07317% Due 06-15-2034		398,220
	Ctr Partnership L P / Caretrust Cap	Sr Nt 144A 3.875% 06-30-2028		162,180
	Cvc Cordatus Xi Frn Clo	10/2031 Eur 'A'		793,420
	Daimler Fin North Amer Llc Corp	Fltg 144A 02-15-2022		400,350
	Daimler Trucks Fin North Amer Llc	Gtd Nt144A 1.125% 12-14-2023		400,160
	Danske Bk A/S	1.621% Due 09-11-2026		394,261

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Dbausch Health Companies Inc.	11/14/2025		269,742
	Dell Intl L L C / Emc Corp	6.02% Due 06-15-2026		578,212
	Dell Intl L L C / Emc Corp	First Lien Nt5.85% 07-15-2025		566,959
	Dell Intl L L C / Emc Corp	First Lien Nt6.2% 07-15-2030		126,304
	Deutsche Bk Ag N Y	3.3% 11-16-2022		408,295
	Deutsche Bk Ag N Y	3.95% Due 02-27-2023		103,118
	Deutsche Bk Ag N Y	Fltg Rt 2.222% Due 09-18-2024		1,114,265
	Deutsche Bk Ag N Y	Fltg Rt 3.961% Due 11-26-2025		264,046
	Deutsche Bk Ag N Y Branch	5.0% 02-14-2022		301,360
	Deutsche Bk Ag N Y Branch	Fltg Rt 11-08-2023		399,577
	Diebold Nixdorf	8.5% Due 04-15-2024		300,000
	Diebold Nixdorf	9.375% Due 07-15-2025		403,778
	Directv Financing, Llc	Term Loan Due 08-02-2027 Beo		140,041
	Dish Dbs Corp	5% Due 03-15-2023		6,150
	Dish Dbs Corp	5.125% Due 06-01-2029		100,100
	Dish Dbs Corp	Corp 5.875% 11-15-2024		2,053
	Dish Dbs Corp	Corp 7.75% Due 07-01-2026		234,210
	Dish Network Corp	0% Due 12-15-2025 Beo		58,290
	Dish Network Corp	Nt Conv 3.375% 08-15-2026 Reg		182,685
	Drop Mtg Tr	Fltg Rt 1.26% Due 04-15-2026		400,121
	Dryden 52 Euro Cl Frn Clo	05/2034 Eur 'A-R'		341,193
	Duke Energy Corp	2.65% Due 09-01-2026		517,936
	Ecmc Group Student Ln Tr	2020-2 Stud Ln Nt Cl A Fltg Rate 1.25771% 11-25-2069		845,315
	Ecopetrol S A	4.125% Due 01-16-2025		610,500
	Elanco Animal Health Inc Corp	4.9% 08-28-2028		270,280
	Eldorado Resorts	6.25% Due 07-01-2025		575,195
	Enbridge Inc	Fltg 02-18-2022		300,095
	Encino Acqstn Partners Hldgs Llc	8.5% 05-01-2028		191,130
	Energy Transfer	4.05% Due 03-15-2025		847,755
	Enpro Inds Inc Corp	5.75% 10-15-2026		162,100
	Epr Pptys	4.75% Due 12-15-2026		213,851
	Eqm Midstream	4.75% Due 07-15-2023		99,840
	Eqt Corp	3.9% Due 10-01-2027		323,202
	Eqt Corporation	5.0% Due 01-15-2029 Beo		68,665
	Eqt Midstream Partners L P	6.5%Ue 07-15-2048		213,840
	Erp Oper Ltd	3% Due 07-01-2029		105,967
	Evergy Metro Inc	2.25% Due 06-01-2030		497,668
	Eversource Energy Fixed	Fixed .8% Due 08-15-2025		388,640
	Expedia Group Inc	3.6% 12-15-2023		311,728
	Extended Stay Amer Tr	2021-Esh Mtg Pass Thru Ctf Cl A 144A 1.187% 07-15-2038		597,680
	Fed Home Ln Bk	0% Due 03-08-2022		18,878,322
	Fed Home Ln Bk	0% Due 04-22-2022		13,726,261
	Fed Natl Mtg Assoc	0% Due 03-02-2022		4,229,659
	Fed Rlty Invt Tr	3.95% Due 01-15-2024		314,229
	Fid Natl Finl Inc	3.4% Due 06-15-2030		739,716

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Fidelity Natl Information Svcs Inc	.375%Due 03-01-2023 Beo		398,046
	Firstenergy Corp	4.25 Due 03-15-2023		208,000
	Flex Acqstn Co Inc	7.875% Due 07-15-2026		306,063
	Flex Ltd	Flex Ltd 4.875% Due 05-12-2030		684,811
	Fmg Res Aug 2006	4.5% Due 09-15-2027		279,030
	Fmg Res Aug 2006	5.125% Due 05-15-2024		148,400
	Ford Mtr Co	4.0% Due 11-13-2030 Beo		335,650
	Ford Mtr Co	4.125% Due 08-17-2027		635,755
	Ford Mtr Co	4.14% Due 02-15-2023		409,520
	Ford Mtr Co	5.125% Due 06-16-2025		217,500
	Ford Mtr Co	5.596% 01-07-2022		300,210
	Ford Mtr Co	Del 3.25% 02-12-2032		174,080
	Ford Mtr Co	Del 5.291% Due 12-08-2046		124,577
	Ford Mtr Co	Del 9% Due 04-22-2025		184,613
	Ford Mtr Co	Del Nt 4.75 01-15-2043		262,693
	Ford Mtr Co	Fixed 3.35% Due 11-01-2022		303,750
	Ford Mtr Co	Fixed 5.584% 03-18-2024		431,000
	Ford Mtr Co	Nt Fltg Due 02-15-2023		199,606
	Forterra Fin Llc	6.5% Due 07-15-2025		321,574
	Freeport-Mcmoran	5.45% Due 03-15-2043		285,359
	Freeport-Mcmoran Inc	5.4% Due 11-14-2034/11-14-2014 Reg		81,573
	Ga Global Fdg Tr	Medium Term Nts Tranche# Tr 00770 1% 04-08-2024		1,188,630
	Gap Inc	Sr Nt 144A 3.875% 10-01-2031		148,924
	General Mtrs Finl Co Inc	3.55% 07-08-2022 Reg		101,452
	Genesis Energy L P	7.75% Due 02-01-2028		148,103
	Genesis Energy L P	8% Due 01-15-2027		187,562
	Gfl Environmental Inc	4.375% 08-15-2029		108,969
	Global Med	6.5% Due 10-01-2025		248,460
	Goeasy Ltd	4.375% 05-01-2026		112,943
	Goldman Sachs Group Inc	1.217% 12-06-2023 Bo		400,917
	Goldman Sachs Group Inc	Fltg Rt 12-06-2023		400,029
	Goldman Sachs Group Inc	Sr Nt Fltg Var Rt Due 02-23-2023		200,834
	Goodyear Tire	9.5% Due 05-31-2025		342,674
	Goodyear Tire & Rubr Co	Sr Nt 144A 5% 07-15-2029		273,921
	Goodyear Tire & Rubr Co	Sr Nt 5.25% 04-30-2031		35,871
	Goodyear Tire & Rubr Co	Sr Nt 5.625% 04-30-2033		28,373
	Greystar Real	5.75% 12-01-2025		132,304
	Grinding Media Inc	Term Loan B Secured Due 09-22-2028 Beo		199,088
	Gs Mtg Secs	Ser 2014-Gc26 Cl A-Ab 3.365% 3.365% 11-10-2047		358,695
	Gs Mtg-Backed Secs	Fltg Rt 2.5% Due 04-25-2052		395,044
	Gulfport Energy	Due 05-17-2026		158,231
	Harvest Clo Xi Des Frn Clo	06/2030 Eur 'A-R'		454,026
	Hca Inc	3.5% Due 09-01-2030		68,697
	Hca Inc	5.625% Due 09-01-2028		146,061
	Hca Inc	5.875% Due 02-15-2026		172,701

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Healthsouth Corp	5.75% Due 09-15-2025		61,350
	Hertz Veh Fing Iii Llc	2021-1 Rent Car Ast Bkd Nt 1.21% 12-26-2025		594,181
	Hilcorp Energy I L	6% Due 02-01-2031		279,130
	Hillenbrand Inc	5.75% Due 06-15-2025		52,250
	Hlf Fing Sarl Llc / Herbalife Intl	4.875% 06-01-2029		93,214
	Homeward	1.657% Due 05-25-2065		127,982
	Hospitality Pptys	3.95% 01-15-2028		64,992
	Hospitality Pptys	4.35% Due 10-01-2024		131,320
	Hospitality Pptys	4.375% Due 02-15-2030		24,840
	Hospitality Pptys	4.5% Due 03-15-2025		34,125
	Hospitality Pptys	4.5% Due 06-15-2023		36,982
	Hospitality Pptys	4.95% Due 02-15-2027		194,000
	Hospitality Pptys	4.65 Due 03-15-2024 Reg		35,550
	Howmet Aerospace	Fixed 6.875% Due 05-01-2025		42,509
	Hsbc Hldgs Plc	3.803% 03-11-2025		209,910
	Hsbc Hldgs Plc	4.3% Due 03-08-2026		328,891
	Hsbc Hldgs Plc	4.583% 06-19-2029		224,223
	Hsbc Hldgs Plc	Fltg Rt 4.292% Due 09-12-2026		1,080,095
	Hub Intl Ltd	7% Due 05-01-2026		388,395
	Hughes Satellite	5.25% Due 08-01-2026		92,969
	Hughes Satellite	6.625% Due 08-01-2026		293,244
	Hyundai Cap Svcs Inc Global	Nt 144A .75%09-15-2023		395,015
	Icon Luxembourg S.A.R.L.	Term Loan B 06-16-2028		115,905
	Ing Groep	N V 6.5% Due 12-31-2049		326,775
	Ing Groep	N V Due 04-01-2027/04-01-2021 Beo		605,323
	Ing Groep	N V Sr Nt Fltg Rate Due 10-02-2023 Reg		202,519
	Ipalco Enterprises Inc	4.25% Due 05-01-2030 Reg		219,701
	Irb Hldg Corp	7% Due 06-15-2025		166,101
	J P Morgan Mtg Tr	Fltg Rt 2.61432% Due 06-25-2035		5,364
	Jp Morgan Mtg Acqstn Corp Fr Cmo	25/08/2036 Usd1000 'Av-5' 08-25-2036 Reg		388,187
	Jpmdb Coml Mtg Secs Tr	2020-Cor7 Coml Mtg Passthru Ctf Cl 2.0508% 05-13-2053		903,579
	Jpmorgan Chase	Fltg Rt .563% Due 02-16-2025		295,705
	Jpmorgan Chase	Fltg Rt 1.514% Due 06-01-2024		403,072
	Jpmorgan Chase & Co	4.6% Due 12-31-2049		1,026,250
	Jpmorgan Chase & Co	Fltg Rt 09-22-2027		401,590
	Jpmorgan Chase & Co	Nt Fixed/Fltg .697% 03-16-2024		399,052
	Jyske Realkredit	0.5% Cvd Bds 01/10/2043Dkk		153,830
	Jyske Realkredit	1% Snr 01/10/2050 Dkk0.01		979,636
	Jyske Realkredit	1.5% Cvd Bds 01/10/2053Dkk		120,974
	Jyske Realkredit	1.5% Cvd Bds 01/10/53 Dkk0.		103,979
	Kb Home	4.8% Due 11-15-2029		236,856
	Kenan Advantage Group Inc	Term Loan B Due 03-24-2026 Beo		121,113
	Kennedy Wilson Inc	4.75% 02-01-2030		9,123
	Kkr Clo 18 Ltd	1.18129%07-18-2030		700,000
	Kraft Heinz Foods	3.75% Due 04-01-2030		28,092

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Kraft Heinz Foods Co	Gtd Sr Nt 3.875% 05-15-2027		148,070
	Kraft Heinz Foods Co	Gtd Sr Nt 5.5% 06-01-2050		544,712
	L Brands Inc	6.694% 01-15-2027		80,500
	L Brands Inc	6.875% Due 11-01-2035		232,348
	Labl Escr Issuer	10.5% Due 07-15-2027		312,528
	Las Vegas Sands	3.2% Due 08-08-2024		305,487
	Lccm 2021-Fl2	Tr 1.30629% 12-13-2038		398,733
	Lcm Xiii Ltd Partnership	0% 07-19-2027		1,000,000
	Learfield Communications Inc	Term B 12-01-2023		98,911
	Lfs Topco Llc	Sr Nt 144A 5.875% 10-15-2026		85,698
	Liberty Media Corp	Exch Into Sprint 3.75 02-15-30/02-15-04		277,996
	Liberty Tripadvisor Hldgs Inc	Exchangeable Sr Deb 144A .5 Due		177,521
	Lifepoint Hlth Inc	9.75% Due 12-01-2026		668,891
	Lithia Mtrs Inc	Sr Nt 144A 3.875% 06-01-2029		127,613
	Live Nation Entmt	5.625% Due 03-15-2026		116,673
	Live Nation Entmt	6.5% Due 05-15-2027		64,531
	Lloyds Bkg Group	Fltg Rt 2.907% Due 11-07-2023		203,233
	Luxe Tr 2021-Mlbh	Var Rt 1.087% Due 11-15-2038		599,436
	Luxe Tr 2021-Trip	Fltg Rt 1.156% Due 10-15-2038		1,099,492
	M / I Homes Inc	3.95% Due 02-15-2030		174,345
	M360 2021-Cre3 Ltd	Sr Secd Nt Cl A 144A 1.60929% 11-22-2038		299,412
	Macquarie Group Ltd	Sr Medium Term 1.935% 04-14-2028		590,571
	Magnolia Oil & Gas	6% Due 08-01-2026		153,750
	Marriott Intl Inc	4% Due 04-15-2028		647,945
	Marriott Intl Inc	New 5.75% Due 05-01-2025 Reg		19,143
	Marvell Technology Inc	1.65% Due 04-15-2026		692,101
	Methanex Corp	5.125% 10-15-2027		645,750
	Methanex Corp	5.25% 12-15-2029		85,537
	Metis Merger Sub	6.5% Due 05-15-2029		223,939
	Mfa 2020-Nqm2 Tr	Fltg Rt 1.381% Due 04-25-2065		312,308
	Mgm Growth Pptys Oper Prtn	5.75% Due 02-01-2027 Reg		24,860
	Mgm Resorts Intl	4.75% Due 10-15-2028		143,170
	Mgm Resorts Intl	5.5% Due 04-15-2027		95,850
	Mgm Resorts Intl	6% Due 03-15-2023		118,085
	Mgm Resorts Intl	Fixed 5.75% Due 06-15-2025		19,373
	Midas Opco Hldgs	5.625% Due 08-15-2029		104,423
	Milano Assicurazioni	Term Loan B Due 10-01-2027 Beo		115,173
	Mileage Plus Holdings Llc	Term Loan B 06-21-2027 Beo		141,333
	Mizuho Finl Gp	Frn Snr 07/2023 Aud250000		221,129
	Mizuho Finl Group	Fltg Rt 1.22614% Due 07-10-2024		403,430
	Mizuho Finl Group Inc	.849% Due 09-08-2024/09-08-2023 Reg		397,963
	Mizuho Finl Group Inc	Sr Nt Fltg Rate 03-05-2023		201,237
	Mks Clo Ltd	20/07/2030 0% 07-20-2030		1,299,740
	Molina Healthcare Inc	Sr Nt 144A 3.875% 05-15-2032		405,519
	Mp Clo Vii Ltd	Sr Nt Cla-R3 Fltg 144A 3C7 1.13129% 10-18-2028		790,560

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Mph Acquisition Holdings Llc	Term Loan B Sr Tl 08-17-2028		89,007
	Mpt Oper	3.5% Due 03-15-2031		380,230
	Mpt Oper	5.25% Due 08-01-2026		339,488
	Murphy Oil Corp	5.125 12-01-2042		60,000
	Murphy Oil Corp	6.375% Due 07-15-2028 Reg		106,283
	N.W. Fiber Llc	Sr Nt 144A 6% 02-15-2028		68,600
	Nationwide Bldg	Var Rt 4.363% Due 08-01-2024		418,932
	Natwest Group Plc	Fltg Srnt 4.269% 03-22-2025		529,649
	Natwest Group Plc	Sr Glbl Coco 4.519% 06-25-2024		313,892
	Natwest Group Plc	Sr Nt 3.875% Due 09-12-2023 Reg		208,571
	Navient Corp	5.5% 03-15-2029		323,190
	Navient Corp	5.875% Due 10-25-2024		19,193
	Navient Corp	6.75% Due 06-25-2025		187,000
	Navient Corp	7.25% Due 09-25-2023		103,440
	Navient Private Ed Ln Tr	2020-I 1.10329%04-15-2069		448,146
	Netflix Inc	Fixed 6.37% 05-15-2029		75,793
	New Enterprise Stone & Lime Co Inc	Sr Secd Nt 144A 5.25% 07-15-2028		110,526
	Newmark Group Inc	Fixed 6.125% Due 11-15-2023		187,250
	Nextera Energy Cap Hldgs Inc	Fltg Due 02-22-2023		399,324
	Ngl Energy Partners Lp	7.5% 11-01-2023		246,250
	Nielsen Fin Llc	5.875% Due 10-01-2030		249,178
	Nielsen Fin Llc	Secd Nt144A 4.5% 07-15-2029		18,691
	Nielsen Fin Llc	Secd Nt144A 4.75% 07-15-2031		331,800
	Nissan Mtr Accep Co Llc	Nt 144A 1.85% 09-16-2026		195,249
	Nissan Mtr Accep Corp	Nt 144A 1.05% 03-08-2024		395,291
	Nissan Mtr Accep Corp	Nt Fltg Rate 144A 09-28-2022		1,000,950
	Nordea Kredit	1.5% 01/10/2053		119,904
	Nordea Realkredit	0.5% Cvd Bds 01/10/2043 Dkk		69,558
	Nordea Realkredit	1% Cvd Bds 01/10/50 Dkk0.01		568,723
	Nordea Realkredit	Cvd Bds 01/10/2053 Dkk		576,281
	Nordea Realkredit	Cvd Bds 01/10/53 Dkk0.01		30,705
	Northwest Fiber Llc	4.75% 04-30-2027		75,240
	Novastar Mtg Fdg Tr	Ser 06-1 Cl A1A Fltg 05-25-2036		77,876
	Nrg Energy Inc	5.75% 01-15-2028		75,055
	Nrg Energy Inc	6.625% Due 01-15-2027		46,779
	Nrg Energy Inc	Sr Nt 144A 3.875% 02-15-2032		490,000
	Nustar Logistics L P	5.75% Due 10-01-2025 Beo		192,625
	Nuvasive Inc Sr	Sr Nt Conv .375% Due 03-15-2025 Reg		95,875
	Nykredit Realkredi	0.5% Cvd Bds 01/10/2043 Dkk		818,038
	Nykredit Realkredi	1% Cvd Bds 01/10/2053Dkk		42,682
	Nykredit Realkredi	1% Cvd Bds 01/10/53 Dkk0.01		115,225
	Nykredit Realkredi	1% Snr 01/10/2050 Dkk0.01		2,646,637
	Nykredit Realkredi	1.5% Cvd Bds 01/10/2053 Dkk		162,244
	Nykredit Realkredi	1.5% Gtd 01/10/2053 Dkk0.01		779,374
	Nykredit Realkredi	2% Bds 01/10/2053 Dkk0.01		183,057

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Nyo Coml Mtg Tr	Fltg Rt 1.202% Due 11-15-2038		397,823
	Oaktree Clo 2019-1 Ltd	Sr Secdnt Cl A-1-R Fltg 1.36886% 04-22-2030		699,973
	Oaktree Clo 2019-4 Ltd	1.374% 10-20-2032		400,000
	Obx 2021-Inv2 Tr	Var Rt .94967% Due 10-25-2051		394,442
	Occidental Pete	4.2% Due 03-15-2048		189,000
	Occidental Pete	4.4% Due 04-15-2046		423,325
	Occidental Pete	6.125% Due 01-01-2031		31,684
	Occidental Pete	6.2% Due 03-15-2040		138,990
	Occidental Pete	8.5% Due 07-15-2027		204,590
	Occidental Pete	8.875% Due 07-15-2030		67,500
	Occidental Pete	Fixed 5.875% Due 09-01-2025		31,973
	Occidental Pete Corp	Sr Nt 5.55% 03-15-2026		101,310
	Occidental Pete Corp	Sr Nt 6.45% 09-15-2036		70,125
	Occidental Petroleum Corp	4.3% Due 08-15-2039		152,582
	Oneok Inc	New 4.55% Due 07-15-2028		220,967
	Option Care Health Inc	4.375% 10-31-2029		220,550
	Optiv Security Inc.	Term Loan Senior Secured First Lien 02-01-2024		149,602
	Oracle Corp	1.65% 03-25-2026		595,601
	Pac Gas & Elec Co	1.367% Due 03-10-2023		695,680
	Pac Gas & Elec Co	3.5% Due 08-01-2050		464,767
	Pac Gas & Elec Co	Fixed 2.1% Due 08-01-2027		96,611
	Pac Gas & Elec Co	Fixed 3.45% Due 07-01-2025		103,678
	Pac Gas & Elec Co	Fixed 3.5% Due 06-15-2025		103,791
	Pac Life Global Fdg Ii	Medium Term .63% 06-04-2026		301,855
	Pacific Gas & Elec Co	2.5% Due 02-01-2031/06-19-2020 Reg		285,922
	Pacific Gas & Elec Co	3.25% 06-15-2023		407,292
	Palmer Square Ln	Fdg 2021-3 Ltd / Sr Secd Nt Cl A-1 Fltg 144A .971 07-20-2029		1,098,906
	Penske Automotive Group Inc	3.5% Due 09-01-2025 Reg		139,060
	Perrigo Fin Unltd	Fixed 3.15% Due 06-15-2030		506,975
	Petrobras Global Finance	5.999% 01-27-2028		403,300
	Petroleos Mexicanos	6.49% 01-23-2027		213,312
	Phillips	66 .9% Due 02-15-2024		397,098
	Polyone Corp	5.75% Due 05-15-2025		127,185
	Precision Drilling Corp	6.875% 01-15-2029		77,461
	Pre-Paid Legal Services, Inc.	Term Loan Due 12-07-2028		192,706
	Project Alpha Intermediate Holding	Fltg Rt Tbl 04-26-2024		53,629
	Prologis L P	2.25% Due 04-15-2030		100,610
	Protective Life	1.17% Due 07-15-2025		691,339
	Prudential Plc	3.125% Due 04-14-2030		213,688
	Puget Energy Inc	New 4.1% 06-15-2030		649,193
	Pvptl Commscope Fin Llc	Sr Nt 144A 6.0% 03-01-2026		108,150
	Pvptl Daimler Trucks	Fltg Rt 12-14-2023		400,292
	Pvptl Daimler Trucks Fin	Fltg Rt 12-13-2024		300,213
	Pvptl Daimler Trucks Finance N.A	Var Rt 06-14-2023		400,293
	Pvptl Eqm Midstream Partners L P	4.75% 01-15-2031		7,403

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvptl Moss Creek Res Hldgs Inc	7.5% Due 01-15-2026/01-18-2018 Beo		203,830
	Pvtpl Realogy Group Llc	5.75% Due 01-15-2029		5,125
	Pvtpl 144A Nissan Mtr Accep Corp	2.8% 01-13-2022 Beo		300,172
	Pvtpl 7-Eleven Inc	Sr Nt .625% 02-10-2023		398,513
	Pvtpl Aadvantage Loyalty Ip Ltd	5.75% Due 04-20-2029 Beo		42,652
	Pvtpl Aethon Utd Br Lp	8.25% Due 02-15-2026		187,985
	Pvtpl Ahp Health Partners Inc	Sr Nt 5.75% 07-15-2029		143,550
	Pvtpl Albertsons Cos Inc	4.875% Due 02-15-2030		134,965
	Pvtpl Albertsons Cos Inc	Fixed 5.875% 02-15-2028		295,740
	Pvtpl Albertsons Cos Inc/Safeway Inc	A 4.625% Due 01-15-2027 Beo		100,746
	Pvtpl Albertsons Cos Inc/Safeway Inc	New A Sr Nt 144A 7.5% 03-15-2026		444,080
	Pvtpl Allied Unvl Holdco	9.75% 07-15-2027		242,532
	Pvtpl Allied Unvl Holdco Llc	6.625% 07-15-2026		271,511
	Pvtpl Allison Transmission Inc	3.75% Due01-30-2031/11-19-2020 Beo		155,025
	Pvtpl Altice Fing S A	Sr Secd Nt 5.75% 08-15-2029		258,390
	Pvtpl Altice France Hldg S A	Nt 144A 10.5% 05-15-2027		225,750
	Pvtpl Altice France S A	Sr Secd Nt 144A 8.125% Due 02-01-2027/02-01-2022 Beo		1,912,528
	Pvtpl American Fin Tr Inc	4.5% 09-30-2028		227,663
	Pvtpl Antero Midstream Partners	7.875% 05-15-2026		207,184
	Pvtpl Antero Midstream Partners Lp	5.75% Due 03-01-2027 Beo		129,531
	Pvtpl Apidos Clo	17-26A A1Ar Fltg 07-18-2029 Usd		698,633
	Pvtpl Aramark Svcs Inc	6.375% Due 05-01-2025 Beo		242,440
	Pvtpl Aramark Svcs Inc	Sr Nt 5.0% 04-01-2025		97,939
	Pvtpl Archrock Partners L P	6.25% Due 04-01-2028		125,126
	Pvtpl Ard Finance Sa	6.5% Due 06-30-2027Beo		206,000
	Pvtpl Ardagh Packaging Fin Plc	5.25% 04-30-2025 Beo		214,760
	Pvtpl Ares Clo Ltd	Sr 16-39A Cl A1R2 Fltg Rt Due 04-18-2031 Beo		399,518
	Pvtpl Ares Fin Co Ii Llc	Sr Nt 144A 3.25% Due 06-15-2030/06-15-2020 Beo		412,712
	Pvtpl Ares Xl Clo Ltd	Srsecd Nt Cl A-1-Rr Fltg 01-15-2029		798,028
	Pvtpl Ashtead Cap Inc	4.25% 11-01-2029		533,592
	Pvtpl Atlas Sr Secd Ln Fd Viii Ltd	Sr 17-8A Cl B Fltg 01-15-2030		399,932
	Pvtpl Avantor	4.625% Due 07-15-2028 Beo		96,953
	Pvtpl Avantor Funding Inc	3.875% Due 11-01-2029/10-26-2021 Beo		181,964
	Pvtpl B A T Intl Fin Plc	Gtd Nt 144A 3.95% Due 06-15-2025 Beo		531,264
	Pvtpl Bamll Coml Mtg Secs	Sr 2019-Aht Cl A Fltg 03-15-2034		699,153
	Pvtpl Bausch Health Companies Inc	5.5% Due 11-01-2025		118,901
	Pvtpl Bausch Health Cos Inc	5.25% Due 02-15-2031 Beo		221,445
	Pvtpl Bausch Health Cos Inc	Fixed 5.75% 08-15-2027 Beo		211,752
	Pvtpl Bausch Health Cos Inc	Sr Nt 5.0% Due 01-30-2028 Beo		13,800
	Pvtpl Benefit Str Partners Clo Xvi	Ser 18-16A Cl A1R Fltg Rt Due 01-17-2032		399,735
	Pvtpl Bentley Sys Inc	0.375% Due 07-01-2027 Beo		138,000
	Pvtpl Bluemountain Clo 2013-2A Ltd	Cl A-1-R Fltg 10-22-2030		392,079
	Pvtpl Bluemountain Clo 2015-2 Ltd	Ser-15-2A Cl-A1R Var 07-18-2027 Beo		457,228
	Pvtpl Bmw Fin N V	2.25% 08-12-2022		303,162
	Pvtpl Bnp Paribas	2.219% Due 06-09-2026/06-09-2025 Reg		807,792

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Bnp Paribas	Sr 2.159% 09-15-2029		195,994
	Pvtpl Boc Aviation Pte Ltd	Fltg Rt 09-26-2023		1,002,291
	Pvtpl Bonanza Creek Energy Inc	5.0% 10-15-2026		187,823
	Pvtpl Boxer Parent Co Inc	7.125% Due 10-02-2025/06-01-2020 Beo		232,823
	Pvtpl Boxer Parent Co Inc	Sr 2Nd Lien Nt144A 9.125 Due 03-01-2026/06-01-2020 Beo		142,823
	Pvtpl Bpce	Medium Term Sub Nts Book Entry 144A 4.625 Due 07-11-2024 Beo		1,069,050
	Pvtpl Broadcom Inc	3.137% Due 11-15-2035 Beo		302,246
	Pvtpl Broadcom Inc	3.469% Due 04-15-2034Beo		314,209
	Pvtpl Cable One Inc	0% Due 03-15-2026 Beo		143,400
	Pvtpl Caesars Entertainment Inc	4.625% Due 10-15-2029 Beo		45,000
	Pvtpl Carlyle Fin Subsidiary Llc	S 3.5% 09-19-2029		427,633
	Pvtpl Carlyle Global Mkt Strategies Clo	2012-4 Cl A-1-R3 Fltg 04-22-2032		299,561
	Pvtpl Carlyle Global Mkt Strategies Clo	Ser 2015-3A Cls Air Fltg 07-28-2028		334,905
	Pvtpl Carriage Purchaser Inc	7.875% 10-15-2029		229,440
	Pvtpl Catalent Pharma Solutions Inc	3.5% Due 04-01-2030 Beo		108,006
	Pvtpl Catalent Pharma Solutions Inc	5.0% Due 07-15-2027		195,332
	Pvtpl Cbam 2018-8 Ltd Llc	Nt Cl A-1 Fltg 3C7 10-20-2029 Beo		1,098,394
	Pvtpl Cco Hldgs Llc	4.75% Due 03-01-2030		37,440
	Pvtpl Cco Hldgs Llc	5.5% Due 05-01-2026		179,257
	Pvtpl Cfx Escrow Corp	6.375% Due 02-15-2026 Beo		55,823
	Pvtpl Cifc Fdg 2017-Iv Ltd	Ser 17-4A Cl A1R Fltg 10-24-2030		898,207
	Pvtpl Clarios Global Lp	144A 6.75% 05-15-2025		62,850
	Pvtpl Cmo Bamll Coml Mtg Secs Tr	2019-Rlj Ser 2019-Rlj Cls A Var Rt 04-15-2036		498,838
	Pvtpl Cmo Cim Trust	Ser 19-Inv1 Cls A2 Fltg Rt 02-25-2049		60,844
	Pvtpl Cmo Citigroup Coml Mtg Tr	Ser 21-Keys Cl A Fltg 10-15-2036		499,994
	Pvtpl Cmo Csmc	2018-Rpl9 Tr Mtg Backed Nt Cl A 144A Var Rt Due 09-25-2057		409,825
	Pvtpl Cmo Gosforth Funding 2012-1 Plc	Step Up Due 08-25-2060 Beo		109,621
	Pvtpl Cmo Gs Mtg Secs Tr	2010-C1 Cl A-2 144A 4.592% 08-10-2043		72,815
	Pvtpl Cmo Mf1 2020-Fl3 Ltd	Sr Secd Nt Cl A Fltg 07-15-2035 Beo		289,780
	Pvtpl Cmo Mill City Mtg Ln Tr	2019-Gs2 Ser 19-Gs2 Cls A1 Var Rt 08-25-2059		759,338
	Pvtpl Cmo New Residential Mtg Ln	Ser 19-Rpl3 Cl A1 Frn 07-25-2059 Beo		670,854
	Pvtpl Cmo New Residential Mtg Ln Tr	20-Rpl1 Cl A-1 Var Rt Due 11-25-2059		539,961
	Pvtpl Cmo Sfo Coml Mtg Tr	2021-555 Sfo 2021-555 A Var Rt Due 05-15-2038 Beo		499,692
	Pvtpl Cnx Res Corp	6% Due 01-15-2029/11-30-2020 Beo		95,680
	Pvtpl Cobra Acquisitionco Llc	6.375% 11-01-2029		135,288
	Pvtpl Compass Group Diversified Hldgs Llc	Sr Nt 5.0% 01-15-2032		230,625
	Pvtpl Comstock Res Inc Comstock Re Inc	5.875% Due 01-15-2030 Beo		80,975
	Pvtpl Conduent Business Svcs Llc	Conduent St 6.0% 11-01-2029		155,737
	Pvtpl Consolidated Communications Inc	6.5% Due 10-01-2028/10-02-2020 Beo		94,500
	Pvtpl Consolidated Energy Fin S A	Nt Usd 5.625% 10-15-2028		151,513
	Pvtpl Continental Res Inc	5.75% Due 01-15-2031/11-25-2020 Beo		103,631
	Pvtpl Continental Resources	2.268% 11-15-2026		397,000
	Pvtpl Credit Suisse Group Ag	6.5 Due 08-08-2023 Beo		1,291,500
	Pvtpl Crestline Denali Clo Xiv Ltd	Sr 16-1A Cl Ar2 Fltg 10-23-2031		999,965
	Pvtpl Crownrock L P	5.0% Due 05-01-2029 Beo		61,213

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Csc Hldgs Llc	7.5% 04-01-2028		311,025
	Pvtpl Csc Holdings Llc	Sr Gtd Nt 4.5%11-15-2031		197,500
	Pvtpl Cumulus Media New Hldgs Inc	6.75% 07-01-2026		88,188
	Pvtpl Daimler Fin North Amer Llc V	V 2.55%Due 08-15-2022		404,534
	Pvtpl Daimler Finance Na Llc	.75% Due 03-01-2024 Beo		396,341
	Pvtpl Dana Financing Lux Sarl Bnds	5.75% Due 04-15-2025		207,821
	Pvtpl Danone	Nt 144A 2.947% Due 11-02-2026/11-02-2016 Beo		315,832
	Pvtpl Danske Bk A/S	3.244% Due 12-20-2025		311,764
	Pvtpl Danske Bk A/S	Medium Term Nts Bookentry Tranche 5.0% 01-12-2022 Reg		200,177
	Pvtpl Davita Inc	3.75% 02-15-2031		89,470
	Pvtpl Dcp Mid Stream Operating	11/3/2036		124,213
	Pvtpl Diamond Sports Gr	5.375% 08-15-2026 Beo		138,000
	Pvtpl Directv Holdings	5.87% Due 08-15-2027 Beo		472,778
	Pvtpl Draftkings Inc	0.0% Due 03-15-2028Beo		356,169
	Pvtpl Dt Midstream Inc	4.125% Due 06-15-2029 Beo		22,523
	Pvtpl Dt Midstream Inc	4.375% Due 06-15-2031 Beo		218,400
	Pvtpl East Ohio Gas Co	2.0% 06-15-2030		483,900
	Pvtpl Ecmc Group Stud Ln Tr	2018-2 Nt Cla Fltg Rate 144A Var Rt Due 09-25-2068		740,358
	Pvtpl Ecmc Group Student Ln	Sr 2018-1A Cl A Var Rt 2-27-2068		301,055
	Pvtpl Elastic N V	4.125% Due 07-15-2029/07-15-2024 Beo		143,460
	Pvtpl Eldorado Resorts Inc	Sr Nt 144A 8.125% Due 07-01-2027/07-06-2020 Beo		390,635
	Pvtpl Enphase Energy Inc	0.0% Due 03-01-2026 Beo		57,057
	Pvtpl Entercom Media Corp	6.5% 05-01-2027		34,622
	Pvtpl Entercom Media Corp	6.75% Due 03-31-2029 Beo+N913+N943		112,351
	Pvtpl Enterprise Fleet Fing 2018-3 Llc	Sr18-3 Cl A2 3.38% Due 05-20-2024 Beo		332
	Pvtpl Eqm Midstream Partners L P	Sr Nt 4.5% 01-15-2029		118,560
	Pvtpl Eqm Midstream Partners L P	Sr Nt 144A 6% Due 07-01-2025/06-18-2020 Beo		81,563
	Pvtpl Eqm Midstream Partners L P	Sr Nt 144A 6.5% Due 07-01-2027/06-18-2020 Beo		84,000
	Pvtpl Ferrellgas Escrow Llc	Fg 5.375% Due 04-01-2026 Beo		209,948
	Pvtpl Flex Acquisition Co Inc	Sr 6.875% Due 01-15-2025		274,329
	Pvtpl Fmg Resources Aug 2006	4.375% Due 04-01-2031 Beo		449,400
	Pvtpl Foot Locker Inc	4.0% Due 10-01-2029 Beo		81,136
	Pvtpl Frontier Communications Hldgs Llc	6.0% 01-15-2030		102,510
	Pvtpl Gap Inc	3.625% Due 10-01-2029 Beo		191,885
	Pvtpl Gfl Environmental Inc	3.5% Due 09-01-2028/12-21-2020 Beo		134,945
	Pvtpl Gfl Environmental Inc	4.0% 08-01-2028		318,500
	Pvtpl Gfl Environmental Inc	4.75% Due 06-15-2029 Beo		148,286
	Pvtpl Gfl Environmental Inc	5.125% 12-15-2026		57,200
	Pvtpl Glatfelter Corp	4.75%11-15-2029		147,469
	Pvtpl Global Infrastructure Solutions Inc	5.625% 06-01-2029		235,750
	Pvtpl Global Net Lease Inc	3.75 Due 12-15-2027/12-17-2020 Beo		294,166
	Pvtpl Go Daddy Oper Co Llc	3.5% Due 03-01-2029 Beo		110,108
	Pvtpl Golden Credit Card Trust	Ser 2017-4A Cls A Var 144A 07-15-2024		600,693
	Pvtpl Graftech Fin Inc	4.625% Due 12-15-2028/12-15-2023 Beo		250,705
	Pvtpl Gray Escrow Inc	Sr Nt 7.0% 05-15-2027		33,131

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Gray Television Inc	Sr Nt 144A 5.875% Due 07-15-2026/07-15-2021 Beo		125,009
	Pvtpl Gtcr Ap Fin Inc	8% Due 05-15-2027		186,750
	Pvtpl Gw B-Cr Sec Corp	9.5% Due 11-01-2027		727,775
	Pvtpl Hanesbrands Inc	Sr 144A 4.875% Due 05-15-2026/05-06-2016 Beo		99,394
	Pvtpl Hanesbrands Inc	Sr Nt 144A 4.625% Due 05-15-2024/05-06-2016 Beo		209,428
	Pvtpl Hilcorp Energy I L P	Sr Nt 144A 6.25% 11-01-2028		74,639
	Pvtpl Hyundai Cap Amer	.8% Due 01-08-2024 Beo		394,282
	Pvtpl Hyundai Cap Amer	1.15% Due 11-10-2022 Beo		401,015
	Pvtpl Hyundai Cap Amer	Medium Term Nts Book En .8% Due 04-03-2023 Beo		895,964
	Pvtpl Ihs Markit Ltd	144A 5% Due 11-01-2022/07-28-2016		411,400
	Pvtpl Ii-Vi Inc	Sr Nt 144A 5% Due 12-15-2029/12-10-2021 Beo		62,271
	Pvtpl Iliad Hldg S A S	Sr Secd Nt 10-15-2026		210,146
	Pvtpl Illuminate Buyer Llc	Sr Nt 144A 9.0% Due 07-01-2028		293,266
	Pvtpl Imperial Brands Fin Plc	Gtd Sr Nt 3.125% 07-26-2024		620,098
	Pvtpl Imperial Tobbacco Finance	3.75% 07-21-2022		303,313
	Pvtpl Ing Groep N V	1.4% Due 07-01-2026		692,911
	Pvtpl International Game Technology	6.25% 01-15-2027		321,440
	Pvtpl Irb Hldg Corp	Sr Nt 144A 6.75% 02-15-2026		159,944
	Pvtpl Iron Mtn Inc	New 5.25% Due 07-15-2030		21,076
	Pvtpl Iron Mtn Inc	New Bds 144A 5.625% Due 07-15-2032/06-22-2020 Beo		321,055
	Pvtpl J2 Global Inc	4.625% Due 10-15-2030/10-07-2020 Beo		44,103
	Pvtpl Jamf Hldg Corp	.125% Due 09-01-2026 Beo		100,577
	Pvtpl Jazz Secs Designated Activity Co	4.375% Due 01-15-2029 Beo		224,690
	Pvtpl Jetblue Awys Corp	Sr Nt Conv 0.5% Due 04-01-2026		91,357
	Pvtpl Kar Auction Svcs Inc	5.125% Due 06-01-2025 Beo		458,780
	Pvtpl Labl Escrow Issuer Llc	Fixed 6.75% 07-15-2026		256,619
	Pvtpl Latitude Management Real Estate	Cap Ser 21-Cre4 Cl A Fltg Due 04-22-2037		399,351
	Pvtpl Lcpr Sr Secd Fing Designated Activity	Co 6.75 10-15-2027		197,400
	Pvtpl Leaseplan Corp N V	Medium Term Nts2.875% Due 10-24-2024		206,206
	Pvtpl Level 3 Fing Inc	3.4% Due 03-01-2027		722,715
	Pvtpl Level 3 Fing Inc	3.75% Due 07-15-2029/01-13-2021 Beo		68,400
	Pvtpl Lft Cre 2021-Fl1 Ltd	Cl A 1.26025% 06-15-2039		996,445
	Pvtpl Lgi Homes Inc	4.0% 07-15-2029		193,273
	Pvtpl Lifepoint Health Inc	5.375% Due 01-15-2029 Beo		29,850
	Pvtpl Lifepoint Health Inc	6.75% Due 04-15-2025 Beo		335,685
	Pvtpl Lions Gate Cap Hldgs Llc	Sr Nt 5.5%04-15-2029		300,163
	Pvtpl Live Nation Entmt In	4.75% Due 10-15-2027		209,610
	Pvtpl Live Nation Entmt Inc	4.875% Due 11-01-2024		25,250
	Pvtpl Lsf11 A5 Holdco Llc	6.625% Due 10-15-2029		105,395
	Pvtpl Lumen Technologies Inc	La 5.375% Due 06-15-2029/06-15-2021 Beo		152,000
	Pvtpl Magic Mergeco Inc	7.875% 05-01-2029		403,850
	Pvtpl Magnetite Xviii Ltd	Sr16-18A Cl Ar2 Var Rt 11-15-2028		299,552
	Pvtpl Marathon Clo Ix Ltd	Var Rt Due 04-15-2029 Beo		334,158
	Pvtpl Marriott Ownership Resorts Inc	6.125% Due 09-15-2025/05-13-2020 Beo		132,398
	Pvtpl Mav Acquisition Corp	Sr Nt 8.0% 08-01-2029		98,243

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Mav Acquisition Corp	Sr Secd Nt 144A 5.75% 08-01-2028		72,270
	Pvtpl Meritage Homes Corp	3.875% 04-15-2029		30,450
	Pvtpl Metropolitan Edison Co	4.3% Due 01-15-2029 Beo		111,315
	Pvtpl Mf1 Multifamily Housing Mortgage	Lo Sr 20-Fl4 Cl A Var Rt Due 11-15-2035		806,605
	Pvtpl Midocean Cr Clo Ii	Var Rt Due 01-29-2030 Beo		299,747
	Pvtpl Midwest Connector Cap Co Llc	3.625% 04-01-2022		300,539
	Pvtpl Molina Healthcare Inc	3.875% Due 11-15-2030 Beo		70,550
	Pvtpl Moss Creek Res Hldgs Inc	Fixed 10.5% 05-15-2027 Beo		144,180
	Pvtpl Mountain View Clo 2017-1 Ltd	Ser 17-1A Cl Ar Frn 10-16-2029 Beo		400,077
	Pvtpl Mountain View Clo X Ltd	Ser 15-10A Cls Ar Fltg 01-13-2027		217,438
	Pvtpl Mozart Debt Merger Sub Inc	3.875% Due 04-01-2029 Beo		66,763
	Pvtpl Mozart Debt Merger Sub Inc	5.25% Due 10-01-2029 Beo		365,924
	Pvtpl Nationstar Mtg Hldgs Inc	Sr Nt 144A 6% Due 01-15-2027/01-16-2020 Beo		52,085
	Pvtpl Navient Private Ed Refi Ln Tr	Sr 2019-C Cl A-2 02-15-2068		504,466
	Pvtpl Navient Pvt Ed Ln Tr	2015-B Nt Cl A-3 Fltg Rate 144A Var Rt Due 07-16-2040		369,512
	Pvtpl Navient Student Ln Tr	2016-5 Nt Cla Fltg 144A Var Rt Due 06-25-2065 Beo		725,667
	Pvtpl Ncl Corp Ltd	1.125% Due 02-15-2027Beo		165,725
	Pvtpl Ncl Corp Ltd	10.25% Due 02-01-2026		147,638
	Pvtpl Nelnet Student Ln Tr	Fltg Rt Ser 19-2A Cl A 06-27-2067 Beo		627,688
	Pvtpl Nelnet Student Ln Tr	Ser 17-3A Cl A Fltg 02-25-2066		442,156
	Pvtpl New Residential Mtg	Ser 18-Rpl1 Cl A1 Var 12-25-2057		379,725
	Pvtpl Nextera Energy Oper Partners Lp	144A 4.25% 07-15-2024		137,115
	Pvtpl Nfp Corp	6.875% Due 08-15-2028		238,595
	Pvtpl Ngl Energy Oper Llc	7.5% Due 02-01-2026		459,960
	Pvtpl Nissan Mtr Ltd	4.81% Due 09-17-2030 Beo		223,889
	Pvtpl Nrg Energy Inc	Fixed 5.25% 06-15-2029 Beo		234,633
	Pvtpl Nxp B V/Nxp Fdg Llc/Nxp Usa	4.3% 06-18-2029		448,519
	Pvtpl Nxp B V/Nxp Fdg Llc/Nxp Usa Inc	3.4% Due 05-01-2030 Beo		106,675
	Pvtpl Oasis Midstream Partners Lp	8.0% Due 04-01-2029		235,440
	Pvtpl Ocp Clo 2015-9 Ltd	Ser 15-9A Cl A1R Fltg 07-15-2027		5,303
	Pvtpl Ocp Clo Ltd	Sr 14-7A Cl A1Rp Var Rt 07-20-2029		299,702
	Pvtpl Osd Clo 2021-23 Ltd	Ser 21-23A Cl A Fltg 144A 04-17-2031		500,000
	Pvtpl Ot Merger Corp	7.875% Due 10-15-2029		180,026
	Pvtpl Outfront Media Cap Llc	Sr Nt 144A 6.25% Due 06-15-2025		193,440
	Pvtpl Ozlm Viii Ltd	Sr Secd Nt Cl A-1R3 Fltg 10-17-2029		1,200,000
	Pvtpl Ozlm Xxiv Ltd	20/07/2032 Var Rt Due 07-20-2032 Beo		500,531
	Pvtpl Palmer Sq Ln Fdg Ltd	2021-4A A1 Fr Clo09-15-2029 Usd		399,972
	Pvtpl Palmer Square Ln	Fdg 2018-4A Ltd Cl A-1 Fltg Rt 11-15-2026		56,509
	Pvtpl Palmer Square Ln	Fdg Fltg Rt Ser 19-2A Cl A1 04-20-2027 Beo		167,530
	Pvtpl Palmer Square Ln	Fdg Ser 19-4A Cl A1 Fltg 10-24-2027		218,985
	Pvtpl Panther Bf Aggregator 2 Lp	Fixed 8.5% 05-15-2027		49,820
	Pvtpl Panther Bf Aggregator 2 Lp	6.25% 05-15-2026		56,498
	Pvtpl Parkland Corp/Canada	4.5% 10-01-2029		486,384
	Pvtpl Parkland Corp/Canada	4.625% 07-10-2030		289,181
	Pvtpl Peloton Interactive Inc	Sr Nt Conv144A 0% Due 02-15-2026 Beo		196,620

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Pennsylvania Elec Co	Fixed 3.6%06-01-2029 Beo		106,496
	Pvtpl Pennymac Finl Svcs Inc	New 5.75% 09-30-2031		229,270
	Pvtpl Petsmart Inc	4.75% Due 02-15-2028 Beo		342,768
	Pvtpl Petsmart Inc	7.75% Due 02-15-2029 Beo		271,563
	Pvtpl Plantronics Inc	New Sr Nt 144A 4.75% Due 03-01-2029/03-04-2021 Beo		110,635
	Pvtpl Playtika Hldg Corp	4.25% Due 03-15-2029/03-11-2021 Beo		204,820
	Pvtpl Polar Us Borrower Llc	6.75% 05-15-2026		299,663
	Pvtpl Premier Entmt Sub Llc	Sr Nt 5.625% 09-01-2029		99,219
	Pvtpl Premier Entmt Sub Llc	Sr Nt 5.875% 09-01-2031		141,489
	Pvtpl Protective Life Global Fdg	1.618% Due 04-15-2026 Beo		697,127
	Pvtpl Providence Svc Corp	Sr Nt 144A 5.875% Due 11-15-2025 Beo		111,300
	Pvtpl Rackspace Technology Global Inc	3.5% Due 02-15-2028/02-09-2021 Beo		190,394
	Pvtpl Rad Clo 5 Ltd	Sr 19-5A Cl Ar Var Rt Due 07-24-2032 Beo		700,000
	Pvtpl Radiate Holdco Finance	6.5% Due 09-15-2028 Beo		55,249
	Pvtpl Radiate Holdco Finance	4.5% Due 09-15-2026		186,850
	Pvtpl Rattler Midstream Lp	Sr Nt 144A 5.625% Due 07-15-2025/07-14-2020 Beo		119,600
	Pvtpl Reckitt Benckiser Treas Svcs Plc	Fltg Due 06-24-2022		300,565
	Pvtpl Roblox Corp	3.875% Due 05-01-2030/10-29-2021 Beo		242,430
	Pvtpl Rolls-Royce	3.625% Due 10-14-2025		203,000
	Pvtpl Romark Clo-I Ltd	23/10/2030 Var Rt Due 10-23-2030 Beo		699,838
	Pvtpl Royal Caribbean Cruises Ltd	10.875% Due 06-01-2023/05-19-2020 Beo		218,500
	Pvtpl Royal Caribbean Cruises Ltd	11.5% Due 06-01-2025 Beo		19,040
	Pvtpl Royal Caribbean Cruises Ltd	5.5% Due 04-01-2028 Beo		284,248
	Pvtpl Sabre Glbl Inc	7.375% Due 09-01-2025/09-01-2022 Beo		143,165
	Pvtpl Sabre Glbl Inc	9.25% Due 04-15-2025		329,960
	Pvtpl Sba Tower Tr	2020-1C Secd Tower Rev Secs 144A 1.884% Due 07-15-2050		599,114
	Pvtpl Scientific Games Intl Inc	5.0% 10-15-2025		158,543
	Pvtpl Scientific Games Intl Inc	Sr Nt 144A 8.25% 03-15-2026		346,273
	Pvtpl Sealed Air Corp	New 5.5% 09-15-2025		33,188
	Pvtpl Sensata Technologies Inc	4.375% Due 02-15-2030		210,000
	Pvtpl Sequoia Mtg Tr	Sr-Ch1 Cl-A1 4% 02-25-2048		258,992
	Pvtpl Sirius Xm Radio Inc	3.125% Due 09-01-2026 Beo		49,014
	Pvtpl Sirius Xm Radio Inc	3.875% Due 09-01-2031 Beo		318,646
	Pvtpl Sirius Xm Radio Inc	4.0% Due 07-15-2028 Beo		356,984
	Pvtpl Six Flags Theme Parks Inc	Sr Secd Nt 144A 7% Due 07-01-2025/04-22-2020		93,979
	Pvtpl Sk Hynix Inc	1% Due 01-19-2024 Beo		395,463
	Pvtpl Skymiles Ip Ltd & Delta Air Lines Inc	4.5% Due 10-20-2025		315,399
	Pvtpl Slm Student Ln	Ser 04-10 Cl A7B Fltg 10-25-2029		1,417,291
	Pvtpl Sm Energy Co	10.0% Due 01-15-2025 Beo		22,000
	Pvtpl Smb Private Ed Ln Tr	2020-B 1.29% 07/15/2053 1.29% Due 07-15-2053 Beo		522,230
	Pvtpl Smb Private Ed Ln Tr	2020-Pt-A 1.6% Due 09-15-2054 Beo		1,061,890
	Pvtpl Sonic Automotive Inc	4.625% Due 11-15-2029 Beo		80,760
	Pvtpl Sonic Automotive Inc	4.875% Due 11-15-2031 Beo		95,922
	Pvtpl Sound Pt Clo Xiv Ltd	Sr Secd Nt Cl A-R2 01-23-2029		634,009
	Pvtpl Sound Pt Clo Xvi Ltd	Var Rt Due 07-25-2030 Beo		499,783

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Southern Nat Gas Co L L C	.625% Due 04-28-2023 Beo		397,693
	Pvtpl Sp Finco Llc	Sr 6.75% Due 07-01-2025		294,190
	Pvtpl Spcm Sa	3.375% Due 03-15-2030/09-20-2021 Beo		192,500
	Pvtpl Spotify Usa Inc	0% Due 03-15-2026 Beo		292,121
	Pvtpl Square Inc	Sr Nt 2.75% 06-01-2026		90,107
	Pvtpl Square Inc	Sr Nt 3.5% 06-01-2031		338,250
	Pvtpl Ssl Robotics Llc	9.75% 12-31-2023		600,168
	Pvtpl Standard Chartered Plc	Nt Fltg Rate 01-20-2023		200,075
	Pvtpl Standard Inds Inc	Del 3.375% Due 01-15-2031 Beo		216,740
	Pvtpl Stericycle Inc	3.875% Due 01-15-2029/11-24-2020 Beo		51,220
	Pvtpl Stericycle Inc	Sr Nt 5.375% Due 07-15-2024		184,620
	Pvtpl Sumitomo Mitsui Tr Bk Ltd	.8% Due 09-12-2023 Beo		398,620
	Pvtpl Summit Matls Llc	Fixed 6.5% 03-15-2027		98,563
	Pvtpl Summit Midstream Hldgs Llc	8.5% 10-15-2026		163,583
	Pvtpl Suntory Hldgs Ltd	2.55% Due 06-28-2022		302,246
	Pvtpl Symantec Corp	5.0% Due 04-15-2025		29,221
	Pvtpl Tallgrass Energy Partners Lp	6.0% Due 09-01-2031 Beo		280,047
	Pvtpl Tallgrass Energy Partners Lp	7.5% 10-01-2025		152,633
	Pvtpl Tegna Inc	Sr Nt 4.75% Due 03-15-2026 Beo		150,800
	Pvtpl Teleflex Inc	Sr Nt 144A 4.25% Due 06-01-2028/05-27-2020 Beo		169,981
	Pvtpl Telesat Canada	4.875% Due 06-01-2027		289,395
	Pvtpl Telesat Cda	6.5% 10-15-2027		264,616
	Pvtpl Telesat Cda	5.625% Due11-06-2026 Beo		111,753
	Pvtpl Telos Clo Ltd	Ser 2014-5A Cl A-1-Rfltg Rate 04-17-2028		53,586
	Pvtpl Tempo Acqstn Llc	5.75% Due 06-01-2025/05-07-2020 Beo		129,375
	Pvtpl Tenet Healthcare Corp	4.375% 01-15-2030		92,154
	Pvtpl Tenet Healthcare Corp	6.125% Due 10-01-2028/09-16-2020 Beo		79,216
	Pvtpl Tenet Healthcare Corp	6.25% 02-01-2027		382,950
	Pvtpl Tenet Healthcare Corp	7.5% Due 04-01-2025 Beo		271,532
	Pvtpl Tenneco Inc	5.125% Due 04-15-2029 Beo		177,905
	Pvtpl Terraform Pwr Oper	4.25% 01-31-2023		27,608
	Pvtpl Thor Industries	4.0% 10-15-2029		112,860
	Pvtpl Ticp Clo Ii-2 Ltd	Ser 18-Iia Cl A1 Fltg 04-20-2028		176,702
	Pvtpl Towd Pt Mtg Tr	Fltg Rt Ser 19-Hy2 Cl A1 12-25-2048 Beo		73,642
	Pvtpl Towd Pt Mtg Tr	Ser 2019-Hy3 Cl A1A Fltg 12-25-2048		533,405
	Pvtpl Towd Pt Mtg Tr	Var Rt Ser 19-1 Cl A1 03-25-2058		484,167
	Pvtpl Transdigm Inc	6.25% 03-15-2026		523,845
	Pvtpl Transdigm Inc	8% Due 12-15-2025/04-08-2020 Beo		324,940
	Pvtpl Transocean Poseidon Ltd	Sr Secd Nt6.875% 02-01-2027		125,613
	Pvtpl Transocean Sentry Ltd	5.375% 05-15-2023		75,178
	Pvtpl Trinseo Matls Oper S C A	5.375% Due 09-01-2025		163,938
	Pvtpl Tripadvisor Inc	.25% Due 04-01-2026 Beo		180,765
	Pvtpl Triumph Group Inc	New 8.875% Due 06-01-2024/08-17-2020 Beo		204,920
	Pvtpl Tronox Inc	0.0% 05-01-2025		105,690
	Pvtpl Twitter Inc	0% Due 03-15-2026 Beo		291,966

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Uber Technologies Inc	8% Due 11-01-2026 Beo		38,340
	Pvtpl Uber Technologies Inc	Sr Nt 144A 7.5% Due 05-15-2025/05-15-2020 Beo		236,448
	Pvtpl Uniti Group Lp	7.875% Due 02-15-2025		276,594
	Pvtpl Univision Communications Inc	Sr Secd Nt 144A 6.625% 06-01-2027		205,803
	Pvtpl Univision Communications Inc	Sr Secd Nt 9.5% Due 05-01-2025 Beo		58,781
	Pvtpl Vail Resorts Inc	6.25% 05-15-2025		95,680
	Pvtpl Valeant Pharmaceuticals	Usd Sr 6.125% Due 04-15-2025/03-27-2015		539,567
	Pvtpl Valeant Pharmaceuticals Intl	9.0% Due 12-15-2025		683,514
	Pvtpl Valeant Pharmaceuticals Intl	9.25% 144A 04-01-2026		42,250
	Pvtpl Venture Cdo Ltd	Ser 15-21A Fltg Rate Due 07-15-2027		112,639
	Pvtpl Venture Cdo Ltd	Sr 14-17A Cl Arr Fltg 04-15-2027		156,269
	Pvtpl Venture Clo Ltd	Sr 17-28A Cl A2R Var Rt 07-20-2030		399,991
	Pvtpl Venture Global Calcasieu Pass Llc	3.875% Due 08-15-2029		294,650
	Pvtpl Venture Xxix Clo Ltd	Var Rt Due 09-07-2030 Beo		500,293
	Pvtpl Venture Xxv Clo Ltd	Sr 16-25A Cl Arr Fltg Rt 04-20-2029		805,566
	Pvtpl Venture Xxvi Clo Ltd	Ser 17-26A Cl A-R Fltg 01-20-2029 Beo		1,200,099
	Pvtpl Verscend Escrow Corp	9.75% 08-15-2026		1,202,185
	Pvtpl Vertical Brdg Cc Llc	Secd Tower Rev Nt Ser 144A 2.636 Due 09-15-2050 Beo		603,630
	Pvtpl Viasat Inc	Sr Nt 144A 5.625% 09-15-2025		614,055
	Pvtpl Vibrant Clo Ltd	Ltd Ser 19-11A Cl A1R1 Fltg 07-20-2032		399,844
	Pvtpl Vistra Operations Co Llc	4.375% Due 05-01-2029 Beo		302,492
	Pvtpl Vistra Operations Co Llc	5.0% 07-31-2027		93,404
	Pvtpl Vistra Operations Co Llc	5.5% Due 09-01-2026 Beo		224,083
	Pvtpl Vistra Operations Co Llc	Sr Nt 144A 5.625% 02-15-2027		94,760
	Pvtpl Volkswagen Group Amer Fin Llc	3.35% Due 05-13-2025 Beo		315,762
	Pvtpl Voya Clo 2016-4 Ltd	Ser 16-4A Cl Arr Fltg Rt Due 07-20-2029		464,998
	Pvtpl W R Grace Hldgs Llc	Sr Nt 5.625% 08-15-2029		148,444
	Pvtpl Weatherford Intl Ltd	6.5% 09-15-2028		79,357
	Pvtpl Wellfleet Clo Ltd	Ser 15-1A Cl Ar4 Var Rt Due 07-20-2029 Beo		1,071,048
	Pvtpl Xpo Logistics Inc	Sr Nt 144A 6.25%Due 05-01-2025/04-28-2020 Beo		141,244
	Pvtpl Yara Intl Asa	Nt 144A 3.148% Due 06-04-2030/06-04-2020 Beo		413,064
	Pvtpl Yum Brands Inc	Sr Nt 144A 7.75% Due 04-01-2025/04-01-2020 Beo		68,494
	Pvtpl Z Cap Cr Partners Clo	Ser 15-1A Cl A1R Fltgt Rt 07-16-2027		5,006
	Pvtpldish Dbs Corp	Sr Secd Nt 5.75% 12-01-2028		488,840
	Pvtplolympus Wtr Us Hldg Corp	Sr Nt 6.25% 10-01-2029		195,000
	Pvtpltriumph Group Inc	6.25% Due 09-15-2024		63,394
	Quanta Svcs Inc	Sr Nt .95% 10-01-2024		395,746
	Qvc Inc	4.375% Due 03-15-2023		232,780
	Qvc Inc	5.45% Due 08-15-2034		390,060
	Qvc Inc	5.95% Due 03-15-2043		73,723
	Qvc Inc	Sr Secd Nt 4.375% 09-01-2028		26,798
	Rabobank Nederland	Var Rt 1.07975% Due 09-26-2023		705,563
	Realkredit Danmark	1% Cvd Bds 01/10/50 Dkk0.01		1,041,619
	Realkredit Danmark	1% Gtd 01/10/2053 Dkk		1,432,661
	Realkredit Danmark	1.5% Cvd Bds 01/10/2053 Dkk		283,285

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Realkredit Danmark	2% Cvd Bds 01/10/53 Dkk0.01		90,465
	Realogy Group Llc	7.625% Due 06-15-2025		333,900
	Realpage Inc	Due 04-24-2028 Beo		94,894
	Resdntl Mtg Sec	32A A Cmo 20/06/2070		1,104,012
	Resimac Bastille	Series 2021-2Nc .78% 02-03-2053		1,534,804
	Ringcentral Inc	0.0% Due 03-15-2026 Reg		221,367
	Ripon Mort. Plc	Frn M/Bkd 08/2056 Gbp 'A2'		304,050
	Ripon Mort. Plc	Frn 144A 20/08/2056		456,074
	Rlj Lodging Tr L P	Sr Secd Nt 144A 3.75%07-01-2026		119,655
	Rlj Lodging Tr L P	Sr Secd Nt 144A 4% 09-15-2029		142,462
	Rockcliff Energy	5.5% Due 10-15-2029		146,260
	Royal Bk Scotland	Fltg Rt 1.626% Due 05-15-2023		301,272
	Royal Bk Scotland Group Plc	Sr Nt Fltg Rate Due 06-25-2024/06-25-2023 Reg		711,028
	Rp Escr Issuer Llc	5.25% Due 12-15-2025		123,068
	Sabine Pass	5.625% Due 03-01-2025		555,310
	Santander United Kingdom Group	3.571% Due 01-10-2023		200,085
	Santander United Kingdom Group	Fltg Rt 4.796% Due 11-15-2024		955,332
	Saranac Clo Vi Ltd	1.25413% 08-13-2031		699,980
	Sba Tower Tr	2.328% Due 07-15-2052		714,462
	Scientific Games	8.625% Due 07-01-2025		396,043
	Sculptor Clo Xxv Ltd	0% 01-15-2031		600,126
	Seagate Hdd Cayman	4.125% Due 01-15-2031		28,091
	Seagate Hdd Cayman	5.75% Due 12-01-2034		330,768
	Segovia Euro C6-19 Frn Clo	07/2032 Eur 'A'		454,398
	Service Pptys Tr	5.5% Due 12-15-2027		195,118
	Slc Student Ln Tr	2005-4 Cl A-3 Var Rt Due 01-25-2027		125,217
	Slc Student Ln Tr	2005-7 Student Ln-Bkd Nt Cl A-4 Var 10-25-2029 Reg		364,758
	Slc Student Ln Tr	2006-1 Asset Backed Ntcl A-5 Fltg Var 03-15-2027 Reg		40,517
	Slm Corp	Medium 5.5% Due 01-25-2023		57,283
	Slm Corp	Medium Term Nts Book Entry 5.625% Due 08-01-2033		125,730
	Sm Energy Co	5.625% Due 06-01-2025		226,688
	Sm Energy Co	6.5% Due 07-15-2028 Reg		14,490
	Smbc Aviation Cap	4.125% Due 07-15-2023		208,380
	Sound Point Clo Ltd	0.0% 20/10/2028 0% 10-20-2028		321,701
	Sound Pt Clo Ix Ltd	15-2A Ar 0.0% 07-20-2032		798,802
	Southern Calif Edison Co	Fltg Rt Due 12-02-2022 Beo		400,365
	Southern Co	Fltg Due 05-10-2023 Beo		399,071
	Southwestern Energy Co	4.75% 02-01-2032		173,699
	Southwestern Energy Co	8.375% Due 11-15-2028 Reg		137,299
	Spi Australia Assets Pty Mtn	3.3% 09/04/2023		411,285
	Spirit Airlines Inc	1% Due 05-15-2026 Beo		99,997
	Splunk Inc	.5% Due 09-15-2023 Beo		272,044
	Splunk Inc	1.125% Due 06-15-2027 Beo		34,503
	Springleaf Fin	6.125% Due 03-15-2024		178,119
	Springleaf Fin	6.875% Due 03-15-2025		321,513

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Springleaf Fin	8.875% Due 06-01-2025		58,850
	Sprint Cap Corp	6.875% Due 11-15-2028		193,545
	Sprint Cap Corp	8.75% Due 03-15-2032		361,500
	Sprint Corp	7.125% Due 06-15-2024		149,313
	Sprint Corp	Fixed 7.625% Due 03-01-2026		177,689
	Sse Plc	1.25% Snr Emtn 16/04/25 Eur		352,951
	Std Inds Inc	Del 4.375% Due 07-15-2030		128,535
	Steele Creek Clo Ltd	21/05/2029 0% 05-21-2029		940,148
	Stride Inc	1.125% Due 09-01-2027		123,555
	Sumitomo Mitsui	1.474% Due 07-08-2025		398,084
	Sumitomo Mitsui Finl Group Inc	2.448% Due 09-27-2024		308,621
	Sumitomo Mitsui Finl Group Inc	2.696% 07-16-2024 Beo		516,439
	Surgery Ctr Hldgs	10% Due 04-15-2027		741,625
	Synchrony Finl	4.25 Due 08-15-2024		741,527
	Syngenta Fin N V	5.182% Due 04-24-2028		674,094
	Targa Res Partners	Fixed 6.5% Due 07-15-2027		167,232
	Targa Res Partners	Fixed 6.875% 01-15-2029		70,483
	Telecom Italia Cap	6.375% Due 11-15-2033		134,600
	Telecom Italia Cap	7.721% Due 06-04-2038		2,351
	Tenet Healthcare	6.75% Due 06-15-2023		152,831
	Tenet Healthcare	6.875% Due 11-15-2031		135,958
	Teva	3.15% Due 10-01-2026		381,640
	Teva	4.75% Due 05-09-2027		198,000
	Textron Inc	Fixed 2.45% Due 03-15-2031		590,279
	The Ultimate Software Group Inc	Tlb 04-08-2026		31,799
	Tibco Software Inc	Second Lien Term Loan 02-14-2028		361,420
	Tibco Software Inc	Trm Bk Ln 06-30-2026 Beo		210,322
	T-Mobile Usa Inc	2.05% Due 02-15-2028		298,025
	T-Mobile Usa Inc	2.55% 02-15-2031		99,608
	T-Mobile Usa Inc	2.875% Due 02-15-2031/01-14-2021 Reg		22,715
	T-Mobile Usa Inc	3.875% 04-15-2030		547,563
	Tn Gas Pipeln Co	7% Due 10-15-2028		255,358
	Towd Point Mortga	Frn M/Bkd 05/2045 Gbp 'A'		967,659
	Towd Point Mt19-13	Frn M/Bkd 07/2045 Gbp'A1'		1,314,719
	Toyota Mtr Corp	.681% Due 03-25-2024		397,681
	Toyota Tsusho Corp	3.625% Snr 13/09/2023Usd		208,372
	Transdigm Inc	6.375% Due 06-15-2026		247,584
	Transdigm Inc	Fixed 7.5% 03-15-2027		140,030
	Transdigm United Kingdom Hldgs Plc	6.875% 05-15-2026		209,000
	Transocean Phoenix	7.75% Due 10-15-2024		44,945
	Tripadvisor Inc	7% Due 07-15-2025		250,035
	Triton Water Holdings Incorporated	Tl Due 03-31-2028 Beo		90,996
	Triumph Group Inc	Fixed 7.75% Due 08-15-2025		58,558
	Truist Finl Corp	5.1% Due 12-31-2049		558,750
	Twilio Inc Fixed	Fixed 3.875% Due 03-10-2031		92,892

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Twitter Inc	3.875% Due 12-15-2027		333,146
	Uber Technologies	7.5% Due 09-15-2027		78,357
	Ubs Ag Stamford	7.625% Due 08-17-2022		727,029
	Ufc Holdings, Llc	Fltg Rt Tbl 04-29-2026		81,245
	Unicredit Spa	Fltg Rt 4.02675% Due 01-14-2022		350,292
	Univision Communications Inc.	Term Loan Due 03-15-2024 Beo		41,227
	Us Foods Inc	Inc 6.25% Due 04-15-2025		87,465
	Usa Compression	Fixed 6.875% Due 04-01-2026		95,680
	Utd Contl Hldgs Fixed	Fixed 4.15% Due 04-11-2024		241,189
	Uwm Mtg Tr	Var Rt .99967% Due 12-25-2051		398,113
	Venture 38 Clo Ltd	1.459% 07-30-2032		300,007
	Venture Cdo Ltd	20/10/2028 0% 10-20-2028		650,688
	Venture Global	4.125% Due 08-15-2031		285,140
	Venture Xxviii Clo Ltd	Sr Secdnt Cl A1R Fltg 144A 1.244% 07-20-2030		299,253
	Verizon Communications Inc	Term Loan B2 Due 07-21-2027 Beo		191,003
	Verscend Hldg Corp	Term B-1 Loan Due 08-27-2025 Beo		55,753
	Viasat Inc	6.5% Due 07-15-2028		91,228
	Vm Cons Inc	5.5% Due 04-15-2029		147,735
	Vmware Inc	Fixed 1% Due 08-15-2024		396,221
	Voc Escrow Ltd	5% Due 02-15-2028		138,600
	Wayfair Inc	.625% Due 10-01-2025		178,208
	Weatherford Intl Ltd	Sr Nt 144A 8.625% 04-30-2030		115,235
	Wellfleet Clo 2017-1 Ltd	Sr Secd Nt Cla-1-R-R Fltg 1.144% 04-20-2029		333,132
	Wells Fargo & Co	2.509% Snr 27/10/23 Cad5000		402,799
	Wells Fargo & Co	New Nt Fltg Due 10-31-2023/10-31-2022 Reg		705,577
	Wells Fargo Home	Fltg Rt .60771% Due 10-25-2034		22,886
	Westinghouse Air Brake Technologies Corp	4.40% Due 03-15-2024		105,787
	Westinghouse Air Brake Technologies Corp	4.7% 09-15-2028		796,310
	William Carter Co	5.5% Due 05-15-2025		212,688
	William Morris Endeavor Entmt Llc	Term B-1 Ln 05-18-25		255,755
	Wind Riv 2019-3 Clo Ltd	1.16431% 04-15-2031		897,853
	Wmg Acquisition Corp	Sr Secd Nt 144A 3.75% 12-01-2029		222,443
	Wyndham	6.625% Due 07-31-2026		272,775
	Wyndham Destinations Inc	6.0% Due 04-01-2027/03-21-2017 Reg		43,471
	Wyndham Step Cpn	5.65% Due 04-01-2024		63,750
	Wyndham Worldwide Corp	3.9% Due 03-01-2023 Reg		91,350
	Zayo Group Hldgg	4% Due 03-01-2027		165,480
	Ziggo Bd Fin B V	6% Due 01-15-2027		154,500
	Zynga Inc	0.0% Due 12-15-2026		182,518
		Corporate debt instruments total		323,890,010
	Derivative investments
*	AQR	Syn_Swap 0.0 28 Jan 2022 Taf2 Index Ta35F22_Sw		2,097,288
*	AQR	Syn_Swap 0.0 18 Mar 2022 Smh2 Index Fsmih22_Sw		4,912,254
	Barclays Capital	Put Swo Eur Barcgb33 P 0.197% / R 6Meurib European 317U026X0 04/11/2022		48,696
	BNP Paribas Paris	Put Swo Eur Bnpafrpp P 0.197% / R 6Meurib European 317U004X6 04/11/2022		48,696

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	BNP Paribas Paris	Put Swo Eur Bnpafrpp P 0.195% / R 6Meurib European 317U956W6 02/11/2022		76,626
	BNP Paribas Paris	Put Swo Eur Bnpafrpp P 0.197% / R 6Meurib European 317U004X6 04/11/2022		111,304
	Citibank	Ccp Due Receivable From Citibank		49,000
	Citibank	Otc Derivative Cash Coll Receivable Fromcitibank		1,303,511
	Citigroup	Lch_Ois Sbsius33 20/03/2022 Jpy P 1Dtonar / R 0 Swu01Dz75		1
	Citigroup	Lch_Ois Sbsius33 20/03/2024 Gbp P 1.248% / R 1Dsonia Swu01Deo1		915
	Citigroup	Cdx Sbnyus33 08/17/2061 Sell Cmbx.Na.Aaa.12 Swpc0Htx7		1,222
	Citigroup	Rpi Usd 2.21%/Us Cpi Lch_Sbsius 02-05-2023 Swu0Y9266		1,606
	Citigroup	Lch_Ois Sbsius33 21/03/2023 Gbp P 1Dsonia / R 1.184% Swu01Dep8		1,840
	Citigroup	Lch_Irs Sbsius33 11/21/2053 Usd P 3Mlibor / R 1.887% Swu01Dsu2		5,373
	Citigroup	Lch_Rpi Sbsius33 09/10/2028 Usd P 2.645% / R Cpi Swu0Eq781		5,631
	Citigroup	Lch_Rpi Sbsius33 15/08/2022 Gbp P 4.22% / R Rpi Swu02Fg21		7,710
	Citigroup	Lch_Rpi Sbsius33 15/09/2023 Gbp P 4.48% / R Rpi Swu078656		7,912
	Citigroup	Rpi Usd 2.069%/Us Cpi Lch_Sbsius 07-15-2022 Swu0A5856		10,553
	Citigroup	Lch_Irs Sbsius33 11/15/2053 Usd P 3Mlibor / R 1.975% Swu01D966		14,260
	Citigroup	Lch_Rpi Sbsius33 08/26/2028 Usd P 2.573% / R Cpi Swu0Eq690		14,632
	Citigroup	Lch_Rpi Sbsius33 15/09/2022 Gbp P 4.18% / R Rpi Swu09Ht83		17,221
	Citigroup	Lch_Rpi Sbsius33 05/14/2026 Usd P 2.813% / R Cpi Swu0Jl852		21,662
	Citigroup	Lch_Rpi Sbsius33 15/07/2022 Eur P 0.33% / R Cptfe Swu045A43		24,602
	Citigroup	Lch_Rpi Sbsius33 05/25/2026 Usd P 2.703% / R Cpi Swu0Zn009		32,425
	Citigroup	Lch_Ois Sbsius33 20/03/2024 Gbp P 1.013% / R 1Dsonia Swu01D1U1		35,346
	Citigroup	Lch_Rpi Sbsius33 05/13/2026 Usd P 2.768% / R Cpi Swu0Eq088		41,245
	Citigroup	Lch_Ois Sbsius33 21/09/2032 Gbp P 0.75% / R 1Dsonia Swu01Cd30		44,973
	Citigroup	Lch_Rpi Sbsius33 15/05/2022 Eur P 0.09% / R Cptfe Swu09Nv53		62,465
	Citigroup	Lch_Rpi Sbsius33 03/05/2026 Usd P 2.419% / R Cpi Swu0En705		80,864
	Citigroup	Lch_Rpi Sbsius33 02/24/2031 Usd P 2.311% / R Cpi Swu0Ps017		89,572
	Citigroup	Ccp Due From Citigroup Global Markets Inc		108,000
	Citigroup	Lch_Rpi Sbsius33 02/26/2026 Usd P 2.314% / R Cpi Swu0En655		116,547
	Citigroup	Ccp Receivable From Citigroup Global Markets Inc/Salomon Brothers		379,000
	Credit Suisse	Lch_Ois Csfbus33 20/03/2022 Jpy P 1Dtonar / R 0 Swu01E0K2		181
	Credit Suisse	Cds Ice_Sbsius 12-20-2023 Swpc0Hj26		1,385
	Credit Suisse	Lch_Ois Csfbus33 17/03/2024 Jpy P 1Dtonar / R 0 Swu01B8C8		2,620
	Credit Suisse	Cme_Ois Csfbus33 12/07/2024 Usd P 1Dsofr / R 1.4% Swu01E9Q0		12,954
	Credit Suisse	Lch_Ois Csfbus33 16/03/2052 Gbp P 0.75% / R 1Dsonia Swu01B1V3		15,188
	Credit Suisse	Ice_Cdx Csfbus33 12/20/2026 Sell Cdx.Na.Ig.37 Swpc0Kbz4		53,755
	Credit Suisse	Ccp Due To/From Credit Suisse		144,000
	Credit Suisse	Ccp Receivable From Csfb New York		172,000
	Credit Suisse	Ccp Receivable From Ucredit Suisse Securities		438,000
	Credit Suisse	Ice_Cdx Csfbus33 20/12/2026 Sell Itraxx Europe Crossove Swpc0Kbw1		593,174
	Deutsche Bank	Put Swo Usd Deutgb2L P 2.236% / R 3Mlibor 317U877Z5 11/17/2023		28,518
	Goldman Sachs	Ice_Cds Goldus33 12/20/2024 Sell Boeing Co 8.75% 08/15/ Swpc0Iy50		640
	Goldman Sachs	Ice_Cds Goldus33 12/20/2022 Sell Bank Of America Corp F Swpc0Kkb7		1,417
	Goldman Sachs	Ice_Cds Goldus33 12/20/2022 Sell Jpmorgan Chase & Co 3. Swpc0Kka9		1,456
	Goldman Sachs	Ice_Cds Goldus33 12/20/2024 Sell General Electric Co 2. Swpc0Iit6		1,774
	Goldman Sachs	Ice_Cds Goldus33 12/20/2022 Sell Citigroup Inc 2.876% 0 Swpc0Kkc5		2,081

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	Goldman Sachs	Cds Ice_Goldus 06-20-2023 Swpc0Gqg9		2,162
	Goldman Sachs	Ice_Cds Goldus33 12/20/2026 Sell General Electric Co 2. Swpc0Kbe1		3,137
	Goldman Sachs	Cds / Sts Gsilgb2X 10-17-2057 Swpc0Atk0		3,423
	Goldman Sachs	Ice_Cdx Goldus33 12/20/2025 Sell Cdx.Na.Ig.35 Swpc0Jj30		7,168
	Goldman Sachs	Ice_Cdx Goldus33 06/20/2026 Sell Cdx.Na.Ig.36 Swpc0Jz99		34,199
	Goldman Sachs	Ice_Cdx Goldus33 12/20/2026 Sell Cdx.Na.Ig.37 Swpc0Kbz4		703,699
	Goldman Sachs	Ccp Otc Derivative Cash Collateral Receivable From Goldma		95,000
	Goldman Sachs	Ccp Due Receivable From Gsc		1,118,000
	HSBC	P-Note 31/10/2022		5,242,509
	JP Morgan Chase	Eis Chasus33 03/16/2022 Usd 1Ousso/Msci Daily Tr N Aqr13433916		1,799
	JP Morgan Chase	Eis Chasus33 16/03/2022 Eur 1Destr/Msci Italy Net Aqr13433934		28,439
	JP Morgan Chase	Otc Derivative Cash Collateral Receivable From Jp Morgan Chase Bank Na		2,332,652
	Merrill Lynch	Otc Derivative Cash Coll Receivable Frommerrill Lynch Intl		12,360,213
	Nomura Global Financial Products Inc	Put Swo Usd Ngfpus33 P 2.285% / R 3Mlibor 317U658Z0 11/13/2023		57,419
	Standard Chartered Bank	Otc Derivative Cash Collateral Receivable From Standard Chartered		90,000
	Not Applicable	Cash collateral due from broker – New Zealand Dollar		4,854
	Not Applicable	Cash collateral due from broker – New Zealand Dollar		36,438
	Not Applicable	Cash collateral due from broker – Japanese Yen		112,050
	Not Applicable	Cash collateral due from broker – United States Dollar		140,227
	Not Applicable	Cash collateral due from broker – Euro		151,727
	Not Applicable	Cash collateral due from broker – British pound sterling		903,676
	JP Morgan Chase	FX DEAL TRANSACTED ON 01 DEC, 2021 AUD USD EX.RATE 1.397447		66,471
	Citibank	FX DEAL TRANSACTED ON 01 DEC, 2021 AUD USD EX.RATE 1.397448		66,476
	BNP Paribas Paris	FX DEAL TRANSACTED ON 01 DEC, 2021 AUD USD EX.RATE 1.397617		20,854
	JP Morgan Chase	FX DEAL TRANSACTED ON 01 DEC, 2021 CHF USD EX.RATE 0.917538		1,046
	Citibank	FX DEAL TRANSACTED ON 01 DEC, 2021 CHF USD EX.RATE 0.917539		1,046
	JP Morgan Chase	FX DEAL TRANSACTED ON 02 DEC, 2021 AUD USD EX.RATE 1.407851		96,773
	Citibank	FX DEAL TRANSACTED ON 02 DEC, 2021 AUD USD EX.RATE 1.407852		96,778
	JP Morgan Chase	FX DEAL TRANSACTED ON 02 DEC, 2021 SGD USD EX.RATE 1.365496		279
	Citibank	FX DEAL TRANSACTED ON 02 DEC, 2021 SGD USD EX.RATE 1.365498		279
	BNP Paribas Paris	FX DEAL TRANSACTED ON 03 DEC, 2021 BRL USD EX.RATE 5.677460		13,932
	Deutsche Bank	FX DEAL TRANSACTED ON 03 DEC, 2021 CNH USD EX.RATE 6.396080		961
	JP Morgan Chase	FX DEAL TRANSACTED ON 03 DEC, 2021 EUR USD EX.RATE 0.883304		115
	Citibank	FX DEAL TRANSACTED ON 03 DEC, 2021 EUR USD EX.RATE 0.883305		115
	JP Morgan Chase	FX DEAL TRANSACTED ON 03 DEC, 2021 SEK USD EX.RATE 9.099755		14,842
	Citibank	FX DEAL TRANSACTED ON 03 DEC, 2021 SEK USD EX.RATE 9.099766		14,845
	Citibank	FX DEAL TRANSACTED ON 05 NOV, 2021 USD DKK EX.RATE 0.155745		970
	Citibank	FX DEAL TRANSACTED ON 05 OCT, 2021 USD DKK EX.RATE 0.156582		983
	JP Morgan Chase	FX DEAL TRANSACTED ON 06 DEC, 2021 EUR USD EX.RATE 0.883460		222
	Citibank	FX DEAL TRANSACTED ON 06 DEC, 2021 EUR USD EX.RATE 0.883461		222
	JP Morgan Chase	FX DEAL TRANSACTED ON 06 DEC, 2021 GBP USD EX.RATE 0.754258		663
	Citibank	FX DEAL TRANSACTED ON 06 DEC, 2021 GBP USD EX.RATE 0.754259		663
	JP Morgan Chase	FX DEAL TRANSACTED ON 06 DEC, 2021 ILS USD EX.RATE 3.150820		1,689
	Citibank	FX DEAL TRANSACTED ON 06 DEC, 2021 ILS USD EX.RATE 3.150824		1,689
	Citibank	FX DEAL TRANSACTED ON 06 DEC, 2021 MXN USD EX.RATE 21.700800		9,819

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	JP Morgan Chase	FX DEAL TRANSACTED ON 06 DEC, 2021 SGD USD EX.RATE 1.370381		2,374
	Citibank	FX DEAL TRANSACTED ON 06 DEC, 2021 SGD USD EX.RATE 1.370382		2,374
	Citibank	FX DEAL TRANSACTED ON 06 OCT, 2021 USD DKK EX.RATE 0.155612		10,235
	Citibank	FX DEAL TRANSACTED ON 08 NOV, 2021 USD DKK EX.RATE 0.156008		3,223
	Citibank	FX DEAL TRANSACTED ON 08 OCT, 2021 USD DKK EX.RATE 0.156036		3,043
	JP Morgan Chase	FX DEAL TRANSACTED ON 09 DEC, 2021 DKK USD EX.RATE 6.555421		66
	Citibank	FX DEAL TRANSACTED ON 09 DEC, 2021 DKK USD EX.RATE 6.555429		66
	JP Morgan Chase	FX DEAL TRANSACTED ON 09 DEC, 2021 SGD USD EX.RATE 1.362680		244
	Citibank	FX DEAL TRANSACTED ON 09 DEC, 2021 SGD USD EX.RATE 1.362682		244
	HSBC	FX DEAL TRANSACTED ON 09 NOV, 2021 USD DKK EX.RATE 0.156395		1,217
	JP Morgan Chase	FX DEAL TRANSACTED ON 10 DEC, 2021 DKK USD EX.RATE 6.565506		404
	Citibank	FX DEAL TRANSACTED ON 10 DEC, 2021 DKK USD EX.RATE 6.565515		404
	JP Morgan Chase	FX DEAL TRANSACTED ON 10 DEC, 2021 GBP USD EX.RATE 0.755889		11,777
	Citibank	FX DEAL TRANSACTED ON 10 DEC, 2021 GBP USD EX.RATE 0.755890		11,777
	JP Morgan Chase	FX DEAL TRANSACTED ON 10 DEC, 2021 HKD USD EX.RATE 7.797681		1
	Citibank	FX DEAL TRANSACTED ON 10 DEC, 2021 HKD USD EX.RATE 7.797714		1
	JP Morgan Chase	FX DEAL TRANSACTED ON 10 DEC, 2021 HKD USD EX.RATE 7.799438		88
	Citibank	FX DEAL TRANSACTED ON 10 DEC, 2021 HKD USD EX.RATE 7.799447		88
	JP Morgan Chase	FX DEAL TRANSACTED ON 10 DEC, 2021 NOK USD EX.RATE 9.001486		51
	JP Morgan Chase	FX DEAL TRANSACTED ON 10 DEC, 2021 NOK USD EX.RATE 9.001486		51
	Citibank	FX DEAL TRANSACTED ON 10 DEC, 2021 SGD USD EX.RATE 1.366168		33
	Citibank	FX DEAL TRANSACTED ON 10 DEC, 2021 SGD USD EX.RATE 1.366168		33
	Citibank	FX DEAL TRANSACTED ON 11 NOV, 2021 USD DKK EX.RATE 0.154616		2,733
	BNP Paribas Paris	FX DEAL TRANSACTED ON 12 NOV, 2021 USD DKK EX.RATE 0.154372		1,574
	Citibank	FX DEAL TRANSACTED ON 12 OCT, 2021 USD DKK EX.RATE 0.155927		2,680
	JP Morgan Chase	FX DEAL TRANSACTED ON 13 DEC, 2021 CHF USD EX.RATE 0.920186		32
	JP Morgan Chase	FX DEAL TRANSACTED ON 13 DEC, 2021 CHF USD EX.RATE 0.920186		32
	JP Morgan Chase	FX DEAL TRANSACTED ON 13 DEC, 2021 EUR USD EX.RATE 0.884337		48
	Citibank	FX DEAL TRANSACTED ON 13 DEC, 2021 EUR USD EX.RATE 0.884338		48
	JP Morgan Chase	FX DEAL TRANSACTED ON 13 DEC, 2021 GBP USD EX.RATE 0.754789		3,002
	Citibank	FX DEAL TRANSACTED ON 13 DEC, 2021 GBP USD EX.RATE 0.754790		3,002
	JP Morgan Chase	FX DEAL TRANSACTED ON 13 DEC, 2021 HKD USD EX.RATE 7.798488		13
	Citibank	FX DEAL TRANSACTED ON 13 DEC, 2021 HKD USD EX.RATE 7.798497		13
	JP Morgan Chase	FX DEAL TRANSACTED ON 13 DEC, 2021 USD ILS EX.RATE 0.322973		61
	Citibank	FX DEAL TRANSACTED ON 13 DEC, 2021 USD ILS EX.RATE 0.322974		61
	HSBC	FX DEAL TRANSACTED ON 13 OCT, 2021 USD DKK EX.RATE 0.155936		2,662
	HSBC	FX DEAL TRANSACTED ON 14 DEC, 2021 AUD USD EX.RATE 1.402780		22,600
	JP Morgan Chase	FX DEAL TRANSACTED ON 14 DEC, 2021 BRL USD EX.RATE 5.695999		8,340
	Citibank	FX DEAL TRANSACTED ON 14 DEC, 2021 DKK USD EX.RATE 6.577424		27
	Citibank	FX DEAL TRANSACTED ON 14 DEC, 2021 DKK USD EX.RATE 6.577424		27
	JP Morgan Chase	FX DEAL TRANSACTED ON 14 DEC, 2021 GBP USD EX.RATE 0.756422		4,321
	Citibank	FX DEAL TRANSACTED ON 14 DEC, 2021 GBP USD EX.RATE 0.756423		4,321
	Citibank	FX DEAL TRANSACTED ON 14 DEC, 2021 NOK USD EX.RATE 9.063418		30,525
	Citibank	FX DEAL TRANSACTED ON 14 DEC, 2021 USD ILS EX.RATE 0.322104		14
	JP Morgan Chase	FX DEAL TRANSACTED ON 14 DEC, 2021 USD ILS EX.RATE 0.322104		14

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	HSBC	FX DEAL TRANSACTED ON 14 OCT, 2021 USD DKK EX.RATE 0.156767		1,734
	JP Morgan Chase	FX DEAL TRANSACTED ON 15 DEC, 2021 DKK USD EX.RATE 6.581611		85
	Citibank	FX DEAL TRANSACTED ON 15 DEC, 2021 DKK USD EX.RATE 6.581624		85
	JP Morgan Chase	FX DEAL TRANSACTED ON 15 DEC, 2021 GBP USD EX.RATE 0.753675		612
	Citibank	FX DEAL TRANSACTED ON 15 DEC, 2021 GBP USD EX.RATE 0.753676		612
	Citibank	FX DEAL TRANSACTED ON 15 DEC, 2021 NOK USD EX.RATE 9.096579		58
	Citibank	FX DEAL TRANSACTED ON 15 DEC, 2021 NOK USD EX.RATE 9.096579		58
	Goldman Sachs	FX DEAL TRANSACTED ON 15 NOV, 2021 USD CAD EX.RATE 0.798473		3,603
	HSBC	FX DEAL TRANSACTED ON 15 NOV, 2021 USD EUR EX.RATE 1.147805		13,652
	HSBC	FX DEAL TRANSACTED ON 15 NOV, 2021 USD JPY EX.RATE 0.008792		1,467
	BNP Paribas Paris	FX DEAL TRANSACTED ON 15 OCT, 2021 USD DKK EX.RATE 0.156581		1,000
	Credit Suisse	FX DEAL TRANSACTED ON 16 DEC, 2021 BRL USD EX.RATE 5.689999		1,584
	JP Morgan Chase	FX DEAL TRANSACTED ON 17 DEC, 2021 EUR USD EX.RATE 0.882382		397
	BNP Paribas Paris	FX DEAL TRANSACTED ON 17 DEC, 2021 MXN USD EX.RATE 20.730499		7,494
	JP Morgan Chase	FX DEAL TRANSACTED ON 17 DEC, 2021 NOK USD EX.RATE 9.000552		30
	JP Morgan Chase	FX DEAL TRANSACTED ON 17 DEC, 2021 NOK USD EX.RATE 9.000552		30
	Citibank	FX DEAL TRANSACTED ON 18 OCT, 2021 USD DKK EX.RATE 0.156406		2,844
	JP Morgan Chase	FX DEAL TRANSACTED ON 19 NOV, 2021 CHF USD EX.RATE 0.923990		796
	Citibank	FX DEAL TRANSACTED ON 19 NOV, 2021 CHF USD EX.RATE 0.923992		796
	JP Morgan Chase	FX DEAL TRANSACTED ON 19 NOV, 2021 DKK USD EX.RATE 6.559601		48
	Citibank	FX DEAL TRANSACTED ON 19 NOV, 2021 DKK USD EX.RATE 6.559613		48
	JP Morgan Chase	FX DEAL TRANSACTED ON 19 NOV, 2021 EUR USD EX.RATE 0.883200		112
	Citibank	FX DEAL TRANSACTED ON 19 NOV, 2021 EUR USD EX.RATE 0.883201		112
	Citibank	FX DEAL TRANSACTED ON 19 NOV, 2021 GBP USD EX.RATE 0.744959		455
	JP Morgan Chase	FX DEAL TRANSACTED ON 19 NOV, 2021 GBP USD EX.RATE 0.744959		455
	JP Morgan Chase	FX DEAL TRANSACTED ON 19 NOV, 2021 NOK USD EX.RATE 8.933612		14,455
	Citibank	FX DEAL TRANSACTED ON 19 NOV, 2021 NOK USD EX.RATE 8.933623		14,456
	JP Morgan Chase	FX DEAL TRANSACTED ON 19 NOV, 2021 SGD USD EX.RATE 1.358296		5,420
	Citibank	FX DEAL TRANSACTED ON 19 NOV, 2021 SGD USD EX.RATE 1.358297		5,421
	Citibank	FX DEAL TRANSACTED ON 19 NOV, 2021 USD HKD EX.RATE 0.128391		139
	JP Morgan Chase	FX DEAL TRANSACTED ON 19 NOV, 2021 USD HKD EX.RATE 0.128391		139
	Citibank	FX DEAL TRANSACTED ON 20 APR, 2021 USD PEN EX.RATE 0.271503		22,106
	JP Morgan Chase	FX DEAL TRANSACTED ON 20 AUG, 2021 USD BRL EX.RATE 0.176966		39,930
	JP Morgan Chase	FX DEAL TRANSACTED ON 20 DEC, 2021 HKD USD EX.RATE 7.801956		18
	Citibank	FX DEAL TRANSACTED ON 20 DEC, 2021 HKD USD EX.RATE 7.801963		18
	JP Morgan Chase	FX DEAL TRANSACTED ON 20 DEC, 2021 ILS USD EX.RATE 3.137169		20
	JP Morgan Chase	FX DEAL TRANSACTED ON 20 DEC, 2021 ILS USD EX.RATE 3.137169		20
	BNP Paribas Paris	FX DEAL TRANSACTED ON 20 OCT, 2021 USD DKK EX.RATE 0.156911		2,120
	JP Morgan Chase	FX DEAL TRANSACTED ON 21 DEC, 2021 GBP USD EX.RATE 0.756036		1,943
	Citibank	FX DEAL TRANSACTED ON 21 DEC, 2021 GBP USD EX.RATE 0.756037		1,943
	JP Morgan Chase	FX DEAL TRANSACTED ON 21 DEC, 2021 ILS USD EX.RATE 3.161089		46
	Citibank	FX DEAL TRANSACTED ON 21 DEC, 2021 ILS USD EX.RATE 3.161100		46
	JP Morgan Chase	FX DEAL TRANSACTED ON 21 OCT, 2021 USD DKK EX.RATE 0.157072		1,106
	BNP Paribas Paris	FX DEAL TRANSACTED ON 21 SEP, 2021 USD MXN EX.RATE 0.048833		457
	JP Morgan Chase	FX DEAL TRANSACTED ON 22 DEC, 2021 DKK USD EX.RATE 6.587486		126

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	Citibank	FX DEAL TRANSACTED ON 22 DEC, 2021 DKK USD EX.RATE 6.587495		126
	BNP Paribas Paris	FX DEAL TRANSACTED ON 22 DEC, 2021 EUR USD EX.RATE 0.884126		755
	JP Morgan Chase	FX DEAL TRANSACTED ON 22 DEC, 2021 SGD USD EX.RATE 1.365389		191
	Citibank	FX DEAL TRANSACTED ON 22 DEC, 2021 SGD USD EX.RATE 1.365390		191
	JP Morgan Chase	FX DEAL TRANSACTED ON 22 NOV, 2021 CHF USD EX.RATE 0.925002		554
	Citibank	FX DEAL TRANSACTED ON 22 NOV, 2021 CHF USD EX.RATE 0.925003		554
	JP Morgan Chase	FX DEAL TRANSACTED ON 22 NOV, 2021 GBP USD EX.RATE 0.744320		993
	Citibank	FX DEAL TRANSACTED ON 22 NOV, 2021 GBP USD EX.RATE 0.744321		993
	Citibank	FX DEAL TRANSACTED ON 22 NOV, 2021 USD HKD EX.RATE 0.128374		7
	JP Morgan Chase	FX DEAL TRANSACTED ON 22 NOV, 2021 USD HKD EX.RATE 0.128374		7
	JP Morgan Chase	FX DEAL TRANSACTED ON 22 NOV, 2021 USD ILS EX.RATE 0.324372		211
	Citibank	FX DEAL TRANSACTED ON 22 NOV, 2021 USD ILS EX.RATE 0.324373		211
	JP Morgan Chase	FX DEAL TRANSACTED ON 22 NOV, 2021 USD ILS EX.RATE 0.324431		43
	Citibank	FX DEAL TRANSACTED ON 22 NOV, 2021 USD ILS EX.RATE 0.324432		43
	JP Morgan Chase	FX DEAL TRANSACTED ON 23 DEC, 2021 ILS USD EX.RATE 3.147933		336
	Citibank	FX DEAL TRANSACTED ON 23 DEC, 2021 ILS USD EX.RATE 3.147937		336
	JP Morgan Chase	FX DEAL TRANSACTED ON 23 DEC, 2021 NOK USD EX.RATE 8.862167		6,131
	Citibank	FX DEAL TRANSACTED ON 23 DEC, 2021 NOK USD EX.RATE 8.862178		6,133
	JP Morgan Chase	FX DEAL TRANSACTED ON 23 DEC, 2021 SGD USD EX.RATE 1.361259		69
	JP Morgan Chase	FX DEAL TRANSACTED ON 23 DEC, 2021 SGD USD EX.RATE 1.361259		69
	JP Morgan Chase	FX DEAL TRANSACTED ON 23 NOV, 2021 AUD USD EX.RATE 1.382314		21,582
	Citibank	FX DEAL TRANSACTED ON 23 NOV, 2021 AUD USD EX.RATE 1.382315		21,588
	JP Morgan Chase	FX DEAL TRANSACTED ON 23 NOV, 2021 CHF USD EX.RATE 0.927582		1,139
	Citibank	FX DEAL TRANSACTED ON 23 NOV, 2021 CHF USD EX.RATE 0.927584		1,139
	JP Morgan Chase	FX DEAL TRANSACTED ON 23 NOV, 2021 EUR USD EX.RATE 0.885133		282
	Citibank	FX DEAL TRANSACTED ON 23 NOV, 2021 EUR USD EX.RATE 0.885134		282
	JP Morgan Chase	FX DEAL TRANSACTED ON 23 NOV, 2021 GBP USD EX.RATE 0.747065		595
	Citibank	FX DEAL TRANSACTED ON 23 NOV, 2021 GBP USD EX.RATE 0.747066		595
	JP Morgan Chase	FX DEAL TRANSACTED ON 23 NOV, 2021 USD HKD EX.RATE 0.128365		16
	Citibank	FX DEAL TRANSACTED ON 23 NOV, 2021 USD HKD EX.RATE 0.128366		17
	JP Morgan Chase	FX DEAL TRANSACTED ON 23 NOV, 2021 USD ILS EX.RATE 0.322805		19
	Citibank	FX DEAL TRANSACTED ON 23 NOV, 2021 USD ILS EX.RATE 0.322806		19
	JP Morgan Chase	FX DEAL TRANSACTED ON 23 NOV, 2021 USD ILS EX.RATE 0.322823		21
	Citibank	FX DEAL TRANSACTED ON 23 NOV, 2021 USD ILS EX.RATE 0.322824		21
	Banco Santander S.A.	FX DEAL TRANSACTED ON 24 AUG, 2021 USD BRL EX.RATE 0.175143		2,222
	Banco Santander S.A.	FX DEAL TRANSACTED ON 24 AUG, 2021 USD BRL EX.RATE 0.175731		6,039
	JP Morgan Chase	FX DEAL TRANSACTED ON 24 NOV, 2021 CHF USD EX.RATE 0.930994		2,582
	Citibank	FX DEAL TRANSACTED ON 24 NOV, 2021 CHF USD EX.RATE 0.930995		2,582
	JP Morgan Chase	FX DEAL TRANSACTED ON 24 NOV, 2021 DKK USD EX.RATE 6.593149		323
	Citibank	FX DEAL TRANSACTED ON 24 NOV, 2021 DKK USD EX.RATE 6.593157		323
	JP Morgan Chase	FX DEAL TRANSACTED ON 24 NOV, 2021 EUR USD EX.RATE 0.886223		178
	Citibank	FX DEAL TRANSACTED ON 24 NOV, 2021 EUR USD EX.RATE 0.886224		178
	JP Morgan Chase	FX DEAL TRANSACTED ON 26 NOV, 2021 EUR USD EX.RATE 0.886856		192
	Citibank	FX DEAL TRANSACTED ON 26 NOV, 2021 EUR USD EX.RATE 0.886857		192
	Citibank	FX DEAL TRANSACTED ON 27 SEP, 2021 USD DKK EX.RATE 0.157952		19,758

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	JP Morgan Chase	FX DEAL TRANSACTED ON 28 DEC, 2021 DKK USD EX.RATE 6.569282		782
	Citibank	FX DEAL TRANSACTED ON 28 DEC, 2021 DKK USD EX.RATE 6.569291		782
	HSBC	FX DEAL TRANSACTED ON 28 DEC, 2021 EUR USD EX.RATE 0.882270		1,342
	BNP Paribas Paris	FX DEAL TRANSACTED ON 28 DEC, 2021 EUR USD EX.RATE 0.883055		1,650
	JP Morgan Chase	FX DEAL TRANSACTED ON 28 DEC, 2021 EUR USD EX.RATE 0.883256		3,673
	Citibank	FX DEAL TRANSACTED ON 28 DEC, 2021 EUR USD EX.RATE 0.883257		3,674
	HSBC	FX DEAL TRANSACTED ON 28 DEC, 2021 GBP USD EX.RATE 0.743141		1,892
	JP Morgan Chase	FX DEAL TRANSACTED ON 28 DEC, 2021 HKD USD EX.RATE 7.798593		14
	Citibank	FX DEAL TRANSACTED ON 28 DEC, 2021 HKD USD EX.RATE 7.798603		14
	JP Morgan Chase	FX DEAL TRANSACTED ON 28 DEC, 2021 ILS USD EX.RATE 3.112345		16
	Citibank	FX DEAL TRANSACTED ON 28 DEC, 2021 ILS USD EX.RATE 3.112349		16
	JP Morgan Chase	FX DEAL TRANSACTED ON 28 DEC, 2021 SEK USD EX.RATE 9.061752		124
	Citibank	FX DEAL TRANSACTED ON 28 DEC, 2021 SEK USD EX.RATE 9.061763		124
	JP Morgan Chase	FX DEAL TRANSACTED ON 29 DEC, 2021 DKK USD EX.RATE 6.540578		1
	JP Morgan Chase	FX DEAL TRANSACTED ON 29 DEC, 2021 DKK USD EX.RATE 6.540578		1
	Citibank	FX DEAL TRANSACTED ON 29 DEC, 2021 EUR USD EX.RATE 0.879739		3
	Citibank	FX DEAL TRANSACTED ON 29 DEC, 2021 EUR USD EX.RATE 0.879739		3
	JP Morgan Chase	FX DEAL TRANSACTED ON 29 DEC, 2021 HKD USD EX.RATE 7.797945		8
	Citibank	FX DEAL TRANSACTED ON 29 DEC, 2021 HKD USD EX.RATE 7.797954		8
	JP Morgan Chase	FX DEAL TRANSACTED ON 29 DEC, 2021 SEK USD EX.RATE 9.087204		4,861
	Citibank	FX DEAL TRANSACTED ON 29 DEC, 2021 SEK USD EX.RATE 9.087215		4,863
	JP Morgan Chase	FX DEAL TRANSACTED ON 29 DEC, 2021 SGD USD EX.RATE 1.354747		55
	Citibank	FX DEAL TRANSACTED ON 29 DEC, 2021 SGD USD EX.RATE 1.354748		55
	JP Morgan Chase	FX DEAL TRANSACTED ON 29 DEC, 2021 USD JPY EX.RATE 0.008703		153
	JP Morgan Chase	FX DEAL TRANSACTED ON 29 NOV, 2021 CHF USD EX.RATE 0.921666		350
	Citibank	FX DEAL TRANSACTED ON 29 NOV, 2021 CHF USD EX.RATE 0.921667		350
	JP Morgan Chase	FX DEAL TRANSACTED ON 29 NOV, 2021 CHF USD EX.RATE 0.922497		1,422
	Citibank	FX DEAL TRANSACTED ON 29 NOV, 2021 CHF USD EX.RATE 0.922498		1,422
	JP Morgan Chase	FX DEAL TRANSACTED ON 29 NOV, 2021 DKK USD EX.RATE 6.580831		194
	Citibank	FX DEAL TRANSACTED ON 29 NOV, 2021 DKK USD EX.RATE 6.580839		194
	JP Morgan Chase	FX DEAL TRANSACTED ON 29 NOV, 2021 DKK USD EX.RATE 6.582179		695
	Citibank	FX DEAL TRANSACTED ON 29 NOV, 2021 DKK USD EX.RATE 6.582188		695
	JP Morgan Chase	FX DEAL TRANSACTED ON 29 NOV, 2021 EUR USD EX.RATE 0.885003		8,313
	Citibank	FX DEAL TRANSACTED ON 29 NOV, 2021 EUR USD EX.RATE 0.885004		8,314
	JP Morgan Chase	FX DEAL TRANSACTED ON 29 NOV, 2021 GBP USD EX.RATE 0.749571		7,571
	Citibank	FX DEAL TRANSACTED ON 29 NOV, 2021 GBP USD EX.RATE 0.749572		7,572
	JP Morgan Chase	FX DEAL TRANSACTED ON 29 NOV, 2021 HKD USD EX.RATE 7.799056		28
	Citibank	FX DEAL TRANSACTED ON 29 NOV, 2021 HKD USD EX.RATE 7.799067		28
	Citibank	FX DEAL TRANSACTED ON 29 NOV, 2021 USD JPY EX.RATE 0.008815		5,227
	JP Morgan Chase	FX DEAL TRANSACTED ON 29 NOV, 2021 USD JPY EX.RATE 0.008815		5,227
	JP Morgan Chase	FX DEAL TRANSACTED ON 30 DEC, 2021 EUR USD EX.RATE 0.884239		8,946
	Citibank	FX DEAL TRANSACTED ON 30 DEC, 2021 EUR USD EX.RATE 0.884240		8,948
	BNP Paribas Paris	FX DEAL TRANSACTED ON 30 DEC, 2021 GBP USD EX.RATE 0.741886		765
	Citibank	FX DEAL TRANSACTED ON 30 DEC, 2021 USD JPY EX.RATE 0.008698		250
	JP Morgan Chase	FX DEAL TRANSACTED ON 30 DEC, 2021 USD JPY EX.RATE 0.008698		250

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	Citibank	FX DEAL TRANSACTED ON 30 NOV, 2021 DKK USD EX.RATE 6.577525		8
	Citibank	FX DEAL TRANSACTED ON 30 NOV, 2021 DKK USD EX.RATE 6.577525		8
	JP Morgan Chase	FX DEAL TRANSACTED ON 30 NOV, 2021 NOK USD EX.RATE 9.053412		30,760
	Citibank	FX DEAL TRANSACTED ON 30 NOV, 2021 NOK USD EX.RATE 9.053424		30,761
	JP Morgan Chase	FX DEAL TRANSACTED ON 30 NOV, 2021 SGD USD EX.RATE 1.369041		11,376
	Citibank	FX DEAL TRANSACTED ON 30 NOV, 2021 SGD USD EX.RATE 1.369042		11,377
	Citibank	FX DEAL TRANSACTED ON 30 NOV, 2021 USD DKK EX.RATE 0.153265		7
	JP Morgan Chase	FX DEAL TRANSACTED ON 30 NOV, 2021 USD DKK EX.RATE 0.153265		7
	JP Morgan Chase	FX DEAL TRANSACTED ON 30 NOV, 2021 USD DKK EX.RATE 0.153286		233
	JP Morgan Chase	FX DEAL TRANSACTED ON 30 NOV, 2021 USD EUR EX.RATE 1.139996		37
	Citibank	FX DEAL TRANSACTED ON 30 NOV, 2021 USD EUR EX.RATE 1.139997		37
	HSBC	FX DEAL TRANSACTED ON 30 SEP, 2021 USD DKK EX.RATE 0.156217		105,866
	Banco Santander S.A. New York	FX DEAL TRANSACTED ON 31 DEC, 2021 BRL USD EX.RATE 5.580499		1,250
	JP Morgan Chase	FX DEAL TRANSACTED ON 31 DEC, 2021 BRL USD EX.RATE 5.580499		135
*	State Street	FX DEAL TRANSACTED ON 31 DEC, 2021 BRL USD EX.RATE 5.580500		141
	Standard Chartered Bank	FX DEAL TRANSACTED ON 31 DEC, 2021 EUR USD EX.RATE 0.879352		2
	Credit Suisse	FX DEAL TRANSACTED ON 31 DEC, 2021 USD EUR EX.RATE 1.137210		3
		Derivative investments total		35,747,378
	Repurchase agreements
*	PIMCO	Agreement to repurchase W/Bnp Parib .05% From 12-31-2021 To 01-03-2022		66,000,000
*	PIMCO	Agreement to repurchase W/Bank Of N Var From 12-31-2021 To 01-03-2022		70,000,000
*	PIMCO	Agreement to repurchase W/Bofa Secu .05% From 12-31-2021 To 01-03-2022		70,000,000
*	PIMCO	Agreement to repurchase W/Goldman, .05% From 12-31-2021 To 01-03-2022		70,000,000
*	PIMCO	Agreement to repurchase W/Mizuho Se .05% From 12-31-2021 To 01-03-2022		70,000,000
*	PIMCO	Agreement to repurchase W/Natixis C .05% From 12-31-2021 To 01-03-2022		70,000,000
*	PIMCO	Agreement to repurchase W/Td Securi .05% From 12-31-2021 To 01-03-2022		70,000,000
		Repurchase agreements total		486,000,000
	Collective Trust Fund
*	AQR	Aqr Emerging Equities Collective Investment Fund - Class D 30,554,708 Shares		376,062,310
*	Blackrock	Blackrock Emerging Markets Index Nl Fund F 4,820,678 Shares		134,817,016
*	Blackrock	Blackrock Equity Non Lending Class F 2,8157,265 Shares		2,324,097,870
*	Blackrock	Blackrock Midcap Equity Index (S&P Midcap 400) Nl Cl F 8,711,413 Shares		430,329,870
*	Blackrock	Blackrock Msci Acwi Ex Us Imi Index Nl Und Cl F 17,990,809 Shares		362,065,047
*	Blackrock	Blackrock Russell 2000 Index Nl 8,439,378 Shares		385,028,034
*	Blackrock	Blackrock Us Debt Index Non Lendablefund F 10,632,273 Shares		174,121,544
*	Eaton Vance	Eaton Vance Trust Company/Eaton Vance Investment Committee-Directed Profit Sharing and Savings Plan Fund		149,818,842
*	Northern Trust	Coltv Short Term Invt Fd		28,612,795
*	PIMCO	Pimco Short Term Floating Nav Ii 112,392 Shares		1,125,153
*	State Street	Invt Fds Tx Exmp Ssga Target Ret 2020 Non-Len Ser Fd Cl A 4,724,466 Shares		151,712,049
*	State Street	Invt Fds Tx Exmp Ssga Target Ret 2030 Non-Len Ser Fd Cl A 10,359,849 Shares		408,623,512
*	State Street	Invt Fds Tx Exmp Ssga Target Ret 2040 Non-Len Ser Fd Cl A 8,600,453 Shares		364,323,785
*	State Street	Invt Fds Tx Exmp Ssga Target Ret Inc Non-Len Ser Fd Cl A 8,640,079 Shares		195,948,349
*	State Street	Ssga Global Reit 2,347,066 Shares		63,999,788
*	State Street	Ssga Retirement 2050 Nl Fund 8,192,067 Shares		300,394,907
*	State Street	Ssga Target Retirement 2025 Nl Fund 10,886,085 Shares		342,770,157

				(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003,          Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2021

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Collective Trust Fund (continued)
*	State Street	Ssga Target Retirement 2035 Nl Fund 14,936,669 Shares		522,126,212
*	State Street	Ssga Target Retirement 2045 Nl Fund 9,694,791 Shares		356,642,280
*	State Street	Ssga Target Retirement 2055 Nl Fund 7,059,758 Shares		203,666,946
*	State Street	Ssga Target Retirement 2060 Nl Fund 5,458,705 Shares		106,919,648
*	State Street	Ssga Target Retirement 2065 1,866,379 Shares		25,670,174
*	State Street	Ssga Us Hi Yield Bd Index Nl Sf Cl A 1,995,482 Shares		43,607,275
*	Wellington	Wellington Opportunistic Emerging Markets Debt (Series 1) 5,114,798 Shares		54,830,636
		Collective Trust Fund total		7,507,314,199

	Participant-directed investments at fair value			18,692,348,026

*	Various Participants	Participant Loans (secured by account, rates ranging from		123,439,581
		4.25% to 9.5% with maturity dates ranging from 2022 to 2051)

* Party-in-interest
** Cost information is not required for Participant-directed investments and therefore is not included.
See Report of Independent Registered Public Accounting Firm

(concluded)